Exhibit 10.1

MASTER REPURCHASE AND SECURITIES CONTRACT

among

SCREDIT MORTGAGE FUNDING SUB-2, LLC,

a Delaware limited liability company,

and

SCREDIT MORTGAGE FUNDING SUB-2-T, LLC,

a Delaware limited liability company,

as Sellers

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association,

as Buyer

Dated as of

June 21, 2024

TABLE OF CONTENTS

		Page

ARTICLE 1

APPLICABILITY

Section 1.01	Applicability	1

ARTICLE 2

DEFINITIONS AND INTERPRETATION

Section 2.01	Definitions	1
Section 2.02	Rules of Interpretation	37
Section 2.03	Rates	38

ARTICLE 3

THE TRANSACTIONS

Section 3.01	Procedures	39
Section 3.02	Transfer of Purchased Assets; Servicing Rights	41
Section 3.03	Maximum Amount	42
Section 3.04	Early Repurchases; Mandatory Repurchases; Partial Prepayments	42
Section 3.05	Repurchase	43
Section 3.06	Payment of Price Differential and Fees	43
Section 3.07	Extension of the Maturity Date	44
Section 3.08	Payment, Transfer and Custody	45
Section 3.09	Repurchase Obligations Absolute	46
Section 3.10	Future Funding Transactions	46
Section 3.11	Additional Purchase Advance Transactions	47

ARTICLE 4

MARGIN MAINTENANCE

Section 4.01	Margin Deficit	48

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ARTICLE 12

BENCHMARK REPLACEMENT; INCREASED COSTS; CAPITAL ADEQUACY

Section 12.01	Benchmark Replacement; Market Disruption	75
Section 12.02	Illegality	76
Section 12.03	Breakfunding	76
Section 12.04	Increased Costs	76
Section 12.05	Capital Adequacy	76
Section 12.06	Taxes	76
Section 12.07	Payment and Survival of Obligations	79

ARTICLE 13

INDEMNITY AND EXPENSES
Section 13.01	Indemnity	80
Section 13.02	Expenses	82

ARTICLE 14

INTENT

Section 14.01	Safe Harbor Treatment	82
Section 14.02	Liquidation	83
Section 14.03	Qualified Financial Contract	83
Section 14.04	Netting Contract	83
Section 14.05	Master Netting Agreement	83

ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

ARTICLE 16

NO RELIANCE

ARTICLE 17

SERVICING

Section 17.01	Servicing Rights	85
Section 17.02	Accounts Related to Purchased Assets	85
Section 17.03	Servicing Reports	85
Section 17.04	Servicing Agreement Accounts	85

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MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of June 21, 2024 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), is made by and among SCREDIT MORTGAGE FUNDING SUB-2, LLC (“Seller 1”), a Delaware limited liability company, SCREDIT MORTGAGE FUNDING SUB-2-T, LLC, a Delaware limited liability company (“Seller 2”, and together with Seller 1 and any other Person added hereto by joinder, individually and collectively as the context may require, “Seller”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”).

Seller and Buyer (each a “Party”) hereby agree as follows:

ARTICLE 1

APPLICABILITY

Section 1.01 Applicability. Subject to the terms and conditions of the Repurchase Documents, from time to time during the Funding Period and at the request of Seller, the Parties may enter into transactions in which Seller agrees to sell, transfer and assign to Buyer certain Assets and all related rights in, and interests related to, such Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Assets, with a simultaneous agreement by Buyer to transfer such Assets to Seller for subsequent repurchase on the related Repurchase Date, which date shall not be later than the Maturity Date, against the transfer of funds by Seller representing the Repurchase Price for such Assets.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

Section 2.01 Definitions.

“Accelerated Repurchase Date”: Defined in Section 10.02.

“Actual Knowledge”: With respect to any Person, the actual knowledge of such Person without further inquiry or investigation; provided, that for the avoidance of doubt, with respect to Seller, Pledgor and Guarantor, such actual knowledge shall include, collectively, the actual knowledge of all such Persons and their respective (i) officers and directors and (ii) (A) with respect to any representations, warranties, covenants, certifications or statements relating to any Purchased Assets, employees and agents of such Persons with responsibility in connection with the origination, acquisition, servicing and/or management of the Purchased Assets and (B) otherwise, in all other cases, employees and agents of such Persons with responsibility in connection with Seller, Pledgor, Guarantor or with respect to the Repurchase Documents.

“Additional Purchase Advance”: Defined in Section 3.11(a).

“Additional Purchase Advance Available Amount”: With respect to any proposed Additional Purchase Advance Transaction or reallocation of Additional Purchase Advance Available Amount pursuant to Section 4.01 with respect to any Purchased Asset, the excess, if any, of (a) the Maximum Advance Purchase Price for such Purchased Asset as of the date of such proposed Additional Purchase Advance Transaction or reallocation minus (b) the outstanding Purchase Price of such Purchased Asset as of such date.

“Additional Purchase Advance Transaction”: Defined in Section 3.11(a).

“Affiliate”: With respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement”: The meaning set forth in the initial paragraph hereof.

“Anti-Corruption Law”: The U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, the Canadian Corruption of Foreign Public Officials Act or any other law applicable to Seller or any of its Affiliates that prohibits the bribery of foreign officials to gain a business advantage.

“Anti-Money Laundering Laws”: The applicable laws or regulations in any jurisdiction in which Seller, Guarantor or any Affiliates of Seller or Guarantor are located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.

“Applicable Percentage”: For each Purchased Asset as of any date, the applicable percentage determined by Buyer for such Purchased Asset on the related Purchase Date and set forth in the Confirmation for such Purchased Asset, which shall be no higher than the Maximum Applicable Percentage.

“Appraisal”: An appraisal of the related Mortgaged Property conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, addressed to (either directly or pursuant to a reliance letter in favor of Buyer or reliance language in such Appraisal running to the benefit of Buyer as a successor and/or assign) and reasonably satisfactory to Buyer.

“Approved Representation Exception”: Any Representation Exception furnished by Seller to Buyer and approved in writing by Buyer prior to the related Purchase Date including any Representation Exception attached to the Confirmation for any Purchased Asset.

“Asset”: Any Whole Loan, Senior Interest or Subordinate Interest, the Mortgaged Property for which is included in the categories for Types of Mortgaged Property.

“Assignment and Acceptance”: Defined in Section 18.08(c).

“Authorized Representative”: Defined in Section 18.30.

“Bailee”: With respect to any Transaction involving a Wet Mortgage Asset, (i) a national title insurance company or Sidley Austin LLP, or (ii) any other entity approved by Buyer, which may be a title company, escrow company or attorney in accordance with local law and practice in the appropriate jurisdiction of the related Wet Mortgage Asset.

“Bailee Agreement”: As defined in the Custodial Agreement.

“Bankruptcy Code”: Title 11 of the United States Code.

“Benchmark”: With respect to any Transaction, initially, the Term SOFR Reference Rate for a tenor of one month; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate for such tenor or the then-current Benchmark in accordance with Section 12.01(a), then, for purposes of this definition, “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 12.01.

“Benchmark Replacement”: With respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Buyer as the replacement for the then-current Benchmark and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Repurchase Documents.

“Benchmark Replacement Adjustment”: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer.

“Benchmark Replacement Date”: With respect to any Benchmark, the earliest to occur of the following events with respect to such Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be non- representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) even if such Benchmark continues to be provided on such date..

“Benchmark Transition Event”: With respect to any Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative.

“Beneficial Ownership Certification”: A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by Buyer.

“Beneficial Ownership Regulation”: Means 31 C.F.R. § 1010.230.

“Blank Assignment Documents”: Defined in Section 6.02(j).

“Book Value”: For each Purchased Asset, as of any date, an amount, as certified by Seller in the related Confirmation, equal to the lesser of (a) the outstanding principal amount or par value thereof as of such date (after giving effect to any additional advances to the Underlying Obligor made by Seller pursuant to the Purchased Asset Documents on or prior to such date), and (b) the price that Seller initially paid or advanced in respect thereof plus any additional amounts advanced by Seller that were funded in connection with Seller’s future funding obligations under the related Purchased Asset Documents minus Principal Payments received by Seller and as further reduced by losses realized and write-downs taken by Seller, together with all other reductions in the unpaid balance due in connection with the related Whole Loan (including, with respect to any Senior Interest that is a participation, any reduction in the principal balance of the related Whole Loan that is allocable to such Senior Interest pursuant to the Senior Interest Documents).

“Business Day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the States of New York, Minnesota or North Carolina are authorized or obligated by law or executive order to be closed, or (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or Custodian is authorized or obligated by law or executive order to be closed.

“Buyer”: Wells Fargo Bank, National Association, in its capacity as Buyer under this Agreement and the other Repurchase Documents, together with its successors and permitted assigns.

“Buyer’s Margin Percentage”: For any Purchased Asset as of any date, the percentage equivalent of the quotient obtained by dividing (a) one (1) by (b) the Applicable Percentage used to calculate the Purchase Price on the related Purchase Date.

“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Change of Control”: The occurrence of any of the following events without the prior written approval of Buyer: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor, of 49% or more, other than Starwood Real Estate Income Holdings, L.P., a Delaware limited partnership (“Starwood Real Estate Income Holdings”), or any Affiliate of Starwood Real Estate Income Holdings; (b) any merger, reorganization or consolidation of Guarantor where the successor entity is not the Guarantor as of the date of this Agreement, (c) Investment Advisor, or an Affiliate of Investment Advisor as of the Closing Date, is no longer the investment advisor of Guarantor, (d) the sale of Investment Advisor to, or merger, consolidation or reorganization of Investment Advisor with or into, any entity that is not an Affiliate of Investment Advisor as of the Closing Date, (e) Guarantor shall cease to own and Control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of any Pledgor, (f) SCREDIT Mortgage Funding, LLC shall cease to own and Control, of record and beneficially, directly, 100% of the Capital Stock of Seller 1, or (g) SCREDIT Mortgage Funding BC, LLC shall cease to own and Control, of record and beneficially, directly, 100% of the Capital Stock of Seller 2.

“Class”: With respect to an Asset, such Asset’s classification as one of the following: Whole Loan, Senior Interest, Junior Interest, Mezzanine Loan or Mezzanine Participation Interest.

“Closing Certificate”: A true and correct certificate in the form of Exhibit C, executed by a Responsible Officer of Seller.

“Closing Date”: June 21, 2024.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collection Account”: Any collection, escrow, reserve, collateral or lock-box accounts pledged to Seller with respect to any Purchased Asset.

“Collateral”: Defined in Section 11.01.

“Companion Interest”: With respect to any pari passu participation interest or pari passu “A note” in an “A/B structure” in a performing commercial real estate loan, the other pari passu participation interest or pari passu “A note” in such performing commercial real estate loan.

“Competitor”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Compliance Certificate”: A true and correct certificate in the form of Exhibit D, executed by a Responsible Officer of Seller.

“Conforming Changes”: With respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Pricing Rate,” the definition of “Pricing Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, early repurchases, the applicability and length of lookback periods, the applicability of Section 12.03 and other technical, administrative or operational matters) that Buyer decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of any such rate exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Repurchase Documents).

“Confirmation”: For any Purchased Asset, a purchase confirmation in the form of Exhibit A, duly completed, executed and delivered by Seller and Buyer in accordance with Section 3.01, as same may be updated, amended, modified and/or restated from time to time in connection with any Additional Purchase Advance Transaction or Future Funding Transaction with respect to such Purchased Asset or otherwise.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liabilities”: With respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantee Obligations) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below in this definition), and (b) obligations, including Guarantee Obligations, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), and (ii) guarantees of non-monetary obligations that have not yet been called on or quantified, of such Person or any other Person. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Control”: With respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Controlled Account Agreement”: The Deposit Account Control Agreement with respect to the Waterfall Account, dated as of June 21, 2024, among Seller, Buyer and Deposit Account Bank, as same may subsequently be amended, modified and/or restated from time to time.

“Credit Event”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Current Mark-to-Market Value”: For any Purchased Asset as of any date, the market value for such Purchased Asset as of such date (after giving effect to any additional advances to the Underlying Obligor made by Seller pursuant to the Purchased Asset Documents on or prior to such date) as determined by Buyer by (a) reference to Buyer’s assessment of the market value of the Mortgaged Property, and (b) taking into account such other criteria (other than current interest rates and spreads) as and to the extent that Buyer deems appropriate, including, as appropriate, market conditions, credit quality, liquidity of position, subordination and delinquency status and aging. The Current Mark-to-Market Value of each Purchased Asset as of the related Purchase Date will be set forth in the Confirmation executed in connection with the related Transaction, and the Current Mark-to-Market Value of any Purchased Asset will not be adjusted by Buyer after the related Purchase Date unless a Credit Event shall have occurred and be continuing with respect to the related Purchased Asset; provided that there shall be no restrictions on Buyer’s ability to recalculate, solely for internal purposes, the Current Mark-to-Market Value of any Purchased Asset at any time.

“Custodial Agreement”: The Custodial Agreement, dated as of June 21, 2024, among Buyer, Seller and Custodian, as such agreement has been or may hereafter be amended, modified and/or restated from time to time.

“Custodian”: Computershare Trust Company, N.A., as Custodian or any successor permitted by the Custodial Agreement.

“Debt Yield”: With respect to any Purchased Asset(s) and for any relevant calendar quarter, the percentage equivalent of the quotient obtained by dividing (i) the product of (A) the underwritten net cash flow or net operating income for such period from the related Mortgaged Property or Mortgaged Properties securing the Purchased Asset(s), as determined by Buyer in its sole and absolute discretion, multiplied by (B) a fraction, (1) the numerator of which shall be 360, and (2) the denominator of which shall be the number of days in the relevant Test Period, by (ii) the then-current Purchase Price of such Purchased Asset(s) on the last day of such calendar quarter.

“Debt Yield Test”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Rate”: As of any date, the Pricing Rate in effect on such date plus 400 basis points (4.00%), determined after any Repurchase Date on the basis of periods corresponding to Pricing Periods.

“Defaulted Asset”: Any Asset, Purchased Asset (or, if the Purchased Asset is a Senior Interest or a Subordinate Interest, the related Whole Loan or the related Mezzanine Loan), as applicable, (a) that is thirty (30) or more days (or, in the case of payments due at maturity, one (1) day) delinquent in the payment of principal, interest, fees, distributions or any other amounts payable under the related Purchased Asset Documents, (b) for which there is a non–monetary default under the related Purchased Asset Documents, beyond any applicable notice or cure period, (c) as to whose Underlying Obligor (and, in the case of a Mezzanine Loan or Mezzanine Participation Interest, the Underlying Obligor with respect to the related Whole Loan), an Insolvency Event has occurred, or (d) for which Seller or Servicer has received notice of the foreclosure or proposed foreclosure of any Lien on the related Mortgaged Property; provided that with respect to any Junior Interest, Senior Interest, Mezzanine Loan or Mezzanine Participation Interest, in addition to the foregoing such Junior Interest, Senior Interest, Mezzanine Loan or Mezzanine Participation Interest will also be considered a Defaulted Asset to the extent that the underlying Whole Loan or underlying Mezzanine Loan would be considered a Defaulted Asset as described in this definition; provided, further, in each case, without regard to any waivers or modifications of, or amendments to, the related Purchased Asset Documents, other than those that (x) were disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, (y) were consented to in writing by Buyer in accordance with the terms of this Agreement (and subject to the terms of such consent, if any), or (z) occurred after the Purchase Date of the related Purchased Asset and did not constitute a Material Modification.

“Delaware LLC Act”: Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Deposit Account Bank”: Wells Fargo Bank, National Association, or any other bank requested by Seller and approved by Buyer.

“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.

“Derivatives Termination Value”: With respect to any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based on one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Buyer).

“Dividing LLC”: A Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division”: The division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division LLC”: A surviving company, if any, and each resulting company, in each case that is the result of a Division.

“Dollars” and “$”: Lawful money of the United States of America.

“Early Repurchase Date”: Defined in Section 3.04.

“Eligible Asset”: An Asset:

(a) with respect to which no Representation Breach exists;

(b) that is not a Defaulted Asset;

(c) that pays interest at a floating rate based on SOFR or a Benchmark Replacement;

(d) with respect to which there are no future funding obligations on the part of Seller, Buyer or any other Person (except to the extent such Asset has been approved as a Future Funding Asset by Buyer pursuant to Section 3.10);

(e) whose Mortgaged Property is located in the United States, whose Underlying Obligors (and, in the case of a Mezzanine Loan or Mezzanine Participation Interest, the Underlying Obligors with respect to the related Whole Loan) are domiciled in the United States, and all obligations thereunder and under the underlying Purchased Asset Documents are denominated and payable in Dollars;

(f) with respect to such Asset, none of the Underlying Obligors (and any of their respective Affiliates) related to such Asset including, in the case of a Mezzanine Loan or Mezzanine Participation Interest, the Underlying Obligors with respect to the related Whole Loan, are Sanctioned Targets;

(g) as to which, in the case of any Mezzanine Loan or Mezzanine Participation Interest, the Whole Loan or Senior Interest to which such Mezzanine Loan or Mezzanine Participation Interest relates is also a Purchased Asset; and

(h) that is secured by a perfected, first priority security interest in a commercial or multi-family property (or, in the case of a Mezzanine Loan or a Mezzanine Participation Interest, secured by first priority pledges of all of the Equity Interests of Persons that directly or indirectly own a commercial or multi-family property) for which the related Mortgaged Property is not for sale or under construction, conversion or rehabilitation; provided, that notwithstanding the failure of an Asset or Purchased Asset to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require, designate in writing any such non-conforming Asset or Purchased Asset as an Eligible Asset, which designation (1) may include a temporary or permanent asset specific waiver of one or more Eligible Asset requirements, and (2) shall not be deemed a waiver of the requirement that all other Assets and Purchased Assets must be Eligible Assets (including any Assets that are similar or identical to the Asset or Purchased Asset subject to the waiver).

“Eligible Assignee”: Any of the following Persons designated by Buyer: (a) a bank, financial institution, pension fund, insurance company or similar Person, an Affiliate of any of the foregoing, and an Affiliate of Buyer, and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not be unreasonably withheld, delayed or conditioned, and shall not be required at any time when an Event of Default exists; and, provided further that, so long as no Event of Default has occurred and is continuing, a Competitor shall not be an Eligible Assignee under clause (a) of this definition.

“Eligible Institution”: A depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Environmental Laws”: Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“Equity Interests”: With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized but unissued on any date.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of Seller’s, Pledgor’s or Guarantor’s controlled group or under common control with Seller, Pledgor or Guarantor, within the meaning of Section 414 of the Code.

“Event of Default”: Defined in Section 10.01.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection

Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Repurchase Obligations pursuant to a law in effect on the date on which Buyer (i) acquires such interest in the Repurchase Obligations or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 12.06, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 12.06(e) and (d) any withholding Taxes imposed under FATCA.

“Exit Fee”: Defined in the Fee and Pricing Letter (as amended hereby), which definition is incorporated herein by reference.

“Extension Conditions”: Defined in Section 3.07(a).

“Extension Option”: Defined in Section 3.07(a).

“Extension Structuring Fee”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Extension Terms”: Defined in Section 3.07(a).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIA”: Defined in Section 14.03.

“FDICIA”: Defined in Section 14.04.

“Fee and Pricing Letter”: The Fee and Pricing Letter, dated as of the Closing Date, between and among Buyer and Sellers, as such letter may subsequently be amended, modified and/or restated or replaced from time to time.

“First Extended Maturity Date”: If the Extension Option with respect to the First Extension Term is validly exercised by Seller pursuant to Section 3.07(a), June 21, 2027.

“First Extension Term”: Defined in Section 3.07(a).

“Fitch”: Fitch, Inc. or, if Fitch, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Floor”: The greater of (a) zero (0) and (b) such higher amount as may be specified with respect to any Transaction in the related Confirmation (or Amended and Restated Confirmation, as applicable).

“Foreign Buyer”: A Buyer that is not a U.S. Person.

“Funding Period”: The period from the Closing Date to but excluding the Initial Maturity Date or, (i) if the Initial Maturity Date is extended to the First Extended Maturity Date pursuant to Section 3.07(a) hereof, the period from the Closing Date to but excluding the First Extended Maturity Date and (ii) if the First Extended Maturity Date is extended to the Second Extended Maturity Date pursuant to Section 3.07(a) hereof, and Buyer consents in writing in its sole discretion to the extension of the Funding Period through the Second Extended Maturity Date, the period from the First Extended Maturity Date to but excluding the Second Extended Maturity Date.

“Future Funding Amount”: With respect to any Future Funding Asset for which a Future Funding Transaction has been requested by Seller pursuant to Section 3.10, the amount funded by Buyer in connection with such Future Funding Transaction subject to, and in accordance with, Section 3.10, which amount shall not exceed the product of (a) the amount that Seller is funding or has funded to the Underlying Obligor as a post-closing advance on or prior to the related Future Funding Date as required by the Purchased Asset Documents relating to such Purchased Asset (other than any such post-closing advance which was the subject of a prior Future Funding Transaction funded by Buyer prior to such Future Funding Date) and (b) the Applicable Percentage for such Purchased Asset, provided, in no event shall the aggregate amount so requested by Seller with respect to any Purchased Asset exceed the maximum amount of future funding set forth on the related Confirmation for such Purchased Asset.

“Future Funding Asset”: Any Purchased Asset which has been approved by Buyer as a Future Funding Asset as set forth in the Confirmation for such Purchased Asset.

“Future Funding Date”: With respect to any Purchased Asset for which a Future Funding Transaction has been requested by Seller, the date on which Buyer funds a Future Funding Amount with respect to such Purchased Asset pursuant to Section 3.10.

“Future Funding Request Package”: With respect to one or more Future Funding Transactions, the following: (a) the related request for advance, executed by the related Underlying Obligor, and any other documents that are required to be delivered to the related Seller pursuant to the related Purchased Asset Documents in connection with such future funding advance; (b) certification by the related Seller that all conditions precedent to the future funding advance under the related Purchased Asset Documents have been satisfied (or will be satisfied prior to the Future Funding Date) in all material respects; and (c) to the extent available and reasonably requested by Buyer, (i) updated financial statements, operating statements and rent rolls, (ii) engineering reports and updates to the engineering reports, and (iii) an updated Underwriting Package.

“Future Funding Transaction”: A Transaction consisting of the funding by Buyer of any Future Funding Amount requested by Seller, subject to, and in accordance with, the terms of Section 3.10.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority”: Any (a) national or federal government, (b) state, regional or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi-judicial, quasi-legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic, and (h) supra-national body such as the European Union or the European Central Bank.

“Ground Lease”: A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the related Asset, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease, and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantee Agreement”: The Guarantee Agreement, dated as of June 21, 2024, made by Guarantor in favor of Buyer, as such agreement has been or may hereafter be amended, modified and/or restated from time to time.

“Guarantee Obligation”: With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); and provided, further, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person in good faith.

“Guarantor”: Starwood Credit Real Estate Income Trust, a Maryland statutory trust.

“Hotel Assets”: All Purchased Assets that are directly or indirectly secured by hotels.

“Income”: With respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Asset represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Asset) without duplication: (a) all Principal Payments, (b) all Interest Payments, and (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including Principal Payments, Interest Payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds; provided, that any amounts that under the applicable Purchased Asset Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Purchased Asset Documents, (ii) the holder of the related Purchased Asset has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Purchased Asset Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Purchased Asset Documents, and provided, further, that “Income” from Junior Interests, Senior Interests and Mezzanine Participation Interests shall include, without limitation, Seller’s share of all amounts payable in respect of each such Junior Interest, Senior Interest and Mezzanine Participation Interest and the underlying Whole Loan or the underlying Mezzanine Loan pursuant to the Junior Interest Documents, Senior Interest Documents and Mezzanine Participation Documents.

“Indebtedness”: With respect to any Person and any date, all of the following with respect to such Person as of such date: (a) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise), (b) obligations, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of Preferred Equity or trust preferred securities, (c) Capital Lease Obligations, (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment), (e) Off-Balance Sheet Obligations, (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) as applicable, all obligations of such Person (but not the obligations of others) in respect of any keep well arrangements, credit enhancements, or any obligation senior to any Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any other obligation of such Person with respect to such Purchased Asset that is senior to such Purchased Asset, purchase obligation, repurchase obligation, sale/buy-back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock)), (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof, (i) all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons that such Person has guaranteed or is otherwise recourse to such Person, (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than, except with respect to any Purchased Asset, any Permitted Liens) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien, (k) all Contingent Liabilities, (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services, (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise), and (n) obligations to fund capital commitments under any Governing Document, subscription agreement or otherwise.

“Indemnified Amounts”: Defined in Section 13.01(a).

“Indemnified Person” and “Indemnified Persons”: Defined in Section 13.01(a).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Repurchase Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Appraiser”: A professional real estate appraiser that (i) is approved by Buyer in its sole discretion; (ii) was not selected or identified by the Underlying Obligor and is not affiliated with the lender under the mortgage or the Underlying Obligor; (iii) if engaged by Seller or any of its Affiliates, Seller or such Affiliate, as applicable, is a “financial services institution” within the meaning of the Interagency Guidelines on Evaluations and Appraisals, (iv) is a member in good standing of the American Appraisal Institute; and (v) is certified or licensed in the state where the subject Mortgaged Property is located.

“Independent Director” or “Independent Manager”: An individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, or Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, independent members, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors, independent managers and/or other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(a) a member, partner, equity holder, manager, director, officer or employee of Seller, any Pledgor, any of their respective equity holders or Affiliates (other than (i) as an Independent Director or Independent Manager or “special member” of Seller or Pledgor and (ii) as an Independent Director or Independent Manager or “special member” of an Affiliate of Seller or Pledgor that does not own a direct or indirect ownership interest in Seller or Pledgor and that is required by a creditor to be a single purpose bankruptcy remote entity, provided, however, that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);

(b) a creditor, supplier or service provider (including provider of professional services) to Seller or any of their respective equity holders or Affiliates (other than through a nationally-recognized company that routinely provides professional independent directors, independent managers and/or other corporate services to Seller, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person who controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).

An individual who otherwise satisfies the preceding definition and satisfies clause (a) by reason of being the Independent Director or Independent Manager of a Special Purpose Entity affiliated with Seller or Pledgor that does not own a direct or indirect ownership interest in Seller or Pledgor shall not be disqualified from serving as an Independent Director or Independent Manager of Seller or Pledgor if the fees that such individual earns from serving as Independent Director or Independent Manager of Affiliates of Seller in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Industrial Assets”: All Purchased Assets that are directly or indirectly secured by industrial Mortgaged Properties.

“Initial Maturity Date”: June 21, 2026.

“Insolvency Action”: With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.

“Insolvency Event”: With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Interest Expense”: With respect to any Person and for any period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan), all with respect to such period.

“Interest Payments”: With respect to any Purchased Asset and any period, all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with any such Purchased Asset.

“Interest Rate Protection Agreement”: With respect to any or all Purchased Assets, any futures contract, options related contract, short sale of United States Treasury securities or any interest rate swap, cap, floor or collar agreement, total return swap or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations either generally or under specific contingencies. For the avoidance of doubt, any Interest Rate Protection Agreement (if any) with respect to a Purchased Asset shall be included in the definitions of “Purchased Asset” and “Purchased Asset Document”.

“Internal Control Event”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Advisor”: Starwood Credit Advisors, L.L.C.

“Investment Company Act”: The Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.

“Investor”: Any Person that is (i) admitted to Seller as a member in accordance with its applicable operating agreement or limited liability company agreement, or (ii) owns any Equity Interests in Guarantor.

“IRS”: The United States Internal Revenue Service.

“Junior Interest”: (a) A junior participation interest in a performing commercial real estate loan, or (b) a “B-note” in an “A/B structure” (or a more subordinate note in an “A/B/C”, “A/B/C/D” or similar structure) in a performing commercial real estate loan, each as determined by Buyer; provided, however, that notwithstanding anything to the contrary contained herein, any junior participation interest or “B-note” (or more subordinate note) as to which each of the related senior participation interests or senior notes, as applicable, are Purchased Assets hereunder shall not be “Junior Interests” for any purposes under this Agreement, the Fee and Pricing Letter or any of the other Repurchase Documents (and instead such junior interest(s) and senior interest(s) shall be collectively treated as a Whole Loan for all purposes hereunder and thereunder).

“Junior Interest Documents”: Shall mean, for any Junior Interest, the Junior Interest Note together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Junior Interest, and the Mortgage Loan Documents for the related Whole Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement (which documents so required to be delivered to Custodian shall only be required to include, for the avoidance of doubt, copies of the Mortgage Loan Documents for the related Whole Loan).

“Junior Interest Note”: (a) If the Junior Interest is evidenced by a promissory note, the related original Mortgage Note or (b) if the Junior Interest is a participation, the related original participation certificate.

“Knowledge”: With respect to any Person, means collectively (i) the Actual Knowledge of such Person, (ii) notice of any fact, event, condition or circumstance that would cause a reasonably prudent Person to conduct an inquiry that would give such Person Actual Knowledge, whether or not such Person actually undertook such an inquiry, and (iii) all knowledge that is imputed to a Person under any statute, rule, regulation, ordinance, or official decree or order.

“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“LTV Test”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“LTV Ratio”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Margin Call”: Defined in Section 4.01.

“Margin Deficit”: Defined in Section 4.01.

“Market Value”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Material Adverse Effect”: Any event, development or circumstance that has a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition, credit quality or prospects of Seller, Pledgor or Guarantor, (b) the ability of Seller to pay and perform the Repurchase Obligations, (c) the validity, legality, binding effect or enforceability of any Repurchase Document, Purchased Asset Document, Purchased

Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Indemnified Person under any Repurchase Document, Purchased Asset Document or Purchased Asset, or (e) the perfection or priority of any Lien granted under any Repurchase Document or Purchased Asset Document.

“Material Default”: The occurrence of any of the events described in clauses (a), (f), (g), (j), (l), (q) and (s) of Section 10.01 which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Material Modification”: Any material extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any Purchased Asset, or Purchased Asset Document.

“Materials of Environmental Concern”: Any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.

“Maturity Date”: The earliest of (i) the Initial Maturity Date, or, if such date is extended for the First Extension Term pursuant to Section 3.07, the First Extended Maturity Date or, if such date is extended for the Second Extension Term pursuant to Section 3.07, the Second Extended Maturity Date, or if such date is extended for the Third Extension Term pursuant to Section 3.07, the Third Extended Maturity Date, (ii) any Accelerated Repurchase Date, and (iii) any date on which the Maturity Date shall otherwise occur in accordance with the Repurchase Documents or Requirements of Law.

“Maximum Advance Purchase Price” shall mean, with respect to a Purchased Asset with respect to which an Additional Purchase Advance Transaction or reallocation of Additional Purchase Advance Available Amount pursuant to Section 4.01 is requested in accordance with the terms of this Agreement, an amount (expressed in dollars) equal to the product obtained by multiplying (i) the least of (A) the Market Value of such Purchased Asset as of the Purchase Date for such Purchased Asset, (B) if a Credit Event shall have occurred and be continuing with respect to such Purchased Asset, the Market Value of such Purchased Asset as determined by Buyer in Buyer’s sole discretion as of the proposed date of such requested Additional Purchase Advance Transaction or reallocation of Additional Purchase Advance Available Amount pursuant to Section 4.01 and (C) the par value of such Purchased Asset as of the proposed date of such requested Additional Purchase Advance Transaction or reallocation of Additional Purchase Advance Available Amount pursuant to Section 4.01 by (ii) the Maximum Applicable Percentage for such Purchased Asset as set forth in the related Confirmation.

“Maximum Amount”: $250,000,000; provided, that, notwithstanding the foregoing, from and after the expiration of the Funding Period, the Maximum Amount on any date shall be an amount equal to the sum of (x) the aggregate Repurchase Price for all Purchased Assets outstanding as of the last day of the Funding Period, plus (y) with respect to any Future Funding Assets, any unfunded Future Funding Amounts available to be funded by Buyer subject to, and in accordance with, the terms of Section 3.10 as of the last day of the Funding Period, plus (z) all Additional Purchase Advance Available Amounts relating to the Purchased Assets available to be funded by Buyer subject to, and in accordance with, the terms of Section 3.11 as of the last day of the Funding Period, as such amounts decline over the remaining term of this Agreement as Purchased Assets are repurchased (in whole or in part) and Margin Deficits are satisfied; it being understood that, during the Second Extension Term and Third Extension Term, Buyer and Seller may fund Future Funding Amounts and Additional Purchase Advances in accordance with Section 3.10 and Section 3.11, respectively; provided, further, however, in no event shall the Maximum Amount exceed $250,000,000.

“Maximum Applicable Percentage”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Mezzanine Loan”: A performing mezzanine loan secured by pledges of 100% of the Equity Interests of the Mortgagor or an Affiliate of the Mortgagor under the related Whole Loan.

“Mezzanine Loan Documents”: With respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan and the Mortgage Loan Documents for the related Whole Loan including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement (which documents so required to be delivered to Custodian shall only be required to include, for the avoidance of doubt, copies of the Mortgage Loan Documents for the related Whole Loan).

“Mezzanine Note”: The original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Mezzanine Participation Certificate”: The original executed participation certificate (if any) that evidences a Mezzanine Participation Interest.

“Mezzanine Participation Documents”: Shall mean, for any Mezzanine Participation Interest, the Mezzanine Participation Certificate, if any, together with any participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Mezzanine Participation Interest, and the Mezzanine Loan Documents for the related Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement (which documents so required to be delivered to Custodian shall only be required to include, for the avoidance of doubt, copies of the Mezzanine Loan Documents for the related Mezzanine Loan).

“Mezzanine Participation Interest”: A senior participation interest in a performing Mezzanine Loan.

“Moody’s”: Moody’s Investors Service, Inc., or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Mortgage”: Any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Asset File”: The meaning specified in the Custodial Agreement.

“Mortgage Loan Documents”: With respect to any Whole Loan, those documents executed in connection with and/or evidencing or governing such Whole Loan, including, without limitation, those that are required to be delivered to Custodian under the Custodial Agreement.

“Mortgage Note”: The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan.

“Mortgaged Property”: (I) In the case of a Whole Loan, a Senior Interest or a Junior Interest, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral directly or indirectly securing repayment of the debt evidenced by (a) a Mortgage Note (in the case of a Whole Loan), and (b) the Mortgage Note of the Whole Loan to which such Senior Interest or Junior Interest relates (in the case of a Senior Interest or a Junior Interest), and (II) in the case of a Mezzanine Loan or a Mezzanine Participation Interest, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral owned by the Person (or Affiliate of such Person) the equity of which is pledged as collateral for such Mezzanine Loan or, in the case of a Mezzanine Participation Interest, the related Mezzanine Loan.

“Mortgagor”: The obligor on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan”: A multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multifamily Assets”: Purchased Assets with respect to which the Mortgaged Property consists of real property with five or more residential rental units (including mixed use multi-family/office and multi-family retail) as to which the majority of the underwritten revenue is from residential rental units.

“NCPPP Purchased Asset: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Non-Recourse Indebtedness”: With respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Off-Balance Sheet Obligations”: With respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction that, upon the application of any Insolvency Laws, would be characterized as indebtedness, (b) monetary obligations under any sale and leaseback transaction that does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction that (i) is characterized as indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide Tax deductibility as Interest Expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Other Connection Taxes”: With respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest in any Transaction or Repurchase Document).

“Other Taxes”: Any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Repurchase Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant”: Defined in Section 18.08(b).

“Participant Register”: Defined in Section 18.08(g).

“Party”: The meaning set forth in the preamble to this Agreement.

“PATRIOT Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.

“Paying Seller”: Defined in Section 18.24(c).

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for state, municipal, local or other local taxes not yet due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days and (c) Liens granted pursuant to or by the Repurchase Documents.

“Person”: An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.

“Plan”: An employee benefit or other plan established or maintained by Seller, Pledgor, Guarantor or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller, Pledgor, Guarantor or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Asset Regulations”: The regulation of the United States Department of Labor at 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA).

“Pledge Agreement”: Collectively, (i) that certain Pledge Agreement between Buyer and Pledgor 1 and (ii) that certain Pledge Agreement between Buyer and Pledgor 2, each dated as of June 21, 2024, as such agreements have been or may hereafter be amended, modified and/or restated from time to time.

“Pledged Collateral”: Defined in the applicable Pledge Agreement.

“Pledgor”: Individually and collectively as the context may require, Pledgor 1 and Pledgor 2.

“Pledgor 1”: SCREDIT Mortgage Funding, LLC, a Delaware limited liability company.

“Pledgor 2”: SCREDIT Mortgage Funding BC, LLC, a Delaware limited liability company.

“Power of Attorney”: A power of attorney made by Seller in favor of Buyer, substantially in the form attached as Exhibit B hereto.

“Preferred Equity”: A performing current pay preferred equity position (with a put or synthetic maturity date structure replicating a debt instrument and excluding any perpetual preferred equity positions) evidenced by a stock share certificate or other similar ownership certificate representing the entire equity ownership interest in entities that own income producing commercial real estate.

“Price Differential”: For any Pricing Period or portion thereof and (a) for any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) 1/360th of the Pricing Rate in effect on each such day for each Purchased Asset subject to such Transaction during such Pricing Period, times (ii) the outstanding Purchase Price for such Purchased Asset on each such day, or (b) for all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.

“Pricing Margin”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Pricing Period”: For any Purchased Asset, (a) in the case of the first Remittance Date for such Purchased Asset, the period from the Purchase Date for such Purchased Asset to but excluding such Remittance Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset to the extent such Purchased Asset is actually repurchased on such Repurchase Date.

“Pricing Rate”: For each day during any Pricing Period and any Transaction, Term SOFR for such Pricing Period plus the applicable Pricing Margin for such date; provided, that while an Event of Default is continuing, the Pricing Rate shall be the Default Rate.

“Pricing Rate Determination Date”: (a) In the case of the first Pricing Period for any Purchased Asset, the related Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, the date that is two (2) U.S. Government Securities Business Days prior to the Remittance Date on which such Pricing Period begins or on any other date as determined by Buyer and communicated to Seller. The failure to communicate shall not impair Buyer’s decision to reset the Pricing Rate on any date.

“Principal Payments”: For any Purchased Asset, all payments and prepayments of principal received for such Purchased Asset, including insurance and condemnation proceeds which are permitted by the terms of the Purchased Asset Documents to be applied to principal and are, in fact, so applied and recoveries of principal from liquidation or foreclosure which are permitted by the terms of the Purchased Asset Documents to be applied to principal and are, in fact, so applied.

“Purchase Agreement”: Any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset that is subsequently sold to Buyer hereunder.

“Purchase Date”: For any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer.

“Purchase Price”: For any Purchased Asset, (a) as of the Purchase Date for such Purchased Asset, an amount equal to the product of the Market Value of such Purchased Asset, times the Applicable Percentage for such Purchased Asset, and (b) as of any other date, the amount described in the preceding clause (a), (i) increased by any Future Funding Amounts disbursed by Buyer to Seller (or the related borrower with respect to such Purchased Asset), (ii) increased by any Additional Purchase Advances disbursed by Buyer to Seller pursuant to Section 3.11, (iii) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 4.01 and applied to the Purchase Price of such Purchased Asset, (iv) reduced by any Principal Payments remitted to the Waterfall Account and which were applied to the Purchase Price of such Purchased Asset by Buyer, (v) reduced by any payments made by Seller in reduction of the outstanding Purchase Price and (vi) without duplication, increased or decreased, as appropriate, to the extent any Additional Purchase Advance Available Amount is reallocated either to or from the related Purchased Asset in accordance with Section 4.01, in each case before or as of such determination date with respect to such Purchased Asset.

“Purchased Asset Documents”: Individually or collectively, as the context may require, the related Mortgage Loan Documents, Senior Interest Documents, Junior Interest Documents, Mezzanine Loan Documents and/or Mezzanine Participation Documents, evidencing, governing or relating to such Purchased Asset, each as amended, modified and/or restated from time to time (with Buyer’s consent as and to the extent required under this Agreement).

“Purchased Assets”: (a) For any Transaction, each Asset sold by Seller to Buyer in such Transaction, and (b) for the Transactions in general, all Assets sold by Seller to Buyer, in each case including, to the extent relating to such Asset or Assets, all of Seller’s right, title and interest in and to (i) Purchased Asset Documents, (ii) Servicing Rights, (iii) Servicing Files, (iv) mortgage guaranties and insurance (issued by Governmental Authorities or otherwise) and claims, payments and proceeds thereunder, (v) insurance policies, certificates of insurance and claims, payments and proceeds thereunder, (vi) the principal balance of such Assets, not just the amount advanced, (vii) amounts and property from time to time on deposit in the Waterfall Account, and the Waterfall Account itself, and amounts and property from time to time on deposit in the Servicing Agreement Accounts established and maintained under the Servicing Agreement, and each Servicing Agreement Account itself, (viii) all collection, escrow, reserve, collateral or lock-box accounts and all amounts and property from time to time on deposit therein, to the extent of Seller’s or the holder’s interest therein, (ix) Income, (x) security interests of Seller in Derivatives Contracts entered into by Underlying Obligors, (xi) rights of Seller under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement, (xii) Interest Rate Protection Agreements (if any) relating to such Assets, (xiii) all of the “Pledged Collateral”, as such term is defined in the Pledge Agreement, (xiv) all supporting obligations of any kind and (xv) any and all proceeds of the foregoing; provided, that

(A) Purchased Assets shall not include any obligations of Seller or any Retained Interests, and

(B) for purposes of the grant of security interest by Seller to Buyer set forth in Section 11.01 together with the other provisions of Article 11, Purchased Assets shall include all of the following: general intangibles, accounts, chattel paper, deposit accounts, securities accounts, instruments, securities, financial assets, uncertificated securities, security entitlements and investment property (as such terms are defined in the UCC) and replacements, substitutions, conversions, distributions or proceeds relating to or constituting any of the items described in the preceding clauses (i) through (xiv).

“Rating Agency” or “Rating Agencies”: Each of Fitch, Moody’s and S&P.

“Reallocation Conditions”: Defined in Section 3.11(b).

“Register”: Defined in Section 18.08(f).

“REIT”: A Person satisfying the conditions and limitations set forth in Section 856(b), Section 856(c) and Section 857(a) of the Code and qualifying as a real estate investment trust, as defined in Section 856(a) of the Code.

“Release”: Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any property or Mortgaged Property.

“Relevant Governmental Body”: The Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Work”: Any investigation, inspection, site monitoring, containment, clean-up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any property or Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“REMIC”: A REMIC, as that term is used in the REMIC Provisions.

“REMIC Provisions”: Sections 860A through 860G of the Code.

“Remittance Date”: The sixteenth (16th) day of each month (or if such day is not a Business Day, the next following Business Day), or such other day as is mutually agreed to by Seller and Buyer.

“REOC”: A Real Estate Operating Company within the meaning of Regulation Section 2510.3-101(e) of the Plan Asset Regulations.

“Representation Breach”: Any representation, warranty, certification, statement or affirmation made or deemed made by Seller, Pledgor or Guarantor in any Repurchase Document (including in Schedule 1(a), 1(b), 1(c) or 1(d)) or in any certificate, notice, report or other document prepared and delivered by or on behalf of Seller, Pledgor or Guarantor pursuant to any Repurchase Document proves to be incorrect, false or misleading in any material respect when made or deemed made, and in the case of the representations and warranties contained in Schedule 1(a), 1(b), 1(c) or 1(d) only, without regard to any Knowledge or lack of Knowledge thereof by such Person or (unless otherwise waived in writing), by Buyer, and without regard to any qualification, representation or warranty relating to such Knowledge or lack of Knowledge; provided that no representation or warranty with respect to which an Approved Representation Exception exists shall constitute a Representation Breach.

“Representation Exceptions”: With respect to each Purchased Asset, a written list prepared by Seller and delivered to Buyer prior to the Purchase Date of such Purchased Asset specifying, in reasonable detail, the representations and warranties (or portions thereof) set forth in this Agreement (including in Schedule 1) that are not satisfied with respect to an Asset or Purchased Asset.

“Repurchase Date”: For any Purchased Asset, the earliest to occur of (a) the Maturity Date, (b) any Early Repurchase Date therefor, (c) the Business Day on which Seller is to repurchase such Purchased Asset as specified by Seller and agreed to by Buyer in the related Confirmation; and (d) the date that is two (2) Business Days prior to the maturity date (under the related Purchased Asset Documents with respect to such Purchased Asset including, with respect to each Senior Interest that is a participation, the related Whole Loan) for such Purchased Asset, without giving effect to any extension of such maturity date, whether by modification, waiver, forbearance or otherwise (other than extensions at the Underlying Obligor’s option and which do not require consent of the lender(s) thereunder pursuant to the terms of the Purchased Asset Documents with respect to such Purchased Asset and other than extensions that have been approved by Buyer in writing in its sole discretion, as and to the extent required under this Agreement); provided that, solely with respect to this clause (d), the settlement date for payment of the Repurchase Price with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days thereafter as provided in Section 3.05).

“Repurchase Documents”: Collectively, this Agreement, the Fee and Pricing Letter, the Custodial Agreement, the Controlled Account Agreement, the Pledge Agreement, the Guarantee Agreement, the Servicing Agreement, the Powers of Attorney, all Confirmations, all UCC financing statements, amendments and continuation statements filed pursuant to any other Repurchase Document, and all additional documents, certificates, agreements or instruments, the execution of which is required, necessary or incidental to or desirable for performing or carrying out any other Repurchase Document.

“Repurchase Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Repurchase Documents, whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller, Pledgor or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price”: For any Purchased Asset as of any date, an amount equal to the sum of (a) the outstanding Purchase Price as of such date, (b) the accrued and unpaid Price Differential for such Purchased Asset as of such date, (c) all amounts that are, or otherwise would be, due and payable as of such date by the Seller Parties to Buyer under this Agreement or any other Repurchase Document, (d) any accrued and unpaid fees and expenses and indemnity amounts, late fees, default interest, breakage costs and any other amounts owed by Seller or Guarantor to Buyer or any of its Affiliates under this Agreement, any Repurchase Document or otherwise, and (e) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Repurchase Document (including, without limitation, any additional amounts required to be paid to Buyer pursuant to Section 3.04(c)).

“Requirements of Law”: With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.

“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

“Retained Interest”: (a) With respect to any Purchased Asset, (i) all duties, obligations and liabilities of Seller thereunder, including payment and indemnity obligations, (ii) all obligations of agents, trustees, servicers, administrators or other Persons under the documentation evidencing such Purchased Asset, and (iii) if any portion of the Indebtedness related to such Purchased Asset is owned by another lender or is being retained by Seller, the interests, rights and obligations under such documentation to the extent they relate to such portion, and (b) with respect to any Purchased Asset with an unfunded commitment on the part of Seller, all obligations to provide additional funding, contributions, payments or credits.

“RMBS”: Shall mean mortgage pass-through certificates or other securities issued pursuant to a securitization of residential mortgage loans.

“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Sanction” or “Sanctions”: Individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authorities with jurisdiction over Seller or Guarantor or any of their Affiliates.

“Sanctioned Target”: Any Person, group, sector, territory, region, or country that is the target of any Sanctions, including without limitation any legal entity that is deemed to be the target of any Sanctions based upon the direct or indirect ownership or control of such entity by any other Sanctioned Target(s).

“Second Extended Maturity Date”: If the Extension Option with respect to the Second Extension Term is validly exercised by Seller pursuant to Section 3.07(a), June 21, 2028.

“Second Extension Term”: Defined in Section 3.07(a).

“Seller”: Individually and collectively, as the context may require, Seller 1, Seller 2, and any other Person added hereto by joinder.

“Seller 1”: SCREDIT Mortgage Funding Sub-2, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Seller 2”: SCREDIT Mortgage Funding Sub-2-T, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Seller Party”: Collectively, or individually, as the context may otherwise require, Seller, Guarantor or Pledgor.

“Senior Interest”: (a) A senior or pari passu participation interest (including any STWD/SCREDIT Pari Passu Interest which is a participation interest) in a performing commercial real estate loan, or (b) an “A note” in an “A/B structure” (including any STWD/SCREDIT Pari Passu Interest which is an “A note” in an “A/B structure”) in a performing commercial real estate loan; provided that, notwithstanding anything to the contrary contained herein, any senior participation interest or “A-note” as to which each of the related junior participation interests or junior notes, as applicable, are Purchased Assets hereunder shall not be “Senior Interests” for any purposes under this Agreement, the Fee and Pricing Letter or any of the other Repurchase Documents (and instead such junior interest(s) and senior interest(s) shall be collectively treated as a Whole Loan for all purposes hereunder and thereunder).

“Senior Interest Documents”: For any Senior Interest, the Senior Interest Note together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Senior Interest, and the Mortgage Loan Documents for the related Whole Loan, and including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement (which documents so required to be delivered to Custodian shall only be required to include, for the avoidance of doubt, copies of the Mortgage Loan Documents for the related Whole Loan).

“Senior Interest Note”: (a) If the Senior Interest is evidenced by a promissory note, the related original Mortgage Note or (b) if the Senior Interest is a participation, the related original participation certificate.

“Servicer”: For each Purchased Asset, as determined in accordance with Article 17, either (a) Wells Fargo Bank, National Association, or its designee or, (b) a servicer acceptable to Buyer, servicing such Purchased Asset under a Servicing Agreement.

“Servicer Notice”: A notice in the form of Exhibit F sent by Seller to Servicer, and countersigned and returned to Buyer by Servicer.

“Servicing Agreement”: (i) That certain Servicing Agreement, by and between Sellers and Servicer, dated as of June 21, 2024, or (ii) any other servicing agreement entered into by Seller and a Servicer for the servicing of Purchased Assets, acceptable to Buyer.

“Servicing Agreement Account”: Any segregated collection account established or maintained by a Servicer in connection with the servicing of any Purchased Asset.

“Servicing File”: With respect to any Purchased Asset, the file retained and maintained by Seller and/or Servicer including the originals or copies of all Purchased Asset Documents and other documents and agreements relating to such Purchased Asset, including to the extent applicable all servicing agreements, files, documents, records, data bases, computer tapes, insurance policies and certificates, appraisals, other closing documentation, payment history and other records relating to or evidencing the servicing of such Purchased Asset, which file shall be held by Seller and/or Servicer for and on behalf of Buyer.

“Servicing Rights”: All right, title and interest of Seller, Guarantor or any Affiliate of Seller or Guarantor, or any other Person, in and to any and all of the following: (a) rights to service and/or sub-service, and collect and make all decisions with respect to, the Purchased Assets and/or any related Whole Loans, (b) amounts received by Seller, Guarantor or any Affiliate of Seller or Guarantor, or any other Person, for servicing and/or sub-servicing the Purchased Assets and/or any related Whole Loans, (c) late fees, penalties or similar payments with respect to the Purchased Assets and/or any related Whole Loans, (d) agreements and documents creating or evidencing any such rights to service and/or sub-service the Purchased Assets (including, without limitation, all Servicing Agreements), together with all documents, files and records relating to the servicing and/or sub-servicing of the Purchased Assets and/or any related Whole Loans, and rights of Seller, Guarantor or any Affiliate of Seller or Guarantor, or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets and/or any related Whole Loans, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets and/or any related Whole Loans, and (g) accounts and other rights to payment related to the Purchased Assets and/or any related Whole Loans.

“SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Special Purpose Entity”: A limited partnership or limited liability company that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Article 9.

“Starwood Agreement”: That certain Eighth Amended and Restated Master Repurchase and Securities Contract, dated as of December 17, 2021, among Wells Fargo Bank, National Association, as buyer, and Starwood Property Mortgage Sub-2, L.L.C., Starwood Property Mortgage Sub-2-A, L.L.C., and SPT CA Fundings 2, LLC, each a Delaware limited liability company, collectively, as seller, as the same has been or may be amended, modified and/or restated from time to time.

“Structuring Fee”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“STWD/SCREDIT Co-Lender Agreement”: A co-lender agreement or participation agreement governing the respective rights and obligations of the holders of any STWD/SCREDIT Pari Passu Interest and the Companion Interest(s) related thereto, in the form of Exhibit H with respect to any such co-lender agreement (or in the case of a participation agreement, in a form approved by Buyer with respect to the related Senior Interest), as same may be amended, modified and/or restated from time to time in accordance with the terms hereof.

“STWD/SCREDIT Pari Passu Interest”: Any “A note” in an “A/B structure” or pari passu participation interest, representing one pari passu portion of the most senior interests in a STWD/SCREDIT Pari Passu Mortgage Loan, with respect to which the related Companion Interest in such STWD/SCREDIT Pari Passu Mortgage Loan is, as of the Purchase Date for such STWD/SCREDIT Pari Passu Interest, subject to a repo transaction with Buyer pursuant to the Starwood Agreement.

“STWD/SCREDIT Pari Passu Mortgage Loan”: A performing Whole Loan which is subject to a STWD/SCREDIT Pari Passu Interest.

“Subordinate Interest”: Any Junior Interest, Mezzanine Loan or Mezzanine Participation Interest.

“Sub-Limit”: Defined in the Fee and Pricing Letter, which definition is incorporated herein by reference.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”: For any calculation with respect to a Transaction, the Term SOFR Reference Rate for a tenor of one month on the applicable Pricing Rate Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that (i) if as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date and (ii) if the calculation of Term SOFR as determined as provided above (including pursuant to clause (i) of this proviso) results in a Term SOFR rate of less than the Floor, Term SOFR shall be deemed to be the Floor for all purposes of this Agreement and the other Repurchase Documents.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion).

“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR.

“Test Period”: The time period from the first day of each calendar quarter, through and including the last day of such calendar quarter.

“Third Extended Maturity Date”: If the Extension Option with respect to the Third Extension Term is validly exercised by Seller pursuant to Section 3.07(a), June 21, 2029.

“Third Extension Term”: Defined in Section 3.07(a).

“Transaction”: With respect to any Asset, the sale and transfer of such Asset from Seller to Buyer pursuant to the Repurchase Documents against the transfer of funds from Buyer to Seller representing the Purchase Price or any additional Purchase Price for such Asset, including, without limitation, Future Funding Transactions and Additional Purchase Advance Transactions.

“Transaction Request”: Defined in Section 3.01(a).

“Transferor”: The seller of an Asset under a Purchase Agreement.

“Type”: With respect to a Mortgaged Property underlying any Purchased Asset, such Mortgaged Property’s classification as one of the following: retail, office, Multifamily Asset, industrial, Hotel Asset, student housing, medical office product, self-storage, health club, or any other property type approved by Buyer.

“UCC”: The Uniform Commercial Code as in effect in the State of New York; provided, that, if, by reason of Requirements of Law, the perfection, effect on perfection or non-perfection or priority of the security interest in any Purchased Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.

“Unadjusted Benchmark Replacement”: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Obligor”: Individually and collectively, as the context may require, (a) in the case of a Purchased Asset that is a Whole Loan, the Mortgagor and each obligor and guarantor under such Purchased Asset, including (i) any Person who has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Purchased Asset, and (ii) any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Purchased Asset Documents relating to such Purchased Asset, (b) in the case of a Purchased Asset that is a Senior Interest or a Junior Interest, the Mortgagor and each obligor and any other Person who has assumed or guaranteed the related Whole Loan, and (c) in the case of any Purchased Asset that is a Mezzanine Loan or a Mezzanine Participation Interest, (i) all underlying obligors with respect to the related Whole Loan or Mezzanine Participation Interest, as applicable, and the owner of the related Mortgaged Property, (ii) the borrower under the related Mezzanine Loan, and (iii) any other Person who has assumed or guaranteed the obligation of such Mezzanine Loan borrower.

“Underwriting Package”: With respect an Asset, the internal document or credit committee memorandum of Seller (redacted to protect confidential information) setting forth all material information relating to such Asset which is known by Seller, prepared by Seller for its evaluation of such Asset, to include at a minimum all the information required to be set forth in the relevant Confirmation. In addition, the Underwriting Package shall include all of the following, to the extent applicable and available:

(a) copies of all Purchased Asset Documents (provided that, in the case of a Wet Mortgage Asset, the Underwriting Package delivered in connection with a Transaction Request under Section 3.01(a) shall provide PDF copies of all such Purchased Asset Documents to the extent available at such time, including substantially final drafts of any documents that will constitute Purchased Asset Documents upon their execution, together with a pledge by Seller to forward final, signed Purchased Asset Documents within five (5) Business Days of the related Purchase Date);

(b) all documents, instruments and agreement received in respect of the closing of an acquisition or origination of an Asset, including, to the extent received (i) an Appraisal, (ii) the current occupancy report, tenant stack and rent roll, (iii) at least two (2) years of property-level financial statements, (iv) the current financial statement of the Underlying Obligor, (v) the mortgage asset file described in the Custodial Agreement, (vi) third-party reports and agreed-upon procedures, letters and reports (whether drafts or final forms), site inspection reports, market studies and other due diligence materials prepared by or on behalf of or delivered to Seller, (vii) aging of accounts receivable and accounts payable, (viii) such further documents or information as Buyer may request, provided same are either in Seller’s possession or are reasonably obtainable by Seller, (ix) any and all agreements, documents, reports, or other information concerning the Asset (including, without limitation, all of the related Purchased Asset Documents) received or obtained in connection with the origination of the Asset, and (x) any other material documents or reports concerning the Asset prepared or executed by Seller or Guarantor, but only to the extent such documents are not email correspondence, do not represent internal analysis or would otherwise not be subject to attorney-client privilege; and

(c) if the related Asset was acquired by Seller from a third party, all documents, instruments and agreements received in respect of the closing of the acquisition transaction under the related Purchase Agreement.

“U.S. Government Securities Business Day”: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: Any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: Defined in Section 12.06(e).

“VCOC”: A “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.

“Waterfall Account”: A segregated non-interest-bearing account established at Deposit Account Bank, in the name of Seller, pledged to Buyer and subject to a Controlled Account Agreement.

“Wet Funding”: A Transaction for which Seller has delivered to Buyer a Transaction Request pursuant to Section 3.01(g).

“Wet Mortgage Asset”: An Eligible Asset for which (i) the scheduled funding date is the proposed Purchase Date for such Eligible Asset, (ii) Seller has delivered a Transaction Request pursuant to Section 3.01(g) hereof, and (iii) a complete Mortgage Asset File has not been delivered to Custodian prior to the related Purchase Date.

“Whole Loan”: A performing commercial real estate whole loan made to the related Underlying Obligor and secured primarily by a perfected, first priority Lien in the related underlying Mortgaged Property, including, without limitation (A) with respect to any Senior Interest or Junior Interest, the Whole Loan in which Seller owns a Senior Interest or a Junior Interest, and (B) with respect to any Mezzanine Loan or Mezzanine Participation Interest, the Whole Loan made to the Mortgagor or Affiliate of such Mortgagor whose Equity Interests, directly or indirectly, secure such Mezzanine Loan or the related underlying Mezzanine Loan.

Section 2.02 Rules of Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2.02 apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns, permitted by the Repurchase Documents. A reference to an agreement or document is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited by any Repurchase Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic format. Whenever a Person is required to provide any document to Buyer under the Repurchase Documents, the relevant document shall be provided in writing (including, except for Mortgage Notes, Senior Interest Notes, and any other document required to be in an original form in order to preserve, record, grant or perfect Buyer’s interest therein, in the form of a PDF document attached to an e-mail message) or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic format or both printed and in electronic format. The Repurchase Documents are the result of negotiations between the Parties, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both Parties. No rule of construction shall apply to disadvantage one Party on the ground that such Party proposed or was involved in the preparation of any particular provision of the Repurchase Documents or the Repurchase Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion subject in all cases to the implied covenant of good faith and fair dealing. Reference herein or in any other Repurchase Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, subject in all cases to the implied covenant of good faith and fair dealing, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive, in each case, except as may be otherwise specifically provided herein or in the applicable Repurchase Document.

Section 2.03 Rates. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to any offered rate, the rates in any Benchmark, any component definition thereof or rates referred to in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 12.01, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. Buyer and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner that may be adverse to Seller. Buyer may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Seller or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 3

THE TRANSACTIONS

Section 3.01 Procedures.

(a) From time to time prior to the expiration of the Funding Period but not more frequently than twice per calendar week and with no less than three (3) Business Days prior written notice to Buyer, Seller may request Buyer to enter into a proposed Transaction by sending Buyer written notice of such request (which notice may be given via email) (“Transaction Request”) (i) describing the Transaction and each proposed Asset and any related Mortgaged Property and other security therefor in reasonable detail, (ii) transmitting a complete Underwriting Package (or whatever portion thereof is then currently available to Seller) for each proposed Asset, (iii) specifying which (if any) of the representations and warranties of Seller set forth in this Agreement (including in Schedule 1(a), 1(b), 1(c) or 1(d) applicable to the Class of such Asset) Seller will be unable to make with respect to such Asset, and (iv) indicating the amount of all unfunded future funding obligations. Within five (5) Business Days after the receipt by Buyer of a Transaction Request, Buyer shall indicate to Seller its preliminary approval or disapproval of the proposed Asset. Seller shall promptly deliver to Buyer any supplemental materials requested at any time by Buyer, provided the same are either in Seller’s possession or are reasonably obtainable by Seller. Buyer shall conduct such review of the Underwriting Package and each such Asset as Buyer determines appropriate. Buyer shall determine whether or not it is willing to purchase any or all of the proposed Assets, and if so, on what terms and conditions. It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of all such representations and warranties and on the completeness and accuracy of the information contained in the applicable Underwriting Package, and any incompleteness or inaccuracies in the related Underwriting Package will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer opts to purchase the related Purchased Asset from Seller notwithstanding such incompleteness and inaccuracies. In the event of a Representation Breach, Seller shall immediately repurchase the related Asset or Assets in accordance with Section 3.04.

(b) If Buyer communicates to Seller a final non-binding determination that it is willing to purchase any or all of such Assets, which non-binding determination shall include the principal terms for the proposed Transaction, Seller shall deliver to Buyer an executed preliminary Confirmation for such Transaction, describing each such Asset and its proposed Purchase Date, Market Value, Applicable Percentage, Purchase Price, whether such Asset is a Future Funding Asset and, if so, the amount of the future funding obligations, and such other terms and conditions as Buyer may require. If Buyer requires changes to the preliminary Confirmation, Seller shall make such changes and re execute the preliminary Confirmation. If Buyer determines to enter into the Transaction on the terms described in the preliminary Confirmation, Buyer shall promptly execute and return the same to Seller, which shall thereupon become effective as the Confirmation of the Transaction. Buyer’s approval of the purchase of an Asset on such terms and conditions as Buyer may require shall be evidenced only by its execution and delivery of the related Confirmation. For the avoidance of doubt, Buyer shall not (i) be bound by any preliminary or final non-binding determination referred to above, or (ii) be obligated to purchase an Asset notwithstanding a Confirmation executed by the Parties unless and until all applicable conditions precedent in Article 6 have been satisfied or waived by Buyer.

(c) Buyer shall communicate to Seller a final determination of whether or not it is willing to purchase each proposed Purchased Asset, and if so, on what terms and conditions, within ten (10) Business Days from the date of the delivery of the related Transaction Request to Buyer. If Buyer has not communicated such final determination to Seller by such date, Buyer shall automatically and without further action be deemed to have determined not to purchase the related proposed Purchased Asset.

(d) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail. Whenever the Applicable Percentage or any other term of a Transaction (other than the Pricing Rate, Market Value and outstanding Purchase Price) with respect to an Asset is revised or adjusted in accordance with this Agreement, an amended and restated Confirmation reflecting such revision or adjustment and that is otherwise acceptable to the Parties shall be prepared by Seller and executed by the Parties.

(e) The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Asset or Purchased Asset shall in no way affect any rights Buyer may have under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Asset or Purchased Asset is not an Eligible Asset, if such Asset or Purchased Asset does not meet the requirements therefor, as set forth in the definition of “Eligible Asset”.

(f) No Transaction shall be entered into if (i) any Margin Deficit, Default or Event of Default exists or would exist as a result of such Transaction, (ii) the Repurchase Date for the Purchased Asset subject to such Transaction would be later than for all Purchased Assets, the Maturity Date (as same may be extended for any Extension Term), (iii) after giving effect to such Transaction, the aggregate outstanding Purchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Maximum Amount, (iv) a material adverse change with respect to the related proposed Purchased Asset, Seller and/or Guarantor has occurred, (v) any proposed Purchased Asset does not qualify as an Eligible Asset, (vi) Seller has not provided Buyer with all of the necessary or requested due diligence materials to allow Buyer to determine whether or not a proposed Purchased Asset qualifies as an Eligible Asset or (vii) the Funding Period applicable to the Purchased Asset has expired; provided, that, after the last day of the Funding Period, Future Funding Transactions may be funded subject to, and in accordance with, Section 3.10 hereof.

(g) In addition to the foregoing provisions of this Section 3.01, solely with respect to any Wet Mortgage Asset, a copy of the related Confirmation shall be delivered by Seller to Bailee no later than 10:00 a.m. (New York City time) one (1) Business Day prior to the requested Purchase Date, to be held in escrow by Bailee on behalf of Buyer pending finalization of the Transaction.

(h) Notwithstanding any of the foregoing provisions of this Section 3.01 or any contrary provisions set forth in the Custodial Agreement, solely with respect to any Wet Mortgage Asset:

(i) by 10:00 a.m. (New York City time) on the related Purchase Date, Seller or Bailee shall deliver signed .pdf copies of the Purchased Asset Documents to Custodian via electronic mail, and Seller shall deliver the appropriate written third-party wire transfer instructions to Buyer;

(ii) not later than 10:00 a.m. (New York City time) on the related Purchase Date, (A) Bailee shall deliver an executed ..pdf copy of the Bailee Agreement to Seller, Buyer and Custodian by electronic mail and (B) if Buyer has previously received the trust receipt in accordance with Section 3.01(b) of the Custodial Agreement, determined that all other applicable conditions in this Agreement, including without limitation those set forth in Section 6.02 hereof, have been satisfied, and otherwise has agreed to purchase the related Wet Mortgage Asset, Buyer shall (I) execute and deliver a .pdf copy of the related Confirmation to Seller and Bailee via electronic mail and (II) wire funds in the amount of the related Purchase Price for the related Wet Mortgage Asset in accordance with the wire transfer instructions that were previously delivered to Buyer by Seller; and

(iii) within three (3) Business Days after the applicable Purchase Date with respect to any Wet Mortgage Asset, Seller shall deliver, or cause to be delivered (A) to Custodian, the complete original Mortgage Asset File with respect to such Wet Mortgage Asset, pursuant to and in accordance with the terms of the Custodial Agreement, and (B) to Buyer, the complete original Underwriting Package with respect to the related Wet Mortgage Assets purchased by Buyer.

Section 3.02 Transfer of Purchased Assets; Servicing Rights. On the Purchase Date for each Purchased Asset, and subject to the satisfaction of all applicable conditions precedent in Article 6, (a) ownership of and title to such Purchased Asset shall be transferred to and vest in Buyer or its designee against the simultaneous transfer of the Purchase Price to the account of Seller specified in Annex 1 (or if not specified therein, in the related Confirmation or as directed by Seller), and (b) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest (except with respect to any Retained Interests) in and to such Purchased Asset, together with all related Servicing Rights. Subject to this Agreement, during the Funding Period, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets. Buyer has the right to designate the servicer and sub-servicer of the Purchased Assets, and the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Repurchase Documents. To the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01, 8.03 and 9.01 hereof), Seller shall cause each such Division LLC to sell, transfer, convey and assign to Buyer on a servicing released basis and for no additional consideration all of each such Division LLC’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on each related Purchase Date of all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights.

Section 3.03 Maximum Amount. Seller shall not permit the aggregate outstanding Purchase Price for all Purchased Assets as of any date of determination to exceed the Maximum Amount. If the aggregate outstanding Purchase Price of the Purchased Assets as of any date of determination exceeds the current Maximum Amount, Seller shall immediately pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Amount, such amounts to be applied by Buyer to reduce the outstanding Purchase Prices of Purchased Assets in such order and in such amounts as Buyer shall determine in its sole discretion.

Section 3.04 Early Repurchases; Mandatory Repurchases; Partial Prepayments.

(a) The terms and provisions governing early repurchases and mandatory repurchases under Section 3.04(a) are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

(b) In addition to other rights and remedies of Buyer under any Repurchase Document, Seller shall, in accordance with the procedures set forth in this Section 3.04 and Section 3.05, repurchase any Purchased Asset that no longer qualifies as an Eligible Asset, as determined by Buyer, within three (3) Business Days of the receipt by Seller of a related repurchase notice from Buyer.

(c) Notwithstanding the foregoing and any other provision to the contrary contained elsewhere in any Repurchase Document, Seller cannot repurchase a Purchased Asset (i) in connection with a full payoff of the underlying Whole Loan by the Underlying Obligor at any time during the existence of an uncured Default or Event of Default, unless 100% of the net proceeds due in respect of the related Purchased Asset in connection with the relevant payoff in question are paid directly to Buyer, (ii) at any time following the First Extended Maturity Date and prior to the Second Extended Maturity Date, if the Funding Period has expired, unless 110% of the Repurchase Price of the related Purchased Asset in connection with the relevant payoff in question is paid directly to Buyer and (iii) at any time following the Second Extended Maturity Date, unless 125% of the Repurchase Price of the related Purchased Asset in connection with the relevant payoff in question is paid directly to Buyer. In each case, the portion of all such net proceeds in excess of the then-current Repurchase Price of the related Purchased Asset that is required to be paid to Buyer pursuant to clauses (i) through (iii) above, as applicable, will be applied by Buyer to reduce any other amounts due and payable to Buyer under this Agreement, and then to reduce the Repurchase Prices of the other Purchased Assets in such order and in such amounts as Buyer shall determine and, subject to Section 5.03, any remaining net proceeds not required to be paid to Buyer shall be remitted to Seller.

Section 3.05 Repurchase. On the Repurchase Date for each Purchased Asset, Seller shall transfer to Buyer the Repurchase Price for such Purchased Asset as of the Repurchase Date, and, so long as no Event of Default has occurred and is continuing, Buyer shall transfer to Seller such Purchased Asset, whereupon such Transaction with respect to such Purchased Asset shall terminate; provided, however, that, with respect to any Repurchase Date that occurs on the second Business Day prior to the maturity date (under the related Purchased Asset Documents) for such Purchased Asset by reason of clause (d) of the definition of “Repurchase Date”, settlement of the payment of the Repurchase Price and such amounts may occur up to the second Business Day after such Repurchase Date; provided, further, that Buyer shall have no obligation to transfer to Seller, or release any interest in, such Purchased Asset until Buyer’s receipt of payment in full of the Repurchase Price therefor. So long as no Event of Default has occurred and is continuing, upon receipt by Buyer of the Repurchase Price and all other amounts due and owing to Buyer and its Affiliates under this Agreement and each other Repurchase Document as of such Repurchase Date, Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset, shall authorize Custodian (in accordance with the terms of the Custodial Agreement) to release to Seller the Purchased Asset Documents for such Purchased Asset and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Asset, free and clear of any other interests or Liens created by Buyer. Any Income with respect to such Purchased Asset received by Buyer or Deposit Account Bank after payment of the Repurchase Price therefor shall be remitted to Seller. Notwithstanding the foregoing, on or before the Maturity Date, Seller shall repurchase all remaining Purchased Assets by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations.

Section 3.06 Payment of Price Differential and Fees.

(a) Notwithstanding that Buyer and Seller intend that each Transaction hereunder constitute a sale to Buyer of the Purchased Assets subject thereto, Seller shall pay to Buyer the accrued value of the Price Differential for each Purchased Asset on each Remittance Date. Buyer shall give Seller notice of the Price Differential and any fees and other amounts due under the Repurchase Documents on or prior to the second (2nd) Business Day preceding each Remittance Date; provided, that Buyer’s failure to deliver such notice shall not affect (i) the accrual of such obligations in accordance with this Agreement or (ii) Seller’s obligation to pay such amounts. If the Price Differential includes any estimated Price Differential, Buyer shall recalculate such Price Differential after the Remittance Date and, if necessary, make adjustments to the Price Differential amount due on the following Remittance Date.

(b) Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement including, without limitation:

(i) the Exit Fee, which will be due and payable in accordance with the provisions of Section 4 of the Fee and Pricing Letter (as amended hereby);

(ii) the Structuring Fee, which shall be due and payable on the dates and in the amounts in accordance with the definition of Structuring Fee, as set forth in the Fee and Pricing Letter; and

(iii) the Extension Structuring Fee, which shall be payable on the date of the exercise by Seller of each Extension Option.

Section 3.07 Extension of the Maturity Date.

(a) Seller shall have the options (each, an “Extension Option”) to (x) extend the Initial Maturity Date for an additional period of one year to the First Extended Maturity Date (the period of such first extension, the “First Extension Term”), (y) if the Initial Maturity Date has been so extended, to extend the First Extended Maturity Date for an additional consecutive period of one year to the Second Extended Maturity Date (the period of such second extension, the “Second Extension Term”), and (z) if the First Extended Maturity Date has been so extended, to extend the Second Extended Maturity Date for an additional consecutive period of one year to the Third Extended Maturity Date (the period of such third extension, the “Third Extension Term”; together with the First Extension Term and the Second Extension Term, collectively, the “Extension Terms”). Each Extension Option, if Seller elects to request same, shall be exercised by delivery to Buyer from Seller of written notice requesting an extension of the Initial Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable, no earlier than sixty (60) days and no later than thirty (30) days prior to the Initial Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable. Following the receipt of notice in the manner set forth herein, Buyer shall grant each Extension Option subject to the requirement that, as of the Initial Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable, each of the following conditions (collectively, the “Extension Conditions”) are satisfied, as determined by Buyer: (i) no Default or Event of Default has occurred and is continuing, (ii) no Margin Deficit is outstanding, (iii) Seller is in compliance with the Debt Yield Test, (iv) all Purchased Assets qualify as Eligible Assets (or, if any Purchased Asset is not an Eligible Asset, Seller has repurchased such Purchased Asset no later than the earlier of (x) the then-current Maturity Date, or (y) three (3) business days after the delivery of notice thereof from Buyer, provided that the failure of Buyer to deliver such written notice shall not be construed as a waiver of Buyer’s right to require Seller to satisfy all of the Extension Conditions) and (v) Seller has paid to Buyer the applicable Extension Structuring Fee; provided that, with respect to the Extension Condition set forth in clause (i), if a Default (but no Event of Default) has occurred and is continuing as of the Initial Maturity Date, First Extended Maturity Date or Second Maturity Date, as the case may be, then (assuming compliance with the other Extension Conditions) the Initial Maturity Date, First Extended Maturity Date or Second Maturity Date, as applicable, shall be extended on an interim basis until the earlier of (x) the date such Default is cured to Buyer’s satisfaction (whereupon the applicable Extension Option shall be immediately effective and the then current Maturity Date shall be extended for the applicable Extension Term) or (y) the date that the applicable cure period for such Default expires and such Default has not been cured to Buyer’s satisfaction (in which case such Extension Option shall not be effective and the Maturity Date shall be deemed to immediately occur). For the avoidance of doubt, the exercise of the Second Extension Term shall not effect, or be deemed to effect, an extension of the Funding Period solely as a result of such exercise of the Second Extension Option and the Funding Period shall only be extended for such Second Extension Term if and to the extent Buyer agrees to such extension of the Funding Period in its sole discretion. In addition, an extension of the Maturity Date pursuant to this Section 3.06(a) shall not extend the Repurchase Date of any Transaction (other than with respect to clause (a) of the definition of “Repurchase Date”).

(b) [Reserved].

(c) Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, except for Future Funding Transactions and Additional Purchase Advance Transactions that may be entered into by Buyer and Seller in accordance with Section 3.10 and Section 3.11 hereof, no additional Transactions shall be entered into after the expiration of the Funding Period.

Section 3.08 Payment, Transfer and Custody.

(a) Unless otherwise expressly provided herein, all amounts required to be paid or deposited by Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due, in immediately available Dollars and without deduction, set-off or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day. Whenever any payment under the Repurchase Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of such payment. If Seller fails to pay all or part of any Repurchase Price amount by 5:00 p.m., New York City time on any date when due, Buyer may require Seller to pay (in addition to, and together with, such past-due Repurchase Price) a late fee equal to one percent (1%) of the total amount of the late payment, plus interest on such past due Repurchase Price as provided in Section 18.16, until any such past due Repurchase Price is received in full by Buyer. Amounts payable to Buyer and not otherwise required to be deposited into the Waterfall Account shall be deposited into an account of Buyer as directed by Buyer in writing. Seller shall have (i) no rights in, rights of withdrawal from, or rights to give notices or instructions regarding Buyer’s account or the Waterfall Account and (ii) no rights of withdrawal from, or rights to give notices or instructions (other than the instructions set forth in the Servicer Notice) with respect to, any Servicing Agreement Account.

(b) Any Purchased Asset Documents not delivered to Buyer or Custodian on the relevant Purchase Date and subsequently received or held by or on behalf of Seller are and shall be held in trust by Seller or its agent for the benefit of Buyer as the owner thereof until so delivered to Buyer or Custodian. Seller or its agent shall maintain a copy of such Purchased Asset Documents and the originals of the Purchased Asset Documents not delivered to Buyer or Custodian. The possession of Purchased Asset Documents by Seller or its agent is in a custodial capacity only at the will of Buyer for the sole purpose of assisting Servicer with its duties under the Servicing Agreement or any other applicable Servicing Agreement. Each Purchased Asset Document retained or held by Seller or its agent shall be segregated on Seller’s books and records from the other assets of Seller or its agent, and the books and records of Seller or its agent shall be marked to reflect clearly the sale of the related Purchased Asset to Buyer on a servicing-released basis. Seller or its agent shall release its custody of the Purchased Asset Documents only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets by Servicer or is in connection with a repurchase of any Purchased Asset by Seller, in each case in accordance with the Custodial Agreement.

Section 3.09 Repurchase Obligations Absolute. All amounts payable by Seller under the Repurchase Documents shall be paid without notice (except as expressly required in the Repurchase Documents), demand, counterclaim, set-off, deduction (except as set forth in Section 12.06) or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of: (a) any damage to, destruction of, taking of, restriction or prevention of the use of, interference with the use of, title defect in, encumbrance on or eviction from, any Purchased Asset, the Pledged Collateral or related Mortgaged Property, (b) any Insolvency Proceeding relating to Seller, any Underlying Obligor or any other loan participant under a Senior Interest or a Junior Interest, or any action taken with respect to any Repurchase Document, Purchased Asset Document by any trustee or receiver of Seller, any Underlying Obligor or any other loan participant under a Senior Interest or a Junior Interest, or by any court in any such proceeding, (c) any claim that Seller has or might have against Buyer under any Repurchase Document or otherwise, (d) any default or failure on the part of Buyer to perform or comply with any Repurchase Document or other agreement with Seller, (e) the invalidity or unenforceability of any Purchased Asset, Repurchase Document or Purchased Asset Document, or (f) any other occurrence whatsoever, whether or not similar to any of the foregoing, and whether or not Seller has notice or Knowledge of any of the foregoing. The Repurchase Obligations shall be (i) full recourse to Seller and (ii) limited recourse to Guarantor to the extent of, and subject to the specified full-recourse provisions set forth in, the Guarantee Agreement. This Section 3.09 shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations.

Section 3.10 Future Funding Transactions. Seller may request that any Purchased Asset be approved by Buyer as a Future Funding Asset prior to the applicable Purchase Date for such Purchased Asset and, if such Purchased Asset is approved as a Future Funding Asset by Buyer, in its sole and absolute discretion, the applicable Purchased Asset shall be designated as a Future Funding Asset in the Confirmation for the applicable Purchased Asset. Buyer’s agreement to fund Future Funding Amounts with respect to Future Funding Assets shall be subject to the satisfaction of the following conditions precedent, both immediately prior to the funding of such Future Funding Transaction and also after giving effect thereto:

(a) Prior to the Maturity Date (as may be extended pursuant to Section 3.07(a)), Seller may request that Buyer fund a Future Funding Amount with respect to a Future Funding Asset, by delivering an amended and restated Confirmation with respect to the applicable Purchased Asset reflecting the funding of such requested Future Funding Amount. Each amended and restated Confirmation shall (i) identify the related Purchased Asset, (ii) specify the amount of the related future advance made or to be made by Seller to the Underlying Obligor and the requested Future Funding Amount, (iii) specify the Future Funding Date, (iv) specify the Book Value of the Purchased Asset before and after giving effect to the related future advance, (v) specify the Purchase Price of the Purchased Asset before and after giving effect to the requested Future Funding Amount and (vi) be executed by both Buyer (upon satisfaction of the conditions set forth in this Section 3.10) and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on an amended and restated Confirmation that has not been signed by a Responsible Officer of Seller. Each amended and restated Confirmation together with this Agreement, shall be conclusive evidence of the terms of the Future Funding Transaction covered thereby. If terms in an amended and restated Confirmation are inconsistent with terms in this Agreement with respect to a particular Future Funding Transaction, the terms of such amended and restated Confirmation shall prevail. Notwithstanding any provision to the contrary in this Agreement, either expressed or implied, all future funding obligations set forth in any Purchased Asset Document are and shall at all times remain solely the obligations of Seller.

(b) For each requested funding of a Future Funding Transaction, no less than five (5) Business Days prior to the proposed Future Funding Date, Seller shall deliver to Buyer a Future Funding Request Package. The related Seller shall certify to Buyer in writing, as of the Future Funding Date, that (i) the related Purchased Asset is not a Defaulted Asset, (ii) the conditions precedent for a Transaction set forth in sub-paragraphs (b), (e), (f) and (g) of Section 6.02 have been met by Seller, (iii) the related Underlying Obligor has satisfied in all material respects all conditions required under the related Purchased Asset Documents to be entitled to the additional advance from the applicable Seller, and (iv) previously or simultaneously with Buyer’s funding of the Future Funding Transaction, the related Seller shall have funded or caused to be funded to the related Underlying Obligor (or to an escrow agent or as otherwise directed by the Underlying Obligor) its pro rata portion of the related future advance to the Underlying Obligor (such conditions as described in the preceding clauses (i) through (iv), the “Future Funding Conditions”).

(c) Provided that the related Seller has certified to Buyer in writing that the Future Funding Conditions are satisfied as of the related Future Funding Date, on such Future Funding Date, (i) the related Future Funding Amount shall be transferred by Buyer to the applicable Seller or, at such Seller’s direction, to the related Mortgagor and (ii) Buyer shall deliver to Seller a signed copy of the related amended and restated Confirmation described in Section 3.10(a) above.

Section 3.11 Additional Purchase Advance Transactions.

(a) Prior to the Maturity Date (as same may be extended, but no later than the Second Extended Maturity Date), Seller may request that Buyer increase the Applicable Percentage for any Purchased Asset, by written request delivered no less than seven (7) Business Days prior to the proposed date for the requested additional advance that would be based on such increased percentage (each such transaction pursuant to which such an advance is made, an “Additional Purchase Advance Transaction” and the amount advanced in any such transaction, an “Additional Purchase Advance”). In connection with any such Additional Purchase Advance Transaction, Buyer and Seller shall execute and deliver to each other an updated Confirmation setting forth the new Applicable Percentage and outstanding Purchase Price with respect to such Purchased Asset.

(b) With respect to any Additional Purchase Advance Transaction requested by Seller, Buyer shall fund the related requested Additional Purchase Advance within seven (7) Business Days after Seller’s request therefor, provided that, in each case, Buyer has determined that the following conditions precedent are satisfied, both immediately prior to entering into such Additional Purchase Advance Transaction and also after giving effect to the consummation thereof: (i) no more than two (2) Additional Purchase Advance Transactions per Purchased Asset may be entered into in any calendar month, (ii) no (A) Margin Deficit or (B) Default or Event of Default exists, (iii) the aggregate outstanding Purchase Price of all Purchased Assets subject to Transactions then outstanding does not exceed the Maximum Amount, (iv) no Sub-Limit is exceeded, (v) the amount of such Additional Purchase Advance (A) does not exceed the Additional Purchase Advance Available Amount, and (B) is in an amount greater than or equal to the lesser of (x) $10,000,000 and (y) the Additional Purchase Advance Available Amount with respect to such Purchased Asset, and (vi) no Material Adverse Effect has occurred and is continuing (the conditions precedent set forth in the preceding clauses (ii)(B), (iii), (iv) and (vi), collectively, the “Reallocation Conditions”).

ARTICLE 4

MARGIN MAINTENANCE

Section 4.01 Margin Deficit.

(a) If on any date (i) the Market Value for any Purchased Asset (as determined by Buyer) is less than (ii) the product of (A) the applicable Buyer’s Margin Percentage times (B) the outstanding Purchase Price for such Purchased Asset as of such date (the excess, if any, of (ii) over (i), a “Margin Deficit”), then Seller shall, within three (3) Business Days after notice from Buyer (a “Margin Call”), transfer cash to Buyer in an amount at least equal to such Margin Deficit. Buyer shall apply the funds received in satisfaction of a Margin Deficit to the Repurchase Obligations in such manner as Buyer determines, to amounts due and owing under the Repurchase Documents on such date. Additional terms and provisions governing Margin Deficits and Margin Calls under this Section 4.01(a) are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

(b) Notwithstanding the foregoing, in lieu of the satisfaction by Seller of a Margin Call through the payment of cash, or in combination with Seller’s payment of cash, Seller may deliver a written request to Buyer (to be delivered to Buyer within one (1) Business Day following the date of the related Margin Call) to reallocate any then-currently available Additional Purchase Advance Available Amounts in order to eliminate the related Margin Deficit by increasing the Purchase Price of a Purchased Asset with the related Additional Purchase Advance Available Amount and decreasing the Purchase Price of the Purchased Asset that is the subject of the related Margin Call. Any such written request for reallocation shall include a certification by Seller setting forth the following: (w) the Purchased Asset(s) with respect to which Seller requests that Buyer reallocate Additional Purchase Advance Available Amounts and the amount of such Additional Purchase Advance Available Amount(s) that Seller requests be re-allocated, (x) the Purchased Asset(s) to which Seller is requesting such Additional Purchase Advance Available Amount be applied, the new Purchase Price of each such Purchased Asset and the new Purchase Price of the Purchased Asset(s) from which the related Additional Purchase Advance Available Amount(s) are being reallocated, in each case, after giving pro forma effect to such reallocation, (y) the amount of the Margin Deficit on the Purchased Asset(s) to which any such Additional Purchase Advance Available Amount is to be applied in order to reduce the Purchase Price(s) thereof so as to eliminate such Margin Deficit, both immediately prior to and immediately after giving pro forma effect to such reallocation, and (z) that no Default or Event of Default exists (except, in the case of a Default, as would be cured by such reallocation). Provided that Buyer has determined that (A) the Reallocation Conditions have been satisfied and (B) the proposed reallocation(s) will not exceed the Additional Purchase Advance Available Amount(s) of the applicable Purchased Asset(s), Buyer shall reallocate the related Additional Purchase Advance Available Amount(s) to the Purchased Asset(s) to which such Margin Call relates, and, immediately thereafter, Seller shall execute and deliver new Confirmations acceptable to Buyer reflecting the new Purchase Prices of all affected Purchased Assets.

To the extent any Margin Deficit that is subject to a Margin Call under Section 4.01(a) above is not eliminated in full by way of a reallocation of Additional Purchase Advance Available Amounts pursuant to this Section 4.01(b), Seller shall fully cure the related Margin Deficit in accordance with Section 4.01(a) within the time period set forth in Section 4.01(a).

(c) Buyer’s election not to deliver, or to forbear from delivering, a Margin Call notice at any time there is a Margin Deficit shall not waive or be deemed to waive such Margin Deficit or in any way limit, stop or impair Buyer’s right to deliver a Margin Call notice at any time when the same or any other Margin Deficit exists for the same or any other Purchased Asset (and the conditions to delivery of such Margin Call under Section 4.01(a) above are satisfied). Buyer’s rights relating to Margin Deficits under this Section 4.01 are cumulative and in addition to and not in lieu of any other rights of Buyer under the Repurchase Documents or Requirements of Law.

(d) All cash transferred to Buyer pursuant to this Section 4.01 with respect to a Purchased Asset shall be deposited into the Waterfall Account, except as directed by Buyer, and notwithstanding any provision in Section 5.02 to the contrary, shall be applied to reduce the Purchase Price of such Purchased Asset. Immediately after the satisfaction by Seller of each Margin Call hereunder, Seller and Buyer shall execute and deliver the appropriate amended and restated Confirmations.

ARTICLE 5

APPLICATION OF INCOME

Section 5.01 Waterfall Account. The Waterfall Account shall be established at Deposit Account Bank. The customary related fees and expenses of Deposit Account Bank in connection with maintaining the Waterfall Account shall be the sole responsibility of Seller. Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a)(2) of the UCC) over the Waterfall Account, pursuant to the Controlled Account Agreement. Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Waterfall Account. All Income received by Seller, Buyer, any Servicer or Deposit Account Bank in respect of the Purchased Assets, shall be transferred by Servicer from the Servicing Agreement Account into the Waterfall Account within two (2) Business Days of receipt thereof (or, in the case of Servicer, in accordance with the applicable provisions of the Servicing Agreement and the related Servicer Notice). All such Income, once deposited in the Waterfall Account, shall be applied to and remitted by Deposit Account Bank in accordance with this Article 5.

Section 5.02 No Material Default or Event of Default Exists; Maximum Amount Not Exceeded; Third Extended Maturity Date Has Not Occurred. If (x) no Material Default or Event of Default has occurred and is continuing, (y) the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding is less than or equal to the Maximum Amount and (z) the Third Extended Maturity Date has not occurred, all Income deposited into the Waterfall Account during each Pricing Period shall be applied by Deposit Account Bank by no later than the next following Remittance Date (except as otherwise expressly provided below) in the following order of priority:

first, to pay all then-currently due and payable servicing fees to Buyer (or its designated Servicer), and to reimburse Buyer (or its designated Servicer) for any and all costs, expenses, advances and similar amounts incurred by Buyer (or its designated Servicer) in connection with the servicing of the Purchased Assets;

second, to the extent such payments are actually remitted by the Underlying Obligor to the Waterfall Account, to remit the tax (and insurance, if applicable) escrow portion and any tenant improvement, capital expenditure or other reserve portion of any payments received from each Underlying Obligor to the respective escrow agents pursuant to the escrow agreements or the Purchased Asset Documents for the underlying Whole Loans, and whether or not any event of default exists with respect to the related Whole Loan, but solely to the extent such amounts have not already been so remitted;

third, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date;

fourth, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;

fifth, to pay to Buyer an amount sufficient to eliminate any outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4.01);

sixth, to pay any custodial fees and expenses due and payable under the Custodial Agreement;

seventh, for each Purchased Asset, to pay the Applicable Percentage of any Principal Payment to Buyer, to be applied by Buyer within one (1) Business Day of receipt to reduce the outstanding Purchase Price of the applicable Purchased Asset (with the balance of such Principal Payment to be paid to Seller within three (3) Business Days of receipt in accordance with priority ninth below, subject to all other priorities set forth in this Section 5.02);

eighth, to pay Buyer any other amounts due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents (including, without limitation, any additional amounts required to be paid to Buyer pursuant to Section 3.04(c));

ninth, to pay to Seller any remainder for its own account, subject, however, to the covenants and other requirements of the Repurchase Documents.

Section 5.03 A Material Default or Event of Default Exists; Maximum Amount Exceeded; Third Extended Maturity Date Has Occurred. If a Material Default or an Event of Default exists, or the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding exceeds the Maximum Amount, or the Third Extended Maturity Date has occurred, all Income deposited into the Waterfall Account in respect of the Purchased Assets shall be applied by Deposit Account Bank, on the Business Day next following the Business Day on which each amount of Income is so deposited, in the following order of priority:

first, to pay all then-currently due and payable servicing fees to Buyer (or its designated Servicer), and to reimburse Buyer (or its designated Servicer) for any and all costs, expenses, advances and similar amounts incurred by Buyer (or its designated Servicer) in connection with the servicing of the Purchased Assets;

second, to the extent such payments are actually remitted by the Underlying Obligor to the Waterfall Account, to remit the tax (and insurance, if applicable) escrow portion of any payments received from each Underlying Obligor to the respective escrow agents pursuant to the escrow agreements or other Purchased Asset Documents for the related Whole Loan, and whether or not any event of default exists with respect to the related Whole Loan;

third, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date;

fourth, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;

fifth, to pay any custodial fees and expenses due and payable under the Custodial Agreement;

sixth, to pay to Buyer an amount equal to the aggregate Repurchase Price of all Purchased Assets (to be applied in such order and in such amounts as determined by Buyer, until such Purchase Price has been reduced to zero) plus all other amounts due to Buyer under the Repurchase Documents;

seventh, to pay to Buyer all other Repurchase Obligations due to Buyer, in such order and in such amounts as Buyer shall determine in its discretion; and

eighth, to pay to Seller any remainder for its own account.

Section 5.04 [Reserved].

Section 5.05 Seller to Remain Liable. If the amounts remitted to Buyer as provided in Sections 5.02 and 5.03 are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Repurchase Document on a Remittance Date, a Repurchase Date or Maturity Date, whether due to the occurrence of an Event of Default or otherwise, Seller shall remain liable to Buyer for payment of all such amounts when due.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.01 Conditions Precedent to Initial Transaction. Buyer shall not be obligated to enter into any Transaction or purchase any Asset until the following conditions have been satisfied as determined, or waived by Buyer, on and as of the Closing Date (or, in the case of clause (a)(vi) below, as of the initial Purchase Date following the Closing Date):

(a) Buyer has received the following documents, each dated as of the Closing Date unless otherwise specified: (i) each Repurchase Document duly executed and delivered by the parties thereto, (ii) an official good standing certificate or its documentary equivalent dated a recent date with respect to Seller, Pledgor and Guarantor (including, with respect to Seller, in each jurisdiction where any Mortgaged Property is located to the extent necessary for Buyer to enforce its rights and remedies thereunder), (iii) certificates of the secretary or an assistant secretary of Seller, Pledgor and Guarantor with respect to attached copies of the Governing Documents and applicable resolutions of Seller, Pledgor and Guarantor, and the incumbencies and signatures of officers of Seller, Pledgor and Guarantor executing the Repurchase Documents to which each is a party, evidencing the authority of Seller and Guarantor with respect to the execution, delivery and performance thereof, (iv) a Closing Certificate, (v) an executed Power of Attorney, (vi) such opinions from counsel to Seller, Pledgor and Guarantor as Buyer may require, including with respect to corporate matters (including, without limitation, the valid existence and good standing of Seller, Guarantor and Pledgor and the enforceability of their respective operating agreements), the due authorization, execution, delivery and enforceability of each of the Repurchase Documents, non-contravention, no consents or approvals required other than those that have been obtained, first priority perfected security interests in the Purchased Assets, the Pledged Collateral and any other collateral pledged pursuant to the Repurchase Documents, Investment Company Act matters, and the applicability of Bankruptcy Code safe harbors, (vii) a duly completed Compliance Certificate, and (viii) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require;

(b) (i) UCC financing statements have been filed against Seller and Pledgor in all filing offices required by Buyer, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller and the Purchased Assets as Buyer may require, (iii) the results of such searches are satisfactory to Buyer and (iv) all original certificates evidencing all ownership interests in Seller, which interests shall be in certificated form pursuant to Section 8-103 of the UCC, together with executed original copies of all necessary blank transfer documents, have been delivered to Custodian;

(c) Buyer has received payment from Seller of all fees and expenses then payable under this Agreement, as contemplated by Section 13.02 and by the applicable provisions of the Fee and Pricing Letter;

(d) Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer”, Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws diligence, and any information required to be obtained by Buyer pursuant to the Beneficial Ownership Regulation) and modeling as it may require; and

(e) Buyer shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to Seller to the extent that Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Section 6.02 Conditions Precedent to All Transactions. Buyer shall not be obligated to enter into any Transaction, purchase any Asset, or be obligated to take, fulfill or perform any other action hereunder, until the following additional conditions have been satisfied as determined by or waived by Buyer, with respect to each Asset on and as of the Purchase Date (including the first Purchase Date) therefor:

(a) Buyer has received the following documents for each prospective Purchased Asset: (i) [reserved], (ii) an Underwriting Package, (iii) a Confirmation, (iv) the related Servicing Agreement(s), if a copy was not previously delivered to Buyer, (v) a Servicer Notice, if not previously delivered to Servicer, (vi) a trust receipt and other items required to be delivered under the Custodial Agreement, (vii) with respect to any Wet Mortgage Asset, a Bailee Agreement, and (viii) all other documents, certificates, information, financial statements, reports and approvals as Buyer may require (provided, however, that with respect to any Wet Mortgage Asset, delivery of the foregoing items in accordance with the provisions of Sections 3.01(g) and (h) shall be deemed to satisfy the conditions of this Section 6.01(a) (unless otherwise determined in the discretion of Buyer));

(b) immediately before such Transaction and after giving effect thereto and to the intended use thereof, no Representation Breach (including with respect to any Purchased Asset), Default, Event of Default, Margin Deficit or Material Adverse Effect exists;

(c) Buyer has completed its due diligence review of the Underwriting Package, Purchased Asset Documents and such other documents, records and information as Buyer deems appropriate, and the results of such reviews are satisfactory to Buyer;

(d) Buyer has (i) determined that such Asset is an Eligible Asset, (ii) approved the purchase of such Asset, (iii) determined that each such Asset has adequate structure, stabilized Debt Yield and stabilized loan-to-value ratio (each as determined in Buyer’s sole and absolute discretion to Buyer’s last dollar), (iv) obtained all necessary internal credit and other approvals for such Transaction, and (v) executed the Confirmation;

(e) immediately after giving effect to such Transaction, the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Amount and no Sub-Limit is exceeded;

(f) the Repurchase Date specified in the Confirmation is not later than the Maturity Date;

(g) Seller has satisfied all requirements and conditions and has performed all covenants, duties, obligations and agreements contained in the other Repurchase Documents to be performed by Seller on or before the Purchase Date;

(h) to the extent the related Purchased Asset Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, and without prejudice to the sale treatment of such Asset to Buyer, Buyer has received satisfactory evidence that Seller has given notice to the applicable Persons of Buyer’s interest in such Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions;

(i) prior to entering into such Transaction, Buyer shall have determined that Guarantor’s Fixed Charge Coverage Ratio (as defined in the Guarantee Agreement) for the most recent Test Period (as defined in the Guarantee Agreement) is not less than 1.4 to 1.00;

(j) Custodian shall have received executed blank assignments of all Purchased Asset Documents, if applicable, in appropriate form for recording in the jurisdiction in which the underlying real estate is located (the “Blank Assignment Documents”);

(k) for all Assets acquired from or originated by (whether directly or indirectly) an Affiliate of Seller (other than any Asset acquired directly or indirectly from and/or originated by Guarantor or any Subsidiary of Guarantor), if requested by Buyer, a true sale opinion from counsel to Seller in form and substance reasonably satisfactory to Buyer; and

(l) if the Purchased Asset is a STWD/SCREDIT Pari Passu Interest, Buyer shall have received a STWD/SCREDIT Co-Lender Agreement with respect to such Purchased Asset in the form of Exhibit H and otherwise in form and substance acceptable to Buyer in its discretion, duly completed and executed by each of the parties thereto.

Each Confirmation delivered by Seller shall constitute a certification by Seller that all of the conditions precedent in this Article 6 have been satisfied, unless any such condition precedent was expressly waived in the related Confirmation.

The failure of Seller to satisfy any of the conditions precedent in this Article 6 with respect to any Transaction or Purchased Asset shall, unless such failure was set forth in an exceptions schedule to the relevant Confirmation or otherwise waived in writing by Buyer on or before the related Purchase Date, give rise to the right of Buyer at any time to rescind the related Transaction, whereupon Seller shall immediately pay to Buyer the Repurchase Price of such Purchased Asset.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, on and as of the date of this Agreement, each Purchase Date, and, except as otherwise expressly provided below, at all times when any Repurchase Document or Transaction is in full force and effect:

Section 7.01 Seller. Seller has been duly organized and validly exists in good standing as a limited liability company under the laws of the State of Delaware. Seller (a) has all requisite power, authority, legal right, licenses and franchises, (b) is duly qualified to do business in all jurisdictions necessary, and (c) has been duly authorized by all necessary action, to (w) own, lease and operate its properties and assets, (x) conduct its business as presently conducted, (y) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party, and (z) originate, service, acquire, own, sell, assign, pledge and repurchase the Purchased Assets. Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement. Seller’s location (within the meaning of Article 9 of the UCC), chief executive office and the office where Seller keeps all records (within the meaning of Article 9 of the UCC) relating to the Purchased Assets is at the address of Seller referred to in Annex 1. Seller has not changed its name or location within the past twelve (12) months. Seller 1’s organizational identification number is 3005882 and its tax identification number is 99-0982803. Seller 2’s organizational identification number is 3005858 and its tax identification number is 99-1044622. Seller 1 is a wholly-owned Subsidiary of SCREDIT Mortgage Funding, LLC. Seller 2 is a wholly-owned Subsidiary of SCREDIT Mortgage Funding BC, LLC. The fiscal year of Seller is the calendar year. Seller has no Indebtedness, Contractual Obligations or investments other than (a) ordinary trade payables, (b) in connection with Assets acquired or originated for the Transactions, and (c) under the Repurchase Documents. Each of Seller 2 and Seller 2-A have no Guarantee Obligations. Each of Seller 1 and Seller 2 have no Subsidiaries.

Section 7.02 Repurchase Documents. Each Repurchase Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Seller of each Repurchase Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to or by the Repurchase Documents) on any of the properties or assets of Seller. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Repurchase Documents to which it is a party and the sale of and grant of a security interest in each Purchased Asset to Buyer, have been obtained, effected, waived or given and are in full force and effect. The execution, delivery and performance of the Repurchase Documents do not require compliance by Seller with any “bulk sales” or similar law. Except as disclosed to Buyer by or on behalf of Seller in writing prior to the Closing Date or, as applicable, the related Purchase Date for each Transaction, there is no material litigation, proceeding or investigation pending or, to Seller’s Knowledge, threatened, against Seller, Pledgor or Guarantor before any Governmental Authority (a) asserting the invalidity of any Repurchase Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

Section 7.03 Solvency. None of Seller, Pledgor or Guarantor is or has ever been the subject of an Insolvency Proceeding. Seller, Pledgor and Guarantor are Solvent and the Transactions do not and will not render Seller, Pledgor or Guarantor not Solvent. Seller is not entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of Seller, Pledgor or Guarantor. Seller has received or will receive reasonably equivalent value for the Repurchase Documents and each Transaction. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.

Section 7.04 Taxes. For U.S. federal income tax purposes, each Seller is a disregarded entity of either the Guarantor or of a taxable REIT subsidiary of Guarantor. Seller, Pledgor and Guarantor have filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by them, or with respect to any of their properties or assets, which have become due and payable, except (i) taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (ii) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.05 Financial Condition. The audited balance sheet of Guarantor as at the fiscal year most recently ended for which such audited balance sheet is available, and the related audited statements of income, stockholders equity, retained earnings and of cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by Guarantor’s independent certified public accountants, copies of which have been delivered to Buyer, are complete and correct and present fairly the financial condition of Guarantor as of such date and the results of its operations and cash flows for the fiscal year then ended. All such financial statements, including related schedules and notes, were prepared in accordance with GAAP except as disclosed therein. Except as disclosed to Buyer by or on behalf of Seller in writing prior to the Closing Date or, as applicable, the related Purchase Date for each Transaction, Guarantor does not have any material contingent liability or any long term lease or unusual forward or long term commitment, including any Derivative Contract, which is not reflected in the foregoing statements or notes.

Section 7.06 True and Complete Disclosure. The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions will be true, correct and complete in all material respects, or in the case of projections will be based on reasonable estimates prepared and presented in good faith, in each case, on the date as of which such information is stated or certified.

Section 7.07 Compliance with Laws. Seller has complied in all material respects with all Requirements of Laws, and, to Seller’s Actual Knowledge, no Purchased Asset contravenes any Requirements of Laws in any material respect. None of Seller, Guarantor nor any Subsidiaries of Seller or Guarantor, nor to the knowledge of Seller or Guarantor, any Affiliate of Seller or Guarantor (i) is in violation of any Sanctions or (ii) is a Sanctioned Target. The proceeds of any Transaction have not been and will not be used, directly or indirectly, to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. None of Seller, Pledgor or Guarantor (a) is or is controlled by an “investment company” as defined in such Act or is exempt from the provisions of the Investment Company Act, (b) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (c) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. No properties presently or previously owned or leased by Seller, Pledgor or Guarantor, to the Knowledge of Seller, contain or previously contained any Materials of Environmental Concern that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of Seller, Pledgor or Guarantor thereunder. Seller has no Actual Knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Seller, Pledgor or Guarantor under any Environmental Law. Materials of Environmental Concern have not been Released in violation of Environmental Laws or in a manner that reasonably could be expected to give rise to liability of Seller, Pledgor or Guarantor thereunder. Seller and all Affiliates of Seller are in compliance with all Anti-Corruption Laws. Neither Seller nor any Affiliate of Seller has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller, any Affiliate of Seller or any other Person, in violation of any Anti-Corruption Law.

Section 7.08 Compliance with ERISA. (a) Neither Seller has any employees as of the date of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no Seller, Pledgor, Guarantor or any ERISA Affiliate sponsors, maintains, contributes to, or has any liability in respect of any Plan or Multiemployer Plan.

(b) Each of each Seller, Pledgor and Guarantor either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) does not hold any “plan assets” within the meaning of the Plan Asset Regulations.

(c) Assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, none of the transactions contemplated by the Repurchase Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject Buyer to any tax or penalty or prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 7.09 No Default or Material Adverse Effect. As of each of the Closing Date and the Purchase Date for each Transaction hereunder, no Event of Default and, to Seller’s Knowledge, no Default exists. Seller believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Repurchase Documents and Purchased Asset Documents to which it is a party, and except as disclosed to Buyer by or on behalf of Seller in writing prior to the Closing Date or, as applicable, the related Purchase Date for each Transaction, that it is not subject to any agreement, obligation, restriction or Requirements of Law which would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect. Except as disclosed to Buyer by or on behalf of Seller in writing, prior to the Closing Date or, as applicable, the related Purchase Date for each Transaction, Seller has no Knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect. No Internal Control Event has occurred.

Section 7.10 Purchased Assets. Each Purchased Asset is an Eligible Asset. Each representation and warranty of Seller set forth in the Repurchase Documents (including those set forth in Schedule 1(a), 1(b), 1(c) or 1(d) applicable to the Class of such Purchased Asset) and the Purchased Asset Documents with respect to each Purchased Asset is true and correct. Seller has delivered to Custodian true, correct and complete copies of the Purchased Asset Documents, as applicable, relating to each Purchased Asset. Except as disclosed to Buyer by or on behalf of Seller in writing, Seller has no Actual Knowledge of any fact which could reasonably lead it to expect that any Purchased Asset will not be paid in full. None of the Purchased Asset Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than Buyer. If any Purchased Asset Document requires the holder or transferee of the related Purchased Asset to be a qualified transferee, qualified institutional lender or qualified lender (however defined), Seller meets such requirement. Assuming that Buyer also meets such requirement, the assignment and pledge of such Purchased Asset to Buyer pursuant to the Repurchase Documents do not violate such Purchased Asset Document. Seller and all Affiliates of Seller have sold and transferred all Servicing Rights with respect to the Purchased Assets to Buyer.

Section 7.11 Purchased Assets Acquired from Transferors. With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (e) the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement.

Section 7.12 Transfer and Security Interest. The Repurchase Documents constitute a valid and effective transfer to Buyer of all right, title and interest of Seller in, to and under all Purchased Assets (together with all related Servicing Rights), free and clear of any Liens. With respect to the protective security interest granted by Seller in Section 11.01, upon the delivery of the Confirmations and the Purchased Asset Documents to Custodian, the execution and delivery of the Controlled Account Agreement and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first priority perfected security interest to the extent such security interest can be perfected by possession, filing or control under the UCC (to the extent such filings are required to be made or possession or control is granted pursuant to the Repurchase Documents and other than Liens granted pursuant to or by the Repurchase Documents). Upon receipt by Custodian of each Purchased Asset Document required to be endorsed in blank by Seller and payment by Buyer of the Purchase Price for the related Purchased Asset, Buyer shall either (a) own such Purchased Asset and the related Purchased Asset Documents or (b) have a valid first priority perfected security interest in such Purchased Asset and the related Purchased Asset Documents. At Buyer’s election (and at Buyer’s sole cost and expense, or if completed and recorded following a Material Default or Event of Default, at Seller’s sole cost and expense), Buyer or any nominee or agent of Buyer may complete and record any or all of the Blank Assignment Documents as further evidence of Buyer’s ownership interest in the related Purchased Asset Documents. The Purchased Assets constitute the following, as defined in the UCC, as applicable: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

Section 7.13 No Broker. Neither Seller nor any Affiliate of Seller has dealt with any broker, investment banker, agent or other Person, except for Buyer or an Affiliate of Buyer, who may be entitled to any commission or compensation in connection with any Transaction.

Section 7.14 Separateness. Seller is in compliance with the requirements of Article 9.

Section 7.15 [Reserved].

Section 7.16 Investment Company Act. None of Seller, Guarantor or any Affiliate of Seller or Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act, or otherwise required to register thereunder. Seller is exempt from the registration requirements of the Investment Company Act pursuant to an exemption other than the exemptions set forth in Section 3(c)(1) and 3(c)(7) of the Investment Company Act.

Section 7.17 Anti-Money Laundering Laws and Anti-Corruption Laws. The operations of each of Seller and Guarantor are, and have been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of its knowledge and belief) threatened against each of Seller and Guarantor or to the knowledge of Seller or Guarantor, any Affiliates of Seller or Guarantor.

Section 7.18 Sanctions. Certain terms and provisions regarding Sanctions are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

Section 7.19 Beneficial Ownership Certification. The information included in each Beneficial Ownership Certification is true and correct in all respects.

ARTICLE 8

COVENANTS OF SELLER

From the date hereof until the Repurchase Obligations are indefeasibly paid in full and the Repurchase Documents are terminated, Seller shall perform and observe the following covenants, which shall be given independent effect:

Section 8.01 Existence; Governing Documents; Conduct of Business. Seller shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents, including all special purpose entity provisions, and (d) not modify, amend or terminate its Governing Documents in any material respect, without Buyer’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, or divide itself into two or more separate limited liability companies. Seller shall (a) continue to engage in the same (and no other) general lines of business as presently conducted by it, (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business, and (c) maintain Seller’s status as a qualified transferee, qualified lender or any similar term (however defined) if and to the extent required under the Purchased Asset Documents. Seller shall not (A) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office, as defined in the UCC) from the location referred to in Section 7.01, or (B) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets. Seller shall enter into each Transaction as principal, unless Buyer agrees before a Transaction that Seller may enter into such Transaction as agent for a principal and under terms and conditions disclosed to Buyer.

Section 8.02 Compliance with Laws, Contractual Obligations and Repurchase Documents. Seller shall comply in all material respects with each and every Requirements of Law, including those relating to any Purchased Asset and to the reporting and payment of taxes. No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System. Seller shall maintain the Custodial Agreement and Controlled Account Agreement in full force and effect. Seller shall not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by Seller of any Repurchase Document.

Section 8.03 Structural Changes. Seller shall not enter into merger or consolidation, or adopt, file, or effect a Division, or liquidate, wind up or dissolve, or sell all or substantially all of its assets or properties (except in the ordinary course of its business or as contemplated herein), or permit any changes in the ownership of its Equity Interests which results in a Change of Control of Seller, without the consent of Buyer (unless, in any of the foregoing cases, the Repurchase Obligations are paid in full in connection with any such transaction). Seller shall ensure that all direct Equity Interests of Seller shall continue to be directly owned by the owner or owners thereof as of the date hereof. Seller shall ensure that neither the Equity Interests of Seller nor any property or assets of Seller shall be pledged to any Person other than Buyer. Seller shall not enter into any transaction with an Affiliate of Seller unless such transaction is on market and arm’s-length terms and conditions.

Section 8.04 Protection of Buyer’s Interest in Purchased Assets. With respect to each Purchased Asset, Seller shall take all action necessary or required by the Repurchase Documents, the Purchased Asset Documents and each and every Requirements of Law, or requested by Buyer, to perfect, protect and more fully evidence Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of Seller under each Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations, to the extent permitted under the terms of each related Purchase Agreement. Seller authorizes Buyer and its counsel to file UCC financing statements, describing the collateral as “all assets of Seller, whether now owned or existing or hereafter acquired or arising and all proceeds and products thereof” or words to that effect. Seller shall comply with all requirements of the Custodial Agreement with respect to each Purchased Asset, including the delivery to Custodian of all required Purchased Asset Documents. Should Seller fail to deliver any Purchased Asset Document to Custodian on a timely basis as required under the Custodial Agreement, Seller shall make best efforts to effect such delivery as soon as possible thereafter. Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and (c) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever. Notwithstanding the foregoing, (i) if Seller grants a Lien on any Purchased Asset in violation of this Section 8.04 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Default or Event of Default, and (ii) to the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01, 8.03 and 9.01 hereof), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer, for no additional consideration, all of its assets, and shall cause any owner of each such Division LLC to pledge all of the Equity Interests and any rights in connection therewith of each such Division LLC to Buyer, for no additional consideration, in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by the related Pledgor of all of such Pledgor’s right, title and interest in all of the Equity Interests of Seller and any rights in connection therewith, in each case pursuant to the related Pledge Agreement. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement or the Servicing Agreement. Seller shall not, or permit any Servicer to make or enter into any Material Modification to any Purchased Asset, Purchased Asset Document without Buyer’s prior written consent; provided, however, that (i) if any Material Modification is made with respect to a NCPPP Purchased Asset without Buyer’s consent, such Material Modification shall not constitute a breach of this sentence if Seller did not have the right to consent to same and (ii) if any Material Modification is made with respect to any STWD/SCREDIT Pari Passu Mortgage Loan, Buyer shall be deemed to have granted its consent to such Material Modification with respect to such STWD/SCREDIT Pari Passu Mortgage Loan for all purposes under this Agreement if (1) Buyer shall have granted its consent to such Material Modification under the Starwood Agreement and (2) Seller notifies Buyer pursuant to this Agreement at the time that Seller requests consent to such Material Modification that Seller’s Affiliate is also requesting consent to such Material Modification under the Starwood Agreement. Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

Section 8.05 Actions of Seller Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations, Investments and Liens. At any time after the occurrence and during the continuance of any Default under Sections 10.01(a) or 10.01(f) or any Event of Default, Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Seller, Pledgor or Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller. Seller shall not contract, create, incur, assume or permit to exist any Indebtedness, Guarantee Obligations, Contractual Obligations or Investments, except to the extent

(a) arising or existing under the Repurchase Documents,

(b) existing as of the Closing Date, as referenced in the financial statements delivered to Buyer prior to the Closing Date, and any renewals, refinancings or extensions thereof in a principal amount not exceeding that outstanding as of the date of such renewal, refinancing or extension,

(c) incurred after the Closing Date to originate or acquire Assets or to provide funding with respect to Assets, and (d) unsecured trade payables and personal property leases and financings incurred in the ordinary course of business, so long as the maximum outstanding amount of all liabilities described in this clause (d) shall at no time exceed an amount equal to five hundred thousand dollars ($500,000) (it being agreed that, for purposes hereof, “trade payables” shall not include unpaid legal fees and unpaid transaction costs in connection with the execution of this Agreement, the acquisition or origination of any Purchased Asset or any Transaction under this Agreement). Seller shall not (I) contract, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets (including the Purchased Assets) of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, other than, except with respect to any Purchased Asset, any Permitted Liens, or (II) except as provided in the preceding clause (I), grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of the foregoing.

Section 8.06 Maintenance of Records. Seller shall keep and maintain all documents, books, records and other information (including with respect to the Purchased Assets) that are reasonably necessary or advisable in the conduct of its business.

Section 8.07 Sub-Limits. Each Seller shall comply at all times during the Funding Period with all applicable Sub-Limits, determined on an aggregate basis.

Section 8.08 Delivery of Income. Seller shall cause each Underlying Obligor with respect to each Purchased Asset (and/or, if applicable, the related administrative agent or paying agent with respect to a Senior Interest) to be instructed to remit all Income relating to the Purchased Assets to the Servicing Agreement Account. Each Servicer Notice shall require, and Seller shall cause Servicer to, transfer all Income for each Purchased Asset into the Waterfall Account in accordance with Section 5.01 hereof on the day the related payments are due in accordance with the term so the Servicing Agreement and the related Servicer Notice. Seller and Servicer shall, in connection with each principal payment or prepayment under a Purchased Asset, provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request. If any Income is received by Seller, Pledgor, Guarantor or any Affiliate of Seller, Pledgor or Guarantor, Seller shall deposit such Income into the Waterfall Account within two (2) Business Days after receipt, and, until so deposited, hold such Income in trust for Buyer, segregated from other funds of Seller.

Section 8.09 Delivery of Financial Statements and Other Information. Seller shall deliver the following to Buyer, as soon as available and in any event within the time periods specified:

(a) no later than the earlier of (x) sixty (60) days after the end of the first three (3) fiscal quarters and (y) simultaneously with the filing of the related reports with the Securities and Exchange Commission, (i) the unaudited balance sheets of Guarantor as at the end of such period, (ii) the related unaudited statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, and (iii) a Compliance Certificate;

(b) no later than the earlier of (x) ninety (90) days after the end of each fiscal year of Guarantor and (y) simultaneously with the filing of the related reports with the Securities and Exchange Commission, (i) the audited balance sheets of Guarantor as at the end of such fiscal year, (ii) the related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, (iii) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP, (iv) a projections of Guarantor of the operating budget and cash flow budget of Guarantor for the following fiscal year, to the extent such is prepared and (v) a Compliance Certificate;

(c) all reports submitted to Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the books and records of Guarantor made by such accountants, including any management letter commenting on Guarantor’s internal controls;

(d) with respect to each Purchased Asset and related Mortgaged Property, on or before each Remittance Date, all remittance, servicing, securitization, exception and other reports, if any, and all operating and financial statements and rent rolls of all Underlying Obligors for all Mortgaged Properties during the prior month, when and as received from an Underlying Obligor, a third-party servicer or from any other source;

(e) all financial statements, reports, notices and other documents that Guarantor sends to holders of its Equity Interests or makes to or files with any Governmental Authority, promptly after the delivery or filing thereof;

(f) any other material agreements, correspondence, documents or other information not included in an Underwriting Package on the related Purchase Date, which is related to Seller or the Purchased Assets, as soon as possible after the discovery thereof by Seller, Pledgor or Guarantor; and

(g) such other information regarding the financial condition, operations or business of Seller, Guarantor or any Underlying Obligor as Buyer may reasonably request including, without limitation, any such information which is otherwise necessary to allow Buyer to monitor compliance with the terms of the Repurchase Documents.

Documents required to be delivered pursuant to this Section 8.09 may be delivered by electronic communication (including email or otherwise) and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable party transmits such documents via email, or (ii) on which such documents are posted on the applicable party’s behalf on an internet or intranet website, if any, to which the Buyer has access (whether a commercial, third party website or whether sponsored by the Buyer, so long as Guarantor delivers email notice thereof to Buyer on the date of any such electronic posting of any such information, describing such posted materials in reasonable detail, together with an electronic link thereto).

Section 8.10 Delivery of Notices. Seller shall promptly (and in no event later than one (1) Business Day from the date that Seller has Knowledge of each such occurrence) notify Buyer of the occurrence of any of the following of which Seller has Knowledge, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(a) a Representation Breach;

(b) any of the following: (i) with respect to any Purchased Asset or related Mortgaged Property: material change in Market Value, material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, and (ii) with respect to Seller: violation of Requirements of Law, material decline in the value of Seller’s assets or properties, an Internal Control Event or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(c) the existence of any Default, Event of Default or material default under or related to a Purchased Asset, Purchased Asset Document, Indebtedness, Guarantee Obligation or Contractual Obligation of Seller;

(d) the resignation or termination of any Servicer pursuant to the related Servicing Agreement;

(e) the establishment of a rating by any Rating Agency applicable to Seller, Guarantor or Pledgor, and any downgrade in or withdrawal of such rating once established; and

(f) the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) affects Seller, Guarantor, any Purchased Asset, Pledged Collateral or any Mortgaged Property, (ii) questions or challenges the validity or enforceability of any Repurchase Document, Transaction, Purchased Asset or Purchased Asset Document, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

Section 8.11 [Reserved].

Section 8.12 [Reserved].

Section 8.13 [Reserved].

Section 8.14 Pledge Agreement. Seller shall not take any direct or indirect action that would cause Pledgor to breach any of its covenants under the Pledge Agreement. Seller shall not permit any additional Persons to acquire Equity Interests in Seller other than the Equity Interests owned by Pledgor and pledged to Buyer pursuant to the Pledge Agreement, and Seller shall not permit any sales, assignments, pledges or transfers of the Equity Interests in Seller other than to Buyer.

Section 8.15 Taxes. For U.S. federal income tax purposes, Seller will continue to be a disregarded entity of Guarantor or of a taxable REIT subsidiary of Guarantor. Seller and Guarantor will each timely file all federal tax returns and all other material tax returns, domestic and foreign, required to be filed by them and will timely pay all federal and other material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges (whether imposed with respect to their income or any of their properties or assets) which become due and payable, except (i) any such taxes, assessments, fees, or other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves are established in accordance with GAAP or (ii) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.16 [Reserved].

Section 8.17 [Reserved].

Section 8.18 [Reserved].

Section 8.19 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(a) The proceeds of any Transaction shall not be used, directly or indirectly, for any purpose which would breach any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(b) Seller and Guarantor shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(c) The repurchase of any Purchased Asset or any other payment due to Buyer under this Agreement or any other Repurchase Document shall not be funded, directly or indirectly, with proceeds derived from a transaction that would be prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or in any manner that would cause Seller or Guarantor or to the knowledge of Seller or Guarantor, any Affiliates of Seller or Guarantor to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(d) With respect to the Purchased Assets that were originated by Seller or any Affiliate of Seller, Seller has conducted the customer identification and customer due diligence required in connection with the origination of each Purchased Asset for purposes of complying with all Anti-Money Laundering Laws, and will maintain sufficient information to identify each such customer for purposes of such Anti-Money Laundering Laws.

Section 8.20 Compliance with Sanctions. The proceeds of any Transaction hereunder will not, directly or indirectly, be used to lend, contribute, or otherwise be made available; (i) to fund any activities or business of or with a Sanctioned Target, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause Buyer to be in breach of any Sanctions. Seller or Guarantor shall notify Buyer in writing not more than three (3) Business Days after becoming aware of any breach of Section 7.18 or this Section 8.20.

Section 8.21 Beneficial Ownership. If, at any time, Seller becomes a “legal entity customer” under the Beneficial Ownership Regulation, then Seller shall promptly provide to Buyer a Beneficial Ownership Certification. To the extent that Seller is a “legal entity customer” under the Beneficial Ownership Regulation, Seller shall promptly give notice to Buyer of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and shall promptly deliver an updated Beneficial Ownership Certification to Buyer. Upon any request by Buyer from time to time in order to comply with the Beneficial Ownership Regulation, Seller shall promptly deliver to Buyer a new or updated Beneficial Ownership Certification, as applicable, in relation to Seller.

ARTICLE 9

SINGLE-PURPOSE ENTITY

Section 9.01 Covenants Applicable to Seller. Seller shall (i) own and has owned no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Repurchase Document (provided, however, that it shall not be a breach of the foregoing covenant if Seller holds any Senior Interest or Mezzanine Loan which such Senior Interest or Mezzanine Loan does not become a Purchased Asset hereunder provided that such Asset is transferred to an Affiliate of Seller prior to the Purchase Date for the related Purchased Asset), (ii) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (I) with respect to the Purchased Asset Documents, the Retained Interests, (II) commitments to make loans which may become Eligible Assets, and (III) as otherwise permitted under this Agreement, (iii) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the origination or acquisition of Assets for purchase under the Repurchase Documents, (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, (v) comply with the provisions of its Governing Documents, (vi) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents in any material respect without the prior written approval of Buyer, (vii) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (I) appropriate notation shall be made on such financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (II) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns (except to the extent Seller is a disregarded entity for U.S. federal income tax purposes or to the extent consolidation is otherwise required or permitted under Requirements of Law), (viii) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for tax purposes), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (ix) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided that the foregoing shall not require any member, partner or shareholder of any Seller to make any additional capital contribution to such Seller, (x) not engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except in the ordinary course of its business or as contemplated herein), nor shall Seller adopt, file or effect a Division; (xi) not commingle its funds or other assets with those of any Affiliate or any other Person (except with those of the other Seller in accordance with the terms of the Repurchase Documents) and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (xii) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person (other than the other Seller in accordance with the Repurchase Documents), (xiii) not hold itself out to be responsible for the debts or obligations of any other Person (except for the other Seller in accordance with the terms of the Repurchase Documents), (xiv) not, without the prior written consent of its Independent Director or Independent Manager, take any Insolvency Action, (xv) (I) have at all times at least one (1) Independent Director or Independent Manager (whose vote is required to take any Insolvency Action), and (II) provide Buyer with up-to-date contact information for each such Independent Director or Independent Manager and a copy of the agreement pursuant to which the Independent Director or Independent Manager consents to and serves as an “Independent Director” or “Independent Manager” for Seller, (xvi) the Governing Documents for Seller shall provide that for so long as any Repurchase Obligations remain outstanding, that (I) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director or Independent Manager, together with the name and contact information of the replacement Independent Director or Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Director or Independent Manager, (II) that, to the fullest extent permitted by law, and notwithstanding any duty otherwise existing at law or in equity, any Independent Director or Independent Manager shall consider only the interests of Seller, including its respective creditors, in acting or otherwise voting on the Insolvency Action, and (III) that, except for duties to Seller as set forth in the immediately preceding clause (including duties to the holders of the Equity Interests in Seller or Seller’s respective creditors solely to the extent of their respective economic interests in Seller, but excluding (A) all other interests of the holders of the Equity Interests in Seller, (B) the interests of other Affiliates of Seller, and (C) the interests of any group of Affiliates of which Seller is a part), the Independent Director or Independent Manager shall not have any fiduciary duties to the holders of the Equity Interests in Seller, any officer or any other Person bound by the Governing Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (xvii) except for capital contributions and capital distributions permitted under the terms of its Governing Documents and properly reflected on its books and records, not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, (xviii) [reserved], (xix) use separate stationary, invoices and checks bearing its own name, (xx) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, (xxi) not pledge its assets to secure the obligations of any other Person (other than the other Seller in accordance with the Repurchase Documents), and (xxii) not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity.

Section 9.02 Additional Covenants Applicable to Seller. Seller (i) is and shall remain a Delaware limited liability company, (ii) shall have at least one Independent Director or Independent Manager serving as manager of such company, (iii) shall not take any Insolvency Action and shall not cause or permit Pledgor to take any Insolvency Action with respect to Seller, in each case unless all of its Independent Director(s) or Independent Manager(s) then serving as managers of the company shall have consented in writing to such action (directly or indirectly), and (iv) shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company ceasing to be a member of the company.

ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES

Section 10.01 Events of Default. Each of the following events shall be an “Event of Default”:

(a) Seller fails to make a payment of (i) Margin Deficit or Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise, (ii) Price Differential when due, or (iii) any other amount when due, in each case under the Repurchase Documents;

(b) Seller fails to observe or perform in any material respect any other Repurchase Obligation of Seller under the Repurchase Documents or the Purchased Asset Documents to which Seller is a party, and (except in the case of a failure to perform or observe the Repurchase Obligations of Seller under Section 8.04 and 18.08(a)) such failure continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller (or such longer period as agreed to by Buyer, not to exceed fifteen (15) days from the date of the underlying breach, but only if such underlying breach is capable of being cured and so long as Seller diligently and continuously takes all actions necessary to cure such underlying breach);

(c) any Representation Breach (other than a Representation Breach arising out of any of the representations and warranties set forth on Schedule 1(a), 1(b), 1(c) and 1(d) hereto, which will not, in and of themselves, be Events of Default) exists and continues unremedied for ten (10) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such Representation Breach by Seller;

(d) Seller, Pledgor or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness, Guarantee Obligation or Contractual Obligation with an outstanding amount of at least $100,000 with respect to Seller or Pledgor, or $25,000,000 with respect to Guarantor, and the effect of such default is to permit the acceleration thereof (regardless of whether such default is waived or such acceleration occurs);

(e) Seller, Pledgor or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement between Seller, Pledgor or Guarantor and Buyer or any Affiliate of Buyer;

(f) an Insolvency Event occurs with respect to Seller, Pledgor or Guarantor;

(g) a Change of Control occurs without the prior written consent of Buyer, not to be unreasonably withheld;

(h) a final judgment or judgments for the payment of money in excess of $100,000 with respect to Seller or Pledgor, or $25,000,000 with respect to Guarantor, in each case in the aggregate and in each case that is not insured against is entered against Seller, Pledgor or Guarantor by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) days from the date of entry thereof;

(i) a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, or (iii) terminate the activities of Seller as contemplated by the Repurchase Documents;

(j) Seller, Pledgor or Guarantor admits in writing that it is not Solvent or is not able to perform any of its Repurchase Obligations, Contractual Obligations, Guarantee Obligations, Capital Lease Obligations or Off-Balance Sheet Obligations;

(k) any provision of the Repurchase Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any Lien, security interest or control granted under or in connection with the Repurchase Documents, Pledged Collateral or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any other Person, in each case directly, indirectly, in whole or in part, except that, Seller have a period of three (3) Business Days from the date of each such violation to either repurchase the related Purchased Asset from Buyer pursuant to Section 3.04 or cure the related breach, as such cure is determined by Buyer or any Pledged Collateral;

(l) Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Asset except that, Seller have a period of three (3) Business Days from the date of each such violation to cure the related breach, as such cure is determined by Buyer;

(m) Seller, Pledgor or Guarantor is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Repurchase Documents shall require registration of Seller, Pledgor or Guarantor as an “investment company”;

(n) Seller engages in any conduct or action where Buyer’s prior consent is required by any Repurchase Document and Seller fails to obtain such consent;

(o) Seller, Servicer (but only to the extent that Buyer or one of its Affiliates is not Servicer), Pledgor or Guarantor fails to deposit to the Servicing Agreement Account or the Waterfall Account all Income and other amounts as required by Section 5.01 and other provisions of this Agreement; provided that no Event of Default shall occur under this clause (o) if such failure is cured within two (2) Business Days of when due;

(p) Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;

(q) [reserved];

(r) [reserved];

(s) Guarantor breaches any of the obligations, terms or conditions set forth in the Guarantee Agreement and such breach remains uncured for at least three (3) Business Days;

(t) any Material Modification is made to any Purchased Asset Document without the prior written consent of Buyer; provided, however, that if any Material Modification is made with respect to a NCPPP Purchased Asset without Buyer’s consent, such Material Modification shall not constitute an Event of Default if Seller did not have the right to consent to same; or

(u) Seller adopts, files, or effects a Division;

Section 10.02 Remedies of Buyer as Owner of the Purchased Assets. If an Event of Default exists, at the option of Buyer, exercised by notice to Seller (which option shall be deemed to be exercised, even if no notice is given, automatically and immediately upon the occurrence of an Event of Default under Section 10.01(f)), the Repurchase Date for all Purchased Assets shall be deemed automatically and immediately to occur (the date on which such option is exercised or deemed to be exercised, the “Accelerated Repurchase Date”). If Buyer exercises or is deemed to have exercised the foregoing option:

(a) All Repurchase Obligations shall become immediately due and payable on and as of the Accelerated Repurchase Date and Buyer may, upon the delivery of notice thereof to Seller, terminate this Agreement, except provisions of this Agreement which by their terms survive any such termination of the Agreement or the transactions contemplated hereby.

(b) All amounts in the Waterfall Account and/or in the Servicing Agreement Account established and maintained under the Servicing Agreement, together with all Income paid after the Accelerated Repurchase Date, shall be retained by Buyer (and/or remitted to Buyer by Servicer in accordance with the related Servicer Notice, as applicable) and applied in accordance with Article 5.

(c) Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and otherwise obtain physical possession of all Purchased Asset Documents and all other instruments, certificates and documents then held by or on behalf of Custodian under the Custodial Agreement. Buyer may obtain physical possession of all Servicing Files, Servicing Agreements and other files and records of Seller or Servicer. Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request.

(d) Buyer may immediately, at any time, and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets: (i) sell such Purchased Assets on a servicing-released basis and/or without providing any representations and warranties on an “as-is where is” basis, in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in accordance with Article 5, or (ii) retain such Purchased Assets and give Seller credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, to credit against other Repurchase Obligations due and any other amounts (without duplication) then owing to Buyer by any other Person pursuant to any Repurchase Document, in such order and in such amounts as determined by Buyer), in an amount equal to the market value of such Purchased Assets. Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto and apply such Income in accordance with Article 5.

(e) The Parties agree that the Purchased Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market. Accordingly, Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner. Buyer may determine whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Except as expressly required herein or in the other Repurchase Documents, Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy following the occurrence of an Event of Default. If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter. Buyer shall act in good faith in exercising its rights and remedies under this Article 10.

(f) Seller shall be liable to Buyer for (i) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in the preceding clause (d), (ii) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (iii) any costs and losses payable under Section 12.03, and (iv) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.

(g) Buyer shall be entitled to an injunction, an order of specific performance or other equitable relief to compel Seller to fulfill any of its obligations as set forth in the Repurchase Documents, including this Article 10, if Seller fails or refuses to perform its obligations as set forth herein or therein.

(h) Seller hereby appoints Buyer as attorney-in-fact of Seller for purposes of carrying out the Repurchase Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(i) Buyer may, without prior notice to Seller, exercise any or all of its set-off rights including those set forth in Section 18.17 and pursuant to any other Repurchase Document. This Section 10.02(i) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

(j) All rights and remedies of Buyer under the Repurchase Documents, including those set forth in Section 18.17, are cumulative and not exclusive of any other rights or remedies that Buyer may have and may be exercised at any time when an Event of Default exists. Such rights and remedies may be enforced without prior judicial process or hearing. Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length. Seller hereby expressly waives any defenses Seller might have to require Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.

ARTICLE 11

SECURITY INTEREST

Section 11.01 Grant. Buyer and Seller intend that the Transactions be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, to preserve and protect Buyer’s rights with respect to the Purchased Assets and under the Repurchase Documents if any Governmental Authority recharacterizes any Transaction with respect to a Purchased Asset as other than a sale, and as security for Seller’s payment and performance of the Repurchase Obligations, Seller hereby grants to Buyer a present Lien on and security interest in all of the right, title and interest of Seller in, to and under (i) the Purchased Assets (which for this purpose shall be deemed to include the items described in clause (B) of the proviso in the definition thereof) and (ii) each Interest Rate Protection Agreement (if any) relating to any Purchased Asset (collectively, the “Collateral”), and the transfer of the Purchased Assets to Buyer shall be deemed to constitute and confirm such grant, to secure the payment and performance by Seller of the Repurchase Obligations (including the obligation of Seller to pay the Repurchase Price, or if the related Transaction is recharacterized as a loan, to repay such loan for the Repurchase Price).

Section 11.02 Effect of Grant. If any circumstance described in Section 11.01 occurs, (a) this Agreement shall also be deemed to be a security agreement as defined in the UCC, (b) Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller, (c) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Repurchase Obligations without prejudice to Buyer’s right to recover any deficiency, (d) the possession by Buyer or any of its agents, including Custodian, of the Purchased Asset Documents, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law. The security interest of Buyer granted herein shall be, and Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest. For the avoidance of doubt, (A) each Purchased Asset and each Interest Rate Protection Agreement relating to a Purchased Asset secures the Repurchase Obligations of Seller with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question and (B) if an Event of Default exists, no Purchased Asset or Interest Rate Protection Agreement relating to a Purchased Asset will be released from Buyer’s Lien or transferred to Seller until the Repurchase Obligations are indefeasibly paid in full; provided, however, notwithstanding the foregoing, Buyer shall be required to release its Lien on any Purchased Asset in the event of a repayment in full by the Underlying Obligor of any Whole Loan, Senior Interest, Junior Interest, Mezzanine Loan or Mezzanine Participation Interest, and Seller’s payment of the Repurchase Price with respect to such Purchased Asset in accordance with Section 3.04. Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

Section 11.03 Seller to Remain Liable. Buyer and Seller agree that the grant of a security interest under this Article 11 shall not constitute or result in the creation or assumption by Buyer of any Retained Interest or other obligation of Seller or any other Person in connection with any Purchased Asset or any Interest Rate Protection Agreement, whether or not Buyer exercises any right with respect thereto. Seller and any other related Seller Party, as applicable, shall remain liable under the Purchased Assets, each Interest Rate Protection Agreement and the Purchased Asset Documents to perform all of Seller’s or all other Seller Party’s duties and obligations thereunder to the same extent as if the Repurchase Documents had not been executed.

Section 11.04 Waiver of Certain Laws. Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.

ARTICLE 12

BENCHMARK REPLACEMENT; INCREASED COSTS; CAPITAL ADEQUACY

Section 12.01 Benchmark Replacement; Market Disruption. (a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Repurchase Document, with respect to any Transaction, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the applicable then-current Benchmark, then the Benchmark Replacement will replace such Benchmark with respect to each affected Transaction for all purposes hereunder or under any Repurchase Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Buyer will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Repurchase Document.

(c) Notices; Standards for Decisions and Determinations. Buyer will notify Seller of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by Buyer pursuant to this Section 12.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller or any other party to this Agreement or any other Repurchase Document.

(d) Market Disruption. Notwithstanding the foregoing, if prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market (other than a Benchmark Transition Event), adequate and reasonable means do not exist for ascertaining Term SOFR for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Pricing Rate for such Pricing Period with respect to each Transaction based on Term SOFR, and for all subsequent Pricing Periods for Transactions based on Term SOFR until such notice has been withdrawn by Buyer, shall be the sum of (i) an alternate benchmark rate that has been selected by Buyer, (ii) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer and (iii) the applicable Pricing Margin.

(e) Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, Buyer will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Repurchase Document. Buyer will notify Seller of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

In exercising its rights and remedies under this Section 12.01, Buyer shall exercise its rights and remedies in a manner substantially similar to Buyer’s exercise of similar remedies in agreements with similarly situated customers where Buyer has comparable contractual rights.

Certain additional terms and provisions regarding this Section 12.01 are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

Section 12.02 Illegality. The terms and provisions regarding changes in Requirements of Law are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

Section 12.03 Breakfunding. In the event of (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.04, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.04 but excluding a payment made pursuant to Section 5.02, on any day other than a Remittance Date, (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any redetermination of the Pricing Rate based on a Benchmark Replacement for any reason on a day that is not the last day of the then-current Pricing Period, Seller shall compensate Buyer for the cost and expense which Buyer may sustain or incur arising from such event. A certificate of Buyer setting forth any amount or amounts that Buyer is entitled to receive pursuant to this Section 12.03 shall be delivered to Seller and shall be conclusive to the extent calculated in good faith and absent manifest error. Seller shall pay Buyer the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 12.04 Increased Costs. The terms and provisions regarding increased costs are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

Section 12.05 Capital Adequacy. The terms and provisions regarding capital adequacy are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

Section 12.06 Taxes.

(a) Any and all payments by or on account of any obligation of Seller under any Repurchase Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 12.06) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made in respect of such Indemnified Taxes.

(b) Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Seller shall indemnify Buyer, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 12.06) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 12.06, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(e) (i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.06(e)(ii)(A), Section 12.06(e)(ii)(B) and Section 12.06(e)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(ii) Without limiting the generality of the foregoing,

(A) if Buyer is a U.S. Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B) if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(I) in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Repurchase Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Repurchase Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate reasonably satisfactory to Seller to the effect that such Foreign Buyer is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(IV) to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate reasonably satisfactory to Seller, or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate reasonably satisfactory to Seller on behalf of each such direct and indirect partner;

(C) if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include all amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(f) If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.06 (including by the payment of additional amounts pursuant to this Section 12.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 12.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 12.06(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 12.06(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 12.06(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 12.06(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) For the avoidance of doubt, for purposes of this Section 12.06, the term “applicable law” includes FATCA.

Section 12.07 Payment and Survival of Obligations. Buyer may at any time send Seller a notice showing the calculation of any amounts payable pursuant to this Article 12, and Seller shall pay such amounts to Buyer within ten (10) Business Days after Seller receives such notice. Each Party’s obligations under this Article 12 shall survive any assignment of rights by, or the replacement of Buyer, the termination of the Transactions, the termination of this Agreement, and the repayment, satisfaction or discharge of all obligations under any Repurchase Document.

ARTICLE 13

INDEMNITY AND EXPENSES

Section 13.01 Indemnity.

(a) Seller shall release, defend, indemnify and hold harmless Buyer, Affiliates of Buyer and its and their respective officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Person” and collectively the “Indemnified Persons”), against, and shall hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable legal fees, charges, and disbursements of any counsel for any such Indemnified Person and expenses), penalties or fines of any kind that may be imposed on, incurred by or asserted against any such Indemnified Person (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from or in connection with (i) the Repurchase Documents, the Purchased Asset Documents, the Purchased Assets, the Pledged Collateral, the Transactions, any Mortgaged Property or related property, or any action taken or omitted to be taken by any Indemnified Person in connection with or under any of the foregoing, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of any Repurchase Document, any Transaction, any Purchased Asset, any Purchased Asset Document or any Pledged Collateral, (ii) any claims, actions or damages by an Underlying Obligor (and, in the case of a Mezzanine Loan or Mezzanine Participation Interest, the Underlying Obligor with respect to the related Whole Loan) or lessee with respect to a Purchased Asset, (iii) any violation or alleged violation of, non-compliance with or liability under any Requirements of Law, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure by Seller to perform or comply with any Repurchase Document, Purchased Asset Document or Purchased Asset, (viii) performance of any labor or services or the furnishing of any materials or other property in respect of any Mortgaged Property or Purchased Asset, (ix) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Repurchase Document, Purchased Asset or Mortgaged Property, (x) the execution, delivery, filing or recording of any Repurchase Document, Purchased Asset Document or any memorandum of any of the foregoing, (xi) any Lien or claim arising on or against any Purchased Asset or related Mortgaged Property under any Requirements of Law or any liability asserted against Buyer or any Indemnified Person with respect thereto, (xii) (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor (and, in the case of a Mezzanine

Loan or Mezzanine Participation Interest, the Underlying Obligor with respect to the related Whole Loan), (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Mortgaged Property in violation of Environmental Law, (3) the failure to timely perform any Remedial Work required under the Purchased Asset Documents or pursuant to Environmental Law, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor (and, in the case of a Mezzanine Loan or Mezzanine Participation Interest, the Underlying Obligor with respect to the related Whole Loan) in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Mortgaged Property, in each case, in violation of Environmental Law, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor (and, in the case of a Mezzanine Loan or Mezzanine Participation Interest, the Underlying Obligor with respect to the related Whole Loan), in each case, in violation of Environmental Law, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Repurchase Document, or Purchased Asset Document relating to environmental matters in any way, (xiii) any business communications or dealings between the Parties relating thereto, or (xiv) Seller’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.01, that, in each case, results from anything whatsoever other than any Indemnified Person’s gross negligence or intentional misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. In any suit, proceeding or action brought by an Indemnified Person in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall defend, indemnify and hold such Indemnified Person harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or Underlying Obligor (and, in the case of a Mezzanine Loan or Mezzanine Participation Interest, the Underlying Obligor with respect to the related Whole Loan) arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or Underlying Obligor (and, in the case of a Mezzanine Loan or Mezzanine Participation Interest, the Underlying Obligor with respect to the related Whole Loan) from Seller. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, an Indemnified Person or any other Person or any Indemnified Person is otherwise a party thereto and whether or not any Transaction is entered into. This Section 13.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) If for any reason the indemnification provided in this Section 13.01 is unavailable to the Indemnified Person or is insufficient to hold an Indemnified Person harmless, even though such Indemnified Person is entitled to indemnification under the express terms hereof, then Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by such Indemnified Person on the one hand and Seller on the other hand, the relative fault of such Indemnified Person, and any other relevant equitable considerations.

(c) An Indemnified Person may at any time send Seller a notice showing the calculation of Indemnified Amounts, and Seller shall pay such Indemnified Amounts to such Indemnified Person within ten (10) Business Days after Seller receives such notice. The obligations of Seller under this Section 13.01 shall apply (without duplication) to Eligible Assignees and Participants and survive the termination of this Agreement.

Section 13.02 Expenses. Seller shall promptly on demand pay to or as directed by Buyer all third-party out-of-pocket costs and expenses (including legal, accounting and advisory fees and expenses) incurred by Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, the Repurchase Documents and the Transactions, (b) any Asset or Purchased Asset, including pre-purchase and/or ongoing due diligence, inspection, testing, review, recording, registration, travel custody, care, insurance or preservation, (c) the enforcement of the Repurchase Documents or the payment or performance by Seller of any Repurchase Obligations, and (d) any actual or attempted sale, exchange, enforcement, collection, compromise or settlement relating to the Purchased Assets.

ARTICLE 14

INTENT

Section 14.01 Safe Harbor Treatment. The Parties intend (a) for this Agreement and each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code (to the extent that a Transaction has a maturity date of less than one (1) year) and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments and transfers under this Agreement constitute transfers made by, to or for the benefit of a financial institution, financial participant or repo participant within the meaning of Section 546(e) or 546(f) of the Bankruptcy Code, (b) for the Guarantee Agreement, the Pledge Agreement and Sellers’ grant to Buyer of a security interest in the Collateral pursuant to Article 11 each constitute a security agreement or arrangement or other credit enhancement within the meaning of Section 101 of the Code related to a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and, to the extent that the Guarantee Agreement and the Pledge Agreement relate to a Transaction that has a maturity date of less than one (1) year, a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a

“repurchase agreement,” “securities contract” and a “master netting agreement,” including (x) the rights, set forth in Article 10 and in Sections 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, (y) the right to offset or net out as set forth in Article 10 and Section 18.17 and in Sections 362(b)(6), 362(b)(7), 362(b)(27) and 362(o) of the Bankruptcy Code and (Z) the non-avoidance rights set forth in Section 546 of the Bankruptcy Code.

Section 14.02 Liquidation. The Parties intend that Buyer’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any setoff and netting rights under Section 18.17 or any other remedies pursuant to Articles 10 and 11 and as otherwise provided in the Repurchase Documents is a contractual right to liquidate such Transactions as described in Sections 555, 559 and 561 of the Bankruptcy Code.

Section 14.03 Qualified Financial Contract. The Parties intend that if a Party is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

Section 14.04 Netting Contract. The Parties acknowledge and agree that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

Section 14.05 Master Netting Agreement. The Parties intend that this Agreement, the Guarantee Agreement and the Pledge Agreement constitute a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code.

ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The Parties acknowledge that they have been advised and understand that:

(a) if one of the Parties is a broker or dealer registered with the Securities and Exchange Commission under Section 14 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other Party with respect to any Transaction;

(b) if one of the Parties is a government securities broker or a government securities dealer registered with the Securities and Exchange Commission under Section 14C of the Exchange Act, the Securities Investor Protection Act of 1970 will not provide protection to the other Party with respect to any Transaction;

(c) if one of the Parties is a financial institution, funds held by or on behalf of the financial institution pursuant to any Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) if one of the Parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by or on behalf of the financial institution pursuant to any Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 16

NO RELIANCE

Each Party acknowledges, represents and warrants to the other Party that, in connection with the negotiation of, entering into, and performance under, the Repurchase Documents and each Transaction:

(a) It is not relying (for purposes of making any investment decision or otherwise) on any advice, counsel or representations (whether written or oral) of the other Party, other than the representations expressly set forth in the Repurchase Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based on its own judgment and on any advice from such advisors as it has deemed necessary and not on any view expressed by the other Party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Repurchase Documents and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Repurchase Documents and each Transaction for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other Party and has not given the other Party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Repurchase Documents or any Transaction; and

(f) No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Repurchase Documents.

ARTICLE 17

SERVICING

This Article 17 shall apply to all Purchased Assets.

Section 17.01 Servicing Rights. The terms and provisions governing Servicing Rights under Section 17.01 are set forth in the Fee and Pricing Letter, and are hereby incorporated by reference.

Section 17.02 [Reserved].

Section 17.03 Servicing Reports. Seller shall deliver and cause Servicer to deliver to Buyer and Custodian a monthly remittance report no later than two (2) Business Days prior to the related Remittance Date containing servicing information, including those fields reasonably requested by Buyer from time to time, on an asset-by-asset basis and in the aggregate, with respect to the Purchased Assets for the month (or any portion thereof) before the date of such report.

ARTICLE 18

MISCELLANEOUS

Section 18.01 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 18.02 Submission to Jurisdiction; Service of Process. Each of Buyer and Seller irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Repurchase Documents, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the other Repurchase Documents shall affect any right that Buyer may otherwise have to bring any action or proceeding arising out of or relating to the Repurchase Documents against Seller or its properties in the courts of any jurisdiction. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Repurchase Documents in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 18.12. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by applicable law.

Section 18.03 IMPORTANT WAIVERS.

(a) SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY BUYER OR ANY INDEMNIFIED PERSON.

(b) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE REPURCHASE DOCUMENTS, THE PURCHASED ASSETS, THE PLEDGED COLLATERAL, THE TRANSACTIONS, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(c) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, SELLER HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION, INCLUDING ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, RECKLESS DISREGARD, WILLFUL OR WONTON MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH. NO INDEMNIFIED PERSON OR OTHER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY REPURCHASE DOCUMENT OR THE TRANSACTIONS.

(d) SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER OR AN INDEMNIFIED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER OR AN INDEMNIFIED PERSON WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 18.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE REPURCHASE DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(e) EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 18.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(f) THE WAIVERS IN THIS SECTION 18.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE REPURCHASE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(g) THE PROVISIONS OF THIS SECTION 18.03 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE REPURCHASE OBLIGATIONS.

Section 18.04 Integration; Severability. The Repurchase Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral) between the Parties relating to a sale and repurchase of Purchased Assets and the other matters addressed by the Repurchase Documents, and contain the entire final agreement of the Parties relating to the subject matter thereof. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.05 Single Agreement. Seller agrees that (a) each Transaction is in consideration of and in reliance on the fact that all Transactions constitute a single business and contractual relationship, and that each Transaction has been entered into in consideration of the other Transactions, (b) a default by it in the payment or performance of any its obligations under a Transaction shall constitute a default by it with respect to all Transactions, (c) Buyer may set off claims and apply properties and assets held by or on behalf of Buyer with respect to any

Transaction against the Repurchase Obligations owing to Buyer with respect to other Transactions, and (d) payments, deliveries and other transfers made by or on behalf of Seller with respect to any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers with respect to all Transactions, and the obligations of Seller to make any such payments, deliveries and other transfers may be applied against each other and netted.

Section 18.06 Use of Employee Plan Assets. No assets of an employee benefit plan subject to any provision of ERISA shall be used by either Party in a Transaction.

Section 18.07 Survival and Benefit of Seller’s Agreements. The Repurchase Documents and all Transactions shall be binding on and shall inure to the benefit of the Parties and their successors and permitted assigns. All of Seller’s representations, warranties, agreements and indemnities in the Repurchase Documents shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations, and shall apply to and benefit all Indemnified Persons, Buyer and its successors and assigns, Eligible Assignees and Participants hereunder. No other Person shall be entitled to any benefit, right, power, remedy or claim under the Repurchase Documents.

Section 18.08 Assignments and Participations.

(a) Sellers shall not sell, assign or transfer any of its rights or the Repurchase Obligations or delegate its duties under this Agreement or any other Repurchase Document without the prior written consent of Buyer, and any attempt by a Seller to do so without such consent shall be null and void.

(b) Buyer may at any time, without the consent of either Seller or Guarantor, sell participations to an Eligible Assignee (a “Participant”) in up to one hundred percent (100%) (in the aggregate, in one or more transactions, including any assignments under Section 18.08(c)) of Buyer’s rights and/or obligations under the Repurchase Documents; provided, that, as conditions to the sale of such participations, (i) Buyer’s obligations and Seller’s rights and obligations under the Repurchase Documents shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents, and (iv) each Participant agrees to be bound by the confidentiality provisions set forth in Section 18.10; provided, that, so long as no Event of Default has occurred and is continuing, Buyer shall retain full decision-making authority under the Repurchase Documents. No Participant shall have any right to approve any amendment, waiver or consent with respect to any Repurchase Document, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset would be reduced or the Repurchase Date of any Purchased Asset would be postponed. Each Participant shall be entitled to the benefits of Article 12 (subject to the requirements and limitations and obligations set forth therein, including the requirements under Section 12.06(e) (it being understood that the documentation required under Section 12.06(e) shall be delivered to the participating Buyer)) and Article 13 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c), provided that such Participant shall not be entitled to receive any greater payment under Section 12.04 or Section 12.06 than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by a Governmental Authority or compliance by such Participant with a request or directive (whether or not having the force of law) from a central bank or other Governmental Authority having jurisdiction over such Participant, in each case made or issued after the Participant acquired the applicable participation. To the extent permitted by Requirements of Law, each Participant shall also be entitled to the benefits of Sections 10.02(j) and 18.17 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c).

(c) Buyer may at any time, without the consent of either Seller or Guarantor but upon notice to Seller, sell and assign to any Eligible Assignee up to one hundred percent (100%) (in the aggregate, in one or more transactions, and including any participations under Section 18.08(b)) of the rights and obligations of Buyer under the Repurchase Documents. Each such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit E (an “Assignment and Acceptance”), a copy of which shall be delivered to Seller as soon as reasonably possible after the execution thereof and in any event at least five (5) Business Days before the next Remittance Date for any Purchased Asset. From and after the effective date of such Assignment and Acceptance, (i) each such Eligible Assignee shall be a Party and, to the extent provided therein, have the rights and obligations of Buyer under the Repurchase Documents with respect to the percentage and amount of the Repurchase Price allocated to it; provided that, so long as no Event of Default has occurred and is continuing, Buyer shall remain solely responsible to Seller for the performance of Buyer’s obligations under the Repurchase Documents, (ii) so long as no Event of Default has occurred and is continuing, Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents, and (iii) Buyer will give prompt written notice thereof (including identification of the Eligible Assignee and the amount of Repurchase Price allocated to it) to each Party (but Buyer shall not have any liability for any failure to timely provide such notice). Any sale or assignment by Buyer of rights or obligations under the Repurchase Documents that does not comply with this Section 18.08(c) shall be treated for purposes of the Repurchase Documents as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 18.08(b).

(d) Seller shall cooperate with Buyer in connection with any such sale and assignment of participations, syndications or assignments and shall enter into such restatements of, and amendments, supplements and other modifications to, the Repurchase Documents to give effect to any such sale or assignment; provided, that none of the foregoing shall change any economic or other material term of the Repurchase Documents in a manner adverse to Seller without the consent of Seller.

(e) [Intentionally Omitted].

(f) Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of the Eligible Assignees that become Parties hereto and, with respect to each such Eligible Assignee, the aggregate assigned Purchase Price and applicable Price Differential (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Agreement. The Register shall be available for inspection by the Parties at any reasonable time and from time to time upon reasonable prior notice.

(g) Each Party that sells a participation of its rights hereunder, shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each Participant and, with respect to each such Participant, the aggregate participated Purchase Price and applicable Price Differential, and any other interest in any obligations under the Repurchase Documents (the “Participant Register”); provided that Buyer shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Repurchase Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 18.09 Ownership and Hypothecation of Purchased Assets. Title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Repurchase Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee. Subject to Section 18.08, Buyer or its designee may, at any time, without the consent of either Seller or Guarantor, engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets to any Eligible Assignee, all on terms that Buyer may determine; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

Section 18.10 Confidentiality. All information regarding the terms set forth in any of the Repurchase Documents or the Transactions shall be kept confidential and shall not be disclosed by either Party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either Party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents, Purchased Assets or underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) in the event any Party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, and (g) to any actual or prospective Participant, Eligible Assignee that agrees to comply with this Section 18.10; provided, that, except with respect to the disclosures by Buyer under clause (g) of this Section 18.10, no such disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice, but if it is necessary for a copy of any Repurchase Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.

Section 18.11 No Implied Waivers; Amendments. No failure on the part of Buyer to exercise, or delay in exercising, any right or remedy under the Repurchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies in the Repurchase Documents are cumulative and not exclusive of any rights and remedies provided by law. Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Buyer’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied. Except as otherwise expressly provided in the Repurchase Documents, no amendment, waiver or other modification of any provision of the Repurchase Documents shall be effective without the signed agreement of Seller and Buyer. Any waiver or consent under the Repurchase Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 18.12 Notices and Other Communications. Unless otherwise provided in this Agreement, all notices, consents, approvals, requests and other communications required or permitted to be given to a Party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email if also sent by one of the foregoing, to the address for such Party specified in Annex I or such other address as such Party shall specify from time to time in a notice to the other Party. Any of the foregoing communications shall be effective when delivered, if such delivery occurs on a Business Day; otherwise, each such communication shall be effective on the first Business Day following the date of such delivery. A Party receiving a notice that does not comply with the technical requirements of this Section 18.12 may elect to waive any deficiencies and treat the notice as having been properly given.

Section 18.13 Counterparts; Electronic Transmission. Any Repurchase Document may be executed in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall together constitute but one and the same instrument. The Parties agree that this Agreement, any documents to be delivered pursuant to this Agreement, any other Repurchase Document and any notices hereunder may be transmitted between them by email and/or facsimile. The Parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

Section 18.14 No Personal Liability. No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Buyer, any Indemnified Person, Seller, Pledgor or Guarantor, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Buyer, Seller, Pledgor or Guarantor under the Repurchase Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that the obligations of Buyer, Seller or Guarantor under the Repurchase Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, and that any such recourse or personal liability is hereby expressly waived. This Section 18.14 shall survive the termination of the Repurchase Documents and the repayment in full of the Repurchase Obligations, and each beneficiary of this Section 18.14 shall be a third-party beneficiary of this Section 18.14 with rights to enforce this Section.

Section 18.15 Protection of Buyer’s Interests in the Purchased Assets; Further Assurances.

(a) Seller shall take such action as necessary to cause the Repurchase Documents and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of Buyer to the Purchased Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect such right, title and interest. Seller shall deliver to Buyer file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Seller shall execute any and all documents reasonably required to fulfill the intent of this Section 18.15.

(b) Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets. Seller, Pledgor and Guarantor shall, promptly upon Buyer’s request, deliver documentation in form and substance satisfactory to Buyer which Buyer deems necessary or desirable to evidence compliance with all applicable “know your customer” due diligence checks, including, but not limited to, any information required to be obtained by Buyer pursuant to the Beneficial Ownership Regulation.

(c) If Seller fails to perform any of its Repurchase Obligations promptly after written request from Buyer, Buyer may (but shall not be required to) perform or cause to be performed such Repurchase Obligation, and the costs and expenses incurred by Buyer in connection therewith shall be payable by Seller. Without limiting the generality of the foregoing, if Seller shall fail to do so promptly after written request from Buyer, Seller authorizes Buyer, at the option of Buyer and the expense of Seller, at any time and from time to time, to take all actions and pay all amounts that Buyer deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Purchased Assets and Buyer’s Liens and interests therein or thereon and to give effect to the intent of the Repurchase Documents. No Default or Event of Default shall be cured by the payment or performance of any Repurchase Obligation by Buyer on behalf of Seller. Buyer may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax Lien, title or claim except to the extent such payment is being contested in good faith by Seller in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(d) Without limiting the generality of the foregoing, Seller will no earlier than six (6) months or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with any Repurchase Document or any Transaction, deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement (provided that Buyer may elect to file such continuation statement).

(e) Except as provided in the Repurchase Documents, the sole duty of Buyer, Custodian or any other designee or agent of Buyer with respect to the Purchased Assets shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Assets in its possession or control. Buyer shall incur no liability to Seller or any other Person for any act of Governmental Authority, act of God or other destruction in whole or in part or negligence or wrongful act of custodians or agents selected by Buyer with reasonable care, or Buyer’s failure to provide adequate protection or insurance for the Purchased Assets. Buyer shall have no obligation to take any action to preserve any rights of Seller in any Purchased Asset against prior parties, and Seller hereby agrees to take such action. Buyer shall have no obligation to realize upon any Purchased Asset except through proper application of any distributions with respect to the Purchased Assets made directly to Buyer or its agent(s). So long as Buyer and Custodian shall act in good faith in their handling of the Purchased Assets, Seller waives or is deemed to have waived the defense of impairment of the Purchased Assets by Buyer and Custodian.

Section 18.16 Default Rate. To the extent permitted by Requirements of Law, Seller shall pay interest at the Default Rate on the amount of all Repurchase Obligations (other than Price Differential accruing at the Default Rate in accordance with the definition of Pricing Rate) not paid when due under the Repurchase Documents until such Repurchase Obligations are paid or satisfied in full.

Section 18.17 Set-off. In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Seller, on behalf of itself and Guarantor, hereby grants to Buyer and each Indemnified Person, to secure repayment of the Repurchase Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller and Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Person, for the account of Seller or Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller or Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller or Guarantor and to set-off against any Repurchase Obligations or Indebtedness owed by Seller or Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to Seller or Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Person to or for the credit of any Seller or Guarantor, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer, each Affiliate of Buyer and each Indemnified Person is hereby authorized upon any amount becoming due and payable by Seller or Guarantor to Buyer or any Indemnified Person under the Repurchase Documents, the Repurchase Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Seller or Guarantor, any such notice being expressly waived by Seller and Guarantor to the extent permitted by any Requirements of Law, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Person by Seller or Guarantor under the Repurchase Documents and the Repurchase Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Person shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. Seller and Guarantor shall be deemed directly indebted to Buyer and the other Indemnified Persons in the full amount of all amounts owing to Buyer and the other Indemnified Parties by Seller and Guarantor under the Repurchase Documents and the Repurchase Obligations, and Buyer and the other Indemnified Persons shall be entitled to exercise the rights of set-off provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PERSONS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR OTHER INDEMNIFIED PERSONS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET-OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER AND GUARANTOR.

Buyer or any Indemnified Person shall promptly notify the affected Seller or Guarantor after any such set-off and application made by Buyer or such Indemnified Person, provided that the failure to give such notice shall not affect the validity of such set-off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other Party when the amount or obligation is ascertained. Nothing in this Section 18.17 shall be effective to create a charge or other security interest. This Section 18.17 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

Section 18.18 Seller’s Waiver of Set-off. Seller hereby waives any right of set-off it may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Buyer, any Affiliate of Buyer, any Indemnified Person or their respective assets or properties.

Section 18.19 Power of Attorney. Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets as Buyer deems appropriate. Seller hereby appoints Buyer as Seller’s agent and attorney in fact (a) following the occurrence and during the continuance of a monetary Default, a material non-monetary Default or any Event of Default, to file any such financing statement or statements and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and (b) following the occurrence and during the continuance of any Event of Default, to protect, preserve and realize upon the Purchased Assets in accordance with the terms of this Agreement and the other Repurchase Documents. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 18.19.

Section 18.20 Periodic Due Diligence Review. Buyer may perform continuing due diligence reviews with respect to any or all of the Purchased Assets, Seller and Affiliates of Seller, including ordering new third party reports, for purposes of, among other things, verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made under the Repurchase Documents or otherwise. Upon reasonable prior notice to Seller, unless a Default or Event of Default exists, in which case no notice is required, Buyer or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Seller and Affiliates of Seller, the Purchased Asset Documents, the Senior Interest Documents and the Servicing Files. Seller shall make available to Buyer one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller for the purpose of answering questions of Buyer concerning any of the foregoing. Seller shall cause Servicer to cooperate with Buyer by permitting Buyer to conduct due diligence reviews of the Servicing Files. Buyer may purchase Purchased Assets from Seller based solely on the information provided by Seller to Buyer in the Underwriting Package and the representations, warranties, duties, obligations and covenants contained herein, and Buyer may at any time conduct a partial or complete due diligence review on some or all of the Purchased Assets, including ordering new credit reports and new Appraisals on the underlying Mortgaged Properties and otherwise re-generating the information used to originate and underwrite such Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a mutually acceptable third-party underwriter to do so.

Section 18.21 Time of the Essence. Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of Seller under the Repurchase Documents.

Section 18.22 PATRIOT Act Notice. Buyer hereby notifies Seller that Buyer is required by the PATRIOT Act to obtain, verify and record information that identifies Seller.

Section 18.23 Successors and Assigns; No Third Party Beneficiaries. Subject to the foregoing, the Repurchase Documents and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Nothing in the Repurchase Documents, express or implied, shall give to any Person other than the Parties any benefit or any legal or equitable right, power, remedy or claim under the Repurchase Documents.

Section 18.24 Joint and Several Repurchase Obligations.

(a) Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by Requirements of Law for all Repurchase Obligations, (ii) the liability of each Seller (A) shall be absolute and unconditional and shall remain in full force and effect (or be reinstated) until all Repurchase Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any Insolvency Law, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by Buyer, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of each Seller, (1) the waiver, compromise, settlement, release, modification, supplementation, termination or amendment (including any extension or postponement of the time for payment or performance or renewal or refinancing) of any of the Repurchase Obligations or Repurchase Documents, (2) the failure to give notice to each Seller of the occurrence of an Event of Default, (3) the release, substitution or exchange by Buyer of any Purchased Asset (whether with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Buyer or in connection with any Insolvency Proceeding affecting any Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, (5) the sale, exchange, waiver, surrender or release of any Purchased Asset, guarantee or other collateral by Buyer, (6) the failure of Buyer to protect, secure, perfect or insure any Lien at any time held by Buyer as security for amounts owed by Sellers, or (7) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 18.24, result in the release or discharge of any or both Sellers from the performance or observance of any Repurchase Obligation, (iii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable, or against any of the Purchased Assets, in order to enforce the Repurchase Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Repurchase Documents, (iv) when making any demand hereunder against any Seller or any of the Purchased Assets, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, or otherwise pursue such rights and remedies as it may have against any Seller or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by Buyer to make any such demand, file suit or otherwise pursue such other rights or remedies or to collect any payments from any other Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right offset, or any release of any Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve any Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Sellers (as used herein, the term “demand” shall include the commencement and continuation of legal proceedings), (v) on disposition by Buyer of any property encumbered by any Purchased Assets, each Seller shall be and shall remain jointly and severally liable for any deficiency, (vi) each Seller waives (A) any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to Buyer by any other Seller under the Repurchase Documents and notice of or proof of reliance by Buyer upon any Seller or acceptance of the obligations of any Seller under this Section 18.24, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Sellers under this Agreement, and all dealings between Sellers, on the one hand, and Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of

Sellers under this Agreement, and (B) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Seller with respect to any amounts at any time owing to Buyer by any Seller under the Repurchase Documents (except for any notices expressly required under this Agreement or under any other Repurchase Document), and (vii) each Seller shall continue to be liable under this Section 18.24 without regard to (A) the validity, regularity or enforceability of any other provision of this Agreement or any other Repurchase Document, any amounts at any time owing to Buyer by any Seller under the Repurchase Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against Buyer, or (C) any other circumstance whatsoever (with or without notice to or knowledge of any Seller except for any notices expressly required under this Agreement or under any other Repurchase Document) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Seller for any amounts owing to Buyer by any Seller under the Repurchase Documents, or of Sellers under this Agreement, in bankruptcy or in any other instance.

(b) Each Seller shall remain fully obligated under this Agreement notwithstanding that, without any reservation of rights against any Seller and without notice to or further assent by any Seller, any demand by Buyer for payment of any amounts owing to Buyer by any other Seller under the Repurchase Documents may be rescinded by Buyer and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer (including any extension or postponement of the time for payment or performance or renewal or refinancing of any Repurchase Obligation), and this Agreement and the other Repurchase Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with its terms, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of amounts owing to Buyer by Sellers under the Repurchase Documents may be sold, exchanged, waived, surrendered or released. Buyer shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to Buyer by Sellers under the Repurchase Documents, or any property subject thereto.

(c) To the extent that any Seller (the “Paying Seller”) pays more than its proportionate share of any payment made hereunder, the Paying Seller shall be entitled to seek and receive contribution from and against the other Seller that has not paid its proportionate share; provided, that the provisions of this Section 18.24 shall not limit the duties, covenants, agreements, obligations and liabilities of any Seller to Buyer, and, notwithstanding any payment or payments made by the Paying Seller hereunder or any setoff or application of funds of the Paying Seller by Buyer, the Paying Seller shall not be entitled to be subrogated to any of the rights of Buyer against the other Seller or any collateral security or guarantee or right of setoff held by Buyer, nor shall the Paying Seller seek or be entitled to seek any contribution or reimbursement from the other Seller in respect of payments made by the Paying Seller hereunder, until all Repurchase Obligations are paid in full. If any amount shall be paid to the

Paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the Paying Seller in trust for Buyer, segregated from other funds of the Paying Seller, and shall, forthwith upon receipt by the Paying Seller, be turned over to Buyer in the exact form received by the Paying Seller (duly indorsed by the Paying Seller to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.

(d) The Repurchase Obligations are full recourse obligations to each Seller.

(e) Anything herein or in any other Repurchase Document to the contrary notwithstanding, the maximum liability of any Seller hereunder in respect of the liabilities of the other Sellers under this Agreement and the other Repurchase Documents shall in no event exceed the amount which can be guaranteed by each Seller under applicable federal and state laws relating to the insolvency of debtors.

Section 18.25 [Reserved].

Section 18.26 PATRIOT Act Notice. Buyer hereby notifies each Seller that Buyer is required by the PATRIOT Act to obtain, verify and record information that identifies each Seller.

Section 18.27 Successors and Assigns. Subject to the foregoing, the Repurchase Documents and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

Section 18.28 Acknowledgement of Anti Predatory Lending Policies. Seller and Buyer each have in place internal policies and procedures that expressly prohibit their purchase of any high cost mortgage loan.

Section 18.29 [Reserved].

Section 18.30 Authorized Representatives of Sellers and Guarantor. (a) Each individual set forth on Exhibit G (as updated from time to time in accordance with this paragraph) is a representative of each Seller and Guarantor (an “Authorized Representative”), and subject to any express limitations set forth on Exhibit G with respect to any such Authorized Representative’s authority, each Authorized Representative is duly authorized on behalf of each Seller and Guarantor to deliver and receive all notices, requests, instructions (including, without limitation, wiring instructions), Transaction Requests and other information, deliver certificates and documents, and execute and deliver Repurchase Documents (including, without limitation, amendments or supplements thereto), in each case, in connection with this Agreement and the other Repurchase Documents, and (b) a specimen signature for each such Authorized Representative, together with such individual’s title, email address and telephone number, is set forth on Exhibit G hereto. From time to time Sellers and Guarantor may update the information set forth on Exhibit G hereto by delivering to Buyer (including via email) an updated Exhibit G (or a supplement thereto), certified to be true and correct by an existing Authorized Representative of Sellers and Guarantor; provided, that at all times Sellers and Guarantor shall have not less than four (4) Authorized Representatives.

[ONE OR MORE UNNUMBERED SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

SCREDIT MORTGAGE FUNDING SUB-2, LLC, a Delaware limited liability company

By:	/s/ Michael Rappaport
Name: Michael Rappaport
Title: Managing Director

SCREDIT MORTGAGE FUNDING SUB-2T, LLC, a Delaware limited liability company

By:	/s/ Michael Rappaport
Name: Michael Rappaport
Title: Managing Director

BUYER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ H. Lee Goins III
Name: H. Lee Goins III
Title: Managing Director

Schedule 1(a)

REPRESENTATIONS AND WARRANTIES

RE: PURCHASED ASSETS CONSISTING OF WHOLE LOANS

Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Whole Loan, that except as specifically disclosed in the Confirmation for such Purchased Asset as of the Purchase Date for each such Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(a) shall be true and correct in all material respects. For purposes of this Schedule 1(a) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Whole Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset or has repurchased such Purchased Asset in accordance with the terms of the Agreement.

1. The Whole Loan is a performing mortgage loan secured by a first priority security interest in a commercial or multifamily property.

2. As of the Purchase Date, such Whole Loan complied in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Whole Loan.

3. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Whole Loan, and Seller is transferring such Whole Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Whole Loan, except to the extent otherwise permitted in this Agreement (including Permitted Liens, as such term is defined in the related Purchased Asset Documents) and Title Exceptions (as such term is defined below). Upon consummation of the purchase contemplated to occur in respect of such Whole Loan on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Whole Loan free and clear of any pledge, lien, encumbrance or security interest. There are no participation agreements affecting such Whole Loan.

4. No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Whole Loan nor were any fraudulent acts committed by any Person in connection with the origination of such Whole Loan.

5. All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Whole Loan is accurate and complete in all material respects. Seller has made available to Buyer for inspection, with respect to such Whole Loan, true, correct and complete Purchased Asset Documents.

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6. Except as included in the Underwriting Package or the Purchased Asset Documents delivered to Buyer or Custodian prior to the Purchase Date, Seller is not a party to any document, instrument or agreement, and there is no document, instrument or agreement, that by its terms modifies or affects the rights and obligations of any holder of such Whole Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists, except for documents executed after the related Purchase Date that either (i) do not constitute Material Modifications, or (ii) constitute Material Modifications that were approved in writing by Buyer in accordance with this Agreement.

7. Such Whole Loan is presently outstanding, the proceeds thereof have been fully disbursed pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow by Seller, there is no requirement for any future advances thereunder.

8. Seller has full right, power and authority to sell and assign such Whole Loan, and such Whole Loan or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

9. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Purchased Asset Documents and assuming that Buyer and any other transferees comply with customary restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners”, “Qualified Institutional Lenders” or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Whole Loan, for Buyer’s exercise of any rights or remedies in respect of such Whole Loan (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Whole Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

10. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Whole Loan, other than recordation of assignments of each Mortgage and Assignment of Leases securing the related Whole Loan in the applicable real estate records where the Mortgaged Properties are located and the filing of UCC-3 assignments in all applicable filing offices.

11. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Whole Loan is or may become obligated.

12. Seller has not advanced funds, or to Seller’s Knowledge, received any advance of funds from a party other than the Mortgagor relating to such Whole Loan or the related Mortgage Note, directly or indirectly, for the payment of any amount required by such Whole Loan or the related Mortgage Note.

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13. Each related Mortgage Note, Mortgage, Assignment of Leases (if a document separate from the Mortgage) and other agreement executed by the related Mortgagor in connection with such Whole Loan is the legal, valid and binding obligation of the related Mortgagor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Purchased Asset Documents invalid as a whole and such Purchased Asset Documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the rights and benefits afforded thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Mortgage Note and Mortgage contain no provision limiting the right or ability of Seller to assign, transfer and convey the related Whole Loan to any other Person, except, however, for customary intercreditor restrictions limiting assignees to “Qualified Transferees”. With respect to any underlying Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.

14. As of the date of its origination, except as set forth in paragraphs (13) and (16), there was no valid offset, defense, counterclaim, abatement or right to rescission with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith, and, as of the Purchase Date, there is no valid offset, defense, counterclaim or right to rescission with respect to any such Mortgage Note, Mortgage or other Purchased Asset Documents, except in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

15. Seller has delivered to Buyer or its designee the original Mortgage Note(s) made in respect of such Whole Loan, together with an original endorsement thereof executed by Seller in blank.

16. Each related assignment of Mortgage and assignment of Assignment of Leases from Seller in blank constitutes the legal, valid and binding first priority assignment from Seller (assuming the insertion of the Buyer’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

17. The Whole Loan is secured by one or more Mortgages and each such Mortgage is a valid and enforceable first lien on the related underlying Mortgaged Property subject only to the exceptions set forth in paragraph (13) above and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with

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the use of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (21) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the use of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the use of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (e) the right of tenants (whether under ground leases, space leases or operating leases) at the underlying Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such Whole Loan is cross-collateralized with any other Whole Loan, the lien of the Mortgage for such other Whole Loan, none of which, individually or in the aggregate, materially and adversely interferes with the use of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property. Except with respect to cross-collateralized and cross-defaulted Whole Loans and as provided below, there are no mortgage loans that are senior or pani passu with respect to the related underlying Mortgaged Property or such Whole Loan.

18. UCC Financing Statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all UCC filing offices necessary to perfect a valid security interest in all items of personal property located on the underlying Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate the underlying Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Whole Loan) material to the value of the underlying Mortgaged Property to the extent perfection may be effected pursuant to applicable law by recording or filing of UCC Financing Statements, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related Whole Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC Financing Statements are required in order to effect such perfection.

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19. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on the underlying Mortgaged Property and that prior to the Purchase Date have become delinquent in respect of the underlying Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

20. Except as may be set forth in the property condition reports delivered to Buyer with respect to the Mortgaged Properties, as of the Purchase Date, the related underlying Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination or which are currently being maintained) that would affect materially and adversely the value of such underlying Mortgaged Property as security for the Whole Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such underlying Mortgaged Property.

21. The lien of each related Mortgage as a first priority lien in the original principal amount of such Whole Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the holder of the Mortgage (the “Mortgagee”), its successors and assigns, subject only to Permitted Liens and the Title Exceptions; the Mortgagee or its successors or assigns is the sole named insured of such policy; such policy is assignable without consent of the insurer and will inure to the benefit of the Mortgagee of record; such title policy is in full force and effect upon the consummation of the transactions contemplated by this Agreement; all premiums thereon have been paid; no claims have been made under such policy and no circumstance exists which would impair or diminish the coverage of such policy. The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related underlying Mortgaged Property is located to the extent required; such policy contains no material exclusions for, or affirmatively insures (except for any underlying Mortgaged Property located in a jurisdiction where such insurance is not available) (a) access to public road or (b) against any loss due to encroachments of any material portion of the improvements thereon.

22. As of the Purchase Date, insurance coverage was being maintained with respect to the underlying Mortgaged Property in compliance in all material respects with the requirements under each related Mortgage, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located, and with respect to a fire and extended perils insurance policy, is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such underlying Mortgaged Property, or (ii) the outstanding principal balance of the Whole Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions; and, except if such underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to 12 months of operations of the related underlying Mortgaged Property, all of which is in full force and effect with respect to the related underlying Mortgaged Property; all premiums due and payable through the Purchase Date have been paid; and no notice of termination or cancellation with respect to any such insurance

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policy has been received by Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar Whole Loan and which are set forth in the related Mortgage, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related underlying Mortgaged Property or (ii) the reduction of the outstanding principal balance of the Whole Loan, subject in either case to requirements with respect to leases at the related underlying Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans. The underlying Mortgaged Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related underlying Mortgaged Property, in an amount customarily required by prudent institutional lenders. An architectural or engineering consultant has performed an analysis of the underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the underlying Mortgaged Property in the event of an earthquake. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such underlying Mortgaged Property was obtained by an insurer rated at least A-:V by A.M. Best Company or “BBB-” (or the equivalent) from S&P and Fitch or “Baa3” (or the equivalent) from Moody’s. If the underlying Mortgaged Property is located in Florida or within 25 miles of the coast of Texas, Louisiana, Mississippi, Alabama, Georgia, North Carolina or South Carolina such underlying Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such Whole Loan and (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related underlying Mortgaged Property.

The insurance policies contain a standard Mortgagee clause naming Seller, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without at least thirty (30) days prior written notice to the Mortgagee (or, with respect to non-payment, 10 days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law. Each Mortgage requires that the Mortgagor maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.

23. (a) Other than payments due but not yet 30 days or more delinquent, there is no material default, breach, violation or event of acceleration existing under the related Mortgage or the related Mortgage Note, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(a) and (b) except as included in the Underwriting Package or the Purchased Asset Documents delivered to Buyer or Custodian prior to the Purchase Date (or approved by Buyer in writing in accordance with the Agreement), Seller has not waived any material default, breach, violation or event of acceleration under such Mortgage or Mortgage Note and pursuant to the terms of the related Mortgage or the related Mortgage Note and other documents in the related Purchased Asset Documents, no Person or party other than the holder of such Mortgage Note (or its servicer) may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Mortgage Note.

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24. As of the Purchase Date, such Whole Loan is not, and since its origination, has not been (or, if such Whole Loan was not originated by Seller or its Affiliate, to Seller’s Knowledge, has not been), 30 days or more past due in respect of any scheduled payment.

25. Each related Mortgage does not provide for or permit, without the prior written consent of the holder of the Mortgage Note, the related underlying Mortgaged Property to secure any other promissory note or obligation except as expressly described in the following sentence. The related underlying Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permit the related underlying Mortgaged Property to be encumbered subsequent to the Purchase Date without the prior written consent of the holder of such Whole Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date of the related Whole Loan).

26. To the extent such Whole Loan is identified in writing by Seller to Buyer as being real estate mortgage investment conduit (“REMIC”) eligible, such Whole Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on a commercial property or a multifamily residential property, and either (1) substantially all of the proceeds of such Whole Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such Whole Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such Whole Loan was at least equal to 80% of the principal amount of the Whole Loan (a) as of the Testing Date, or (b) as of the Purchase Date. For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to the Whole Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with the Whole Loan, and (2) the “Testing Date” shall be the date on which the referenced Whole Loan was originated unless (a) such Whole Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such Whole Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such Whole Loan was in default or when default with respect to such Whole Loan was reasonably foreseeable. However, if the referenced Whole Loan has been subjected to a “significant modification” after the date of its origination and at a time when such Whole Loan was not in default or when default with respect to such Whole Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

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27. Except as set forth in the Phase I environmental site assessment (if any) (or update of a previous Phase I or Phase II site assessment) and Phase II environmental site assessment (if any) conducted with respect to such Whole Loan and delivered to Buyer prior to the Purchase Date, to Seller’s Knowledge, there is no material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the underlying Mortgaged Property; neither Seller nor the Underlying Obligor has taken any actions which would cause the underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the Purchased Asset Documents require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

28. Each related Mortgage and Assignment of Leases, together with applicable state law, contains customary and enforceable provisions for comparable mortgaged properties similarly situated such as to render the rights and remedies of the holder thereof adequate for the practical realization against the underlying Mortgaged Property of the benefits of the security, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

29. No Mortgagor is a debtor in any state or federal bankruptcy or insolvency proceeding.

30. Such Whole Loan is a whole loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related underlying Mortgaged Property or provide for negative amortization. Seller holds no preferred equity interest.

31. Subject to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property, each related Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Whole Loan if, without complying with the requirements of the Mortgage or loan agreement, (a) the related underlying Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other than (i) by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, (ii) transfers to certain affiliates (as defined in the related Purchased Asset Documents), (iii) transfers of less than a controlling interest (as such term is defined in the related Purchased Asset Documents) in a mortgagor, (iv) issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to Whole Loans which are cross-collateralized or cross-defaulted with other Whole Loans or (v) transfers of a similar nature to the foregoing meeting the requirements of the Whole Loan (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral within the parameters of paragraph (34) below, or (b) the related underlying Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a lien or security interest against the related underlying Mortgaged Property, other than any existing permitted additional debt or Permitted Liens or Title Exceptions. The Purchased Asset Documents require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval.

Sch. 1(a)-8

32. Except as set forth in the related Purchased Asset Documents delivered to Buyer prior to the Purchase Date (or any waivers, modifications or amendments approved in writing by Buyer after the Purchase Date), the terms of the related Mortgage Note(s) and Mortgage(s) have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or recission has occurred since the date upon which the due diligence file related to the applicable Whole Loan was delivered to Buyer or its designee.

33. Each related underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

34. Except as set forth in the related Purchased Asset Documents delivered to Buyer, since origination, no material portion of the related underlying Mortgaged Property has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the Whole Loan or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to Whole Loans (a) which permit defeasance by means of substituting for the underlying Mortgaged Property (or, in the case of a Whole Loan secured by multiple underlying Mortgaged Properties, one or more of such underlying Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the Whole Loans (or portions thereof) in accordance with its terms, (b) where a release of the portion of the underlying Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the Whole Loan, (c) where release is conditional upon the satisfaction of REMIC provisions and the payment of a release price that represents adequate consideration for such underlying Mortgaged Property or the portion thereof that is being released, (d) which permit the related Mortgagor to substitute a replacement property in compliance with certain underwriting and legal requirements or (e) which permit the release(s) of unimproved out-parcels or other portions of the underlying Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the Whole Loan or that were not allocated to any value in the underwriting during the origination of the Whole Loan, the terms of the related Mortgage do not provide for release of any portion of the underlying Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.

35. To Seller’s Knowledge, except as may be set forth in a letter from any Governmental Authority, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, there are no material violations of any applicable zoning ordinances, building codes or land laws applicable to the underlying Mortgaged Property or the use and occupancy thereof other than those which (i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the underlying Mortgaged Property. The Purchased Asset Documents require the underlying Mortgaged Property to comply with all applicable laws and ordinances.

Sch. 1(a)-9

36. To Seller’s Knowledge, except as may be set forth on surveys (which may have been a previously existing “as built” survey) and the related Title Policy (or if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” title commitment) obtained in connection with origination of such Whole Loan, none of the material improvements which were included for the purposes of determining the appraised value of the related underlying Mortgaged Property at the time of the origination of the Whole Loan lies outside of the boundaries and building restriction lines of such property (except underlying Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the underlying Mortgaged Property or related Mortgagor’s use and operation of such underlying Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such underlying Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

37. The related Mortgagor has covenanted in its organizational documents and/or the Purchased Asset Documents to own no significant asset other than the related underlying Mortgaged Properties, as applicable, and assets incidental to its ownership and operation of such underlying Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

38. Intentionally Omitted.

39. As of the Purchase Date, there was no pending action, suit or proceeding, or governmental investigation of which Seller has received notice, against the Mortgagor or the related underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect such Mortgagor’s ability to pay principal, interest or any other amounts due under such Whole Loan or the security intended to be provided by the Purchased Asset Documents or the use of the underlying Mortgaged Property.

40. As of the Purchase Date, if the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law.

41. The Whole Loan and the interest (exclusive of any default interest, late charges or prepayment premiums) contracted for complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

42. Each Whole Loan that is cross-collateralized or cross-defaulted is cross-collateralized or cross-defaulted, as applicable, only with other Whole Loans sold pursuant to this Agreement.

Sch. 1(a)-10

43. The improvements located on the underlying Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Whole Loan, (ii) the value of such improvements on the related underlying Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

44. All escrow deposits and payments required pursuant to the Whole Loan as of the Purchase Date to be deposited with Seller in accordance with the Purchased Asset Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no material deficiencies in connection therewith.

45. As of the Purchase Date, the related Mortgagor, the related lessee, franchisor or operator was in possession of all material licenses, permits and authorizations then required for the use of the related underlying Mortgaged Property by the related Mortgagor, other than any licenses, permits and authorizations the failure to possess of which would not have a material adverse effect on the use or value of the underlying Mortgaged Property. The Purchased Asset Documents require the borrower to maintain all such licenses, permits and authorizations.

46. The origination (or acquisition, as the case may be), servicing and collection practices used by Seller with respect to the Whole Loan have been in all respects legal and have met customary industry standards for servicing of commercial mortgage loans for conduit loan programs.

47. Except for Mortgagors under Whole Loans secured in whole or in part by a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related underlying Mortgaged Property.

48. The Purchased Asset Documents for such Whole Loan provide that such Whole Loan is non-recourse to the related Mortgagor except that the related Mortgagor and an additional guarantor accepts responsibility for any loss incurred due to fraud on the part of the Mortgagor and/or other intentional material misrepresentation. Furthermore, the Purchased Asset Documents for each Whole Loan provide that the related Mortgagor and an additional guarantor shall be liable to the lender for losses incurred due to the misapplication or misappropriation of rents collected in advance or received by the related Mortgagor after the occurrence of an event of default and not paid to the Mortgagee or applied to the underlying Mortgaged Property in the ordinary course of business, misapplication or conversion by the Mortgagor of insurance proceeds or condemnation awards or breach of the environmental covenants in the related Purchased Asset Documents.

49. Subject to the exceptions set forth in paragraph (13) and upon possession of the underlying Mortgaged Property as required under applicable state law, any Assignment of Leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with such Whole Loan establishes and creates a valid, subsisting and enforceable lien and security interest in the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any Person is entitled to occupy, use or possess all or any portion of the real property.

Sch. 1(a)-11

50. With respect to such Whole Loan, any prepayment premium and yield maintenance charge constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).

51. If such Whole Loan contains a provision for any defeasance of mortgage collateral, such Whole Loan permits defeasance (1) no earlier than two years after any securitization of such Whole Loan and (2) only with substitute collateral constituting “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the Mortgage Note. Such Whole Loan was not originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages. In addition, if such Mortgage contains such a defeasance provision, it provides (or otherwise contains provisions pursuant to which the holder can require) that an opinion be provided to the effect that such holder has a first priority perfected security interest in the defeasance collateral. The related Purchased Asset Documents permit the lender to charge all of its expenses associated with a defeasance to the Mortgagor (including rating agencies’ fees, accounting fees and attorneys’ fees), and provide that the related Mortgagor must deliver (or otherwise, the Purchased Asset Documents contain certain provisions pursuant to which the lender can require) (a) an accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related Whole Loan for the remainder of its term, (b) an opinion of counsel that the defeasance will not cause any holder to lose its status as a REMIC, and (c) assurances from each applicable Rating Agency that the defeasance will not result in the withdrawal, downgrade or qualification of the ratings assigned to any certificates backed by the related Whole Loan.

52. To the extent required under applicable law as of the date of origination, and necessary for the enforceability or collectability of the Whole Loan, the originator of such Whole Loan was authorized to do business in the jurisdiction in which the related underlying Mortgaged Property is located at all times when it originated and held the Whole Loan.

53. Neither Seller nor any affiliate thereof has any obligation to make any capital contributions to the Mortgagor under the Whole Loan.

54. Intentionally Omitted.

55. Each related underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

56. An appraisal of the related underlying Mortgaged Property was conducted in connection with the origination of such Whole Loan; and, to Seller’s Knowledge, such appraisal satisfied in all material respects either (A) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (B) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such Whole Loan was originated.

Sch. 1(a)-12

57. The related Purchased Asset Documents require the Mortgagor to provide the Mortgagee with certain financial information at the times required under the related Purchased Asset Documents.

58. The related underlying Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the underlying Mortgaged Property is currently being utilized.

59. With respect to each related underlying Mortgaged Property consisting of a Ground Lease, Seller represents and warrants the following with respect to the related Ground Lease:

(i) Such Ground Lease or a memorandum thereof has been or will be duly recorded no later than 30 days after the Purchase Date and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Purchase Date.

(ii) Upon the foreclosure of the Whole Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the Purchase Date).

(iii) Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee, and any such action without such consent is not binding on the Mortgagee, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to the Mortgagee and (iii) such default is curable by the Mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period.

(iv) Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee. The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement.

(vi) The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only the Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject.

Sch. 1(a)-13

(vii) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii) Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than 20 years beyond the stated maturity date of the Whole Loan.

(ix) Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related underlying Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Whole Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related underlying Mortgaged Property to the outstanding principal balance of such Whole Loan).

(x) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xi) The ground lessor under such Ground Lease is required to enter into a new lease upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

60. Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the related Whole Loan, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

61. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Whole Loan.

Sch. 1(a)-14

Schedule 1(b)

REPRESENTATIONS AND WARRANTIES

RE: PURCHASED ASSETS CONSISTING OF

JUNIOR INTERESTS AND SENIOR INTERESTS

Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Junior Interest or a Senior Interest, that except as specifically disclosed in the Confirmation for such Purchased Asset, as of the Purchase Date for each such Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(b) shall be true and correct in all material respects. For purposes of this Schedule 1(b) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Junior Interest or a Senior Interest if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset or has repurchased such Purchased Asset in accordance with the terms of the Agreement.

1. The Junior Interest is (a) a junior participation interest in a Whole Loan or (b) a “B-note” in an “A/B structure” (or “C-note” or more subordinate note in an “A/B/C structure”, an “A/B/C/D structure” or similar structure) in a Whole Loan. The Senior Interest is (a) a senior or pari passu participation interest in a Whole Loan or (b) an “A-note” in an “A/B structure” or a pari passu “A-note” in a Whole Loan.

2. As of the Purchase Date, such Junior Interest or Senior Interest complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Junior Interest or Senior Interest.

3. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Junior Interest or Senior Interest, and Seller is transferring such Junior Interest or Senior Interest free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Junior Interest or Senior Interest, except to the extent otherwise permitted in this Agreement (including Permitted Liens, as such term is defined in the related Purchased Asset Documents) and Title Exceptions (as such term is defined below). Upon consummation of the purchase contemplated to occur in respect of such Junior Interest or Senior Interest on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Junior Interest or Senior Interest free and clear of any pledge, lien, encumbrance or security interest.

4. No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Junior Interest or Senior Interest nor were any fraudulent acts committed by any Person in connection with the origination of such Junior Interest or Senior Interest.

Sch. 1(b)-1

5. Seller has made available to Buyer for inspection, with respect to such Junior Interest or Senior Interest, true, correct and complete Purchased Asset Documents.

6. Except as included in the Underwriting Package or the Purchased Asset Documents delivered to Buyer or Custodian prior to the Purchase Date, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Junior Interest or Senior Interest and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists, except for documents executed after the related Purchase Date that either (i) do not constitute Material Modifications, or (ii) constitute Material Modifications that were approved in writing by Buyer in accordance with this Agreement.

7. Seller has full right, power and authority to sell and assign such Junior Interest or Senior Interest and such Junior Interest or Senior Interest or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

8. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Purchased Asset Documents, and assuming that Buyer and any other transferees comply with customary intercreditor restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees”, “Institutional Lender/ Owners” or “Qualified Institutional Lenders” or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Junior Interest or Senior Interest, for Buyer’s exercise of any rights or remedies in respect of such Junior Interest or Senior Interest (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Junior Interest or Senior Interest. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

9. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Junior Interest or Senior Interest, other than recordation of assignments of each Mortgage and Assignment of Leases securing the related Whole Loan in the applicable real estate records where the underlying Mortgaged Properties are located and the filing of UCC-3 assignments in all applicable filing offices.

10. Seller has delivered to Buyer or its designee the original promissory note, certificate or other similar indicia of ownership of such Junior Interest or Senior Interest, however denominated, together with an original assignment thereof, executed by Seller in blank.

11. No default or event of default has occurred under any agreement pertaining to any lien relating to the underlying Mortgaged Property ranking junior to, pani passu with or senior to the Mortgage securing the underlying Whole Loan relating to such Junior Interest or Senior Interest, and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien.

Sch. 1(b)-2

12. (a) Other than payments due but not yet 30 days or more delinquent, there is no material default, breach, violation or event of acceleration existing under the Junior Interest or Senior Interest, the related Mortgage or the related Mortgage Note, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(b) and (b) except as included in the Underwriting Package or the Purchased Asset Documents delivered to Buyer or Custodian prior to the Purchase Date (or approved by Buyer in writing in accordance with the Agreement), Seller has not waived any material default, breach, violation or event of acceleration under such Senior Interest, Junior Interest or Senior Interest, Mortgage or Mortgage Note and pursuant to the terms of the related Mortgage or the related Mortgage Note and other documents in the related Purchased Asset Documents.

13. Such Junior Interest or Senior Interest has not been and shall not be deemed to be a Security within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

14. As of the Purchase Date, each related underlying Whole Loan complied in all material respects with, or is exempt from, all requirements of federal, state or local law relating to the origination of such underlying Whole Loan.

15. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Junior Interest or Senior Interest is or may become obligated under the Purchased Asset Documents.

16. Seller has not advanced funds, or to Seller’s Knowledge, received any advance of funds from a party other than the Mortgagor relating to such Junior Interest or Senior Interest, directly or indirectly, for the payment of any amount required by such Junior Interest or Senior Interest.

17. With respect to each related underlying Whole Loan, each related Mortgage Note, Mortgage, Assignment of Leases (if a document separate from the Mortgage) and other agreement executed by the related Mortgagor in connection with such underlying Whole Loan is legal, valid and binding obligation of the related Mortgagor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Purchased Asset Documents invalid as a whole and such Purchased Asset Documents taken as a whole are enforceable to the extent necessary and

Sch. 1(b)-3

customary for the practical realization of the rights and benefits afforded thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Mortgage Note and Mortgage contain no provision limiting the right or ability of any holder thereof to assign, transfer and convey all or any portion of the related underlying Whole Loan or the related Junior Interest or Senior Interest to any other Person, except, however, for customary intercreditor restrictions in the Purchased Asset Documents, limiting assignees to “Qualified Transferees” “Institutional Lender/Owners” or “Qualified Institutional Lenders”. With respect to any underlying Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.

18. With respect to the Junior Interest or Senior Interest and each related underlying Whole Loan, as of the date of its origination, except as set forth in paragraphs (17) and (19), there was no valid offset, defense, counterclaim, abatement or right to rescission with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith, and, as of the Purchase Date for the related Purchased Asset, there is no valid offset, defense, counterclaim or right to rescission with respect to any such Mortgage Note, Mortgage or other Purchased Asset Documents, except in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

19. With respect to the underlying Whole Loan, each related Assignment of Mortgage and assignment of Assignment of Leases from Seller in blank constitutes the legal, valid and binding first priority assignment from Seller (assuming the insertion of the Buyer’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

20. The underlying Whole Loan is secured by one or more Mortgages and each such Mortgage is a valid and enforceable first lien on the related underlying Mortgaged Property subject only to the exceptions set forth in paragraph (17) above and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the use of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (24) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the use of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (d) other matters to which like

Sch. 1(b)-4

properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the use of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (e) the right of tenants (whether under ground leases, space leases or operating leases) at the underlying Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such underlying Whole Loan is cross-collateralized with any other underlying Whole Loan, the lien of the Mortgage for such other underlying Whole Loan, none of which, individually or in the aggregate, materially and adversely interferes with the use of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property. Except with respect to cross-collateralized and cross-defaulted underlying Whole Loans and as provided below, there are no mortgage loans that are senior or pani passu with respect to the related underlying Mortgaged Property or such underlying Whole Loan.

21. UCC Financing Statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all UCC filing offices necessary to perfect a valid security interest in all items of personal property located on each related underlying Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate such underlying Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related underlying Whole Loan) material to the value of such underlying Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such underlying Whole Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing of UCC Financing Statements, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related underlying Whole Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC Financing Statements are required in order to effect such perfection.

22. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any related underlying Mortgaged Property and that prior to the Purchase Date for the related Purchased Asset have become delinquent in respect of such underlying Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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23. Except as may be set forth in the property condition reports delivered to Buyer with respect to the Mortgaged Properties, as of the Purchase Date for the related Purchased Asset, each related underlying Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination or which are currently being maintained) that would affect materially and adversely the value of such underlying Mortgaged Property as security for the related underlying Whole Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such underlying Mortgaged Property.

24. With respect to each related underlying Whole Loan, the lien of each related Mortgage as a first priority lien in the original principal amount of such underlying Whole Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Mortgagee, its successors and assigns, subject only to the Permitted Liens and Title Exceptions; the Mortgagee or its successors or assigns is the sole named insured of such policy; such policy is assignable without consent of the insurer and Seller and will inure to the benefit of the trustee as Mortgagee of record; such title policy is in full force and effect upon the consummation of the transactions contemplated by this Agreement; all premiums thereon have been paid; no claims have been made under such policy and no circumstance exists which would impair or diminish the coverage of such policy. The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related underlying Mortgaged Property is located to the extent required; such policy contains no material exclusions for, or affirmatively insures (except for any underlying Mortgaged Property located in a jurisdiction where such insurance is not available) (a) access to public road or (b) against any loss due to encroachments of any material portion of the improvements thereon.

25. With respect to each related underlying Whole Loan, as of the Purchase Date, insurance coverage was being maintained with respect to the underlying Mortgaged Property in compliance in all material respects with the requirements under each related Mortgage, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located, and with respect to a fire and extended perils insurance policy, is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such underlying Mortgaged Property, or (ii) the outstanding principal balance of the underlying Whole Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions; and, except if such underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to 12 months of operations of the related underlying Mortgaged Property, all of which is in full force and effect with respect to each related underlying Mortgaged Property; all premiums due and payable through the Purchase Date for the related Purchased Asset have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar mortgage loan and which are set forth in the related Mortgage, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related

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underlying Mortgaged Property or (ii) the reduction of the outstanding principal balance of the underlying Whole Loan, subject in either case to requirements with respect to leases at the related underlying Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans. The underlying Mortgaged Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related underlying Mortgaged Property, in an amount customarily required by prudent institutional lenders. An architectural or engineering consultant has performed an analysis of the underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the underlying Mortgaged Property in the event of an earthquake. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such underlying Mortgaged Property was obtained by an insurer rated at least A-:V by A.M. Best Company or “BBB-” (or the equivalent) from S&P and Fitch or “Baa3” (or the equivalent) from Moody’s. If the underlying Mortgaged Property is located in Florida or within 25 miles of the coast of Texas, Louisiana, Mississippi, Alabama, Georgia, North Carolina or South Carolina such underlying Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such underlying Whole Loan and (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related underlying Mortgaged Property.

26. The insurance policies contain a standard Mortgagee clause naming the Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without at least thirty (30) days prior written notice to the Mortgagee (or, with respect to nonpayment, 10 days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law. Each Mortgage requires that the Mortgagor maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.

27. Intentionally Omitted.

28. As of the Purchase Date, the underlying Whole Loan is not, and since its origination, has not been (or if such underlying Whole Loan was not originated by Seller or its Affiliate, to Seller’s Knowledge, has not been), 30 days or more past due in respect of any scheduled payment.

29. Each Mortgage related to the underlying Whole Loan does not provide for or permit, without the prior written consent of the holder of the Mortgage Note, the related underlying Mortgaged Property to secure any other promissory note or obligation except as expressly described in the following sentence. The related underlying Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permits the related underlying Mortgaged Property to be encumbered subsequent to the Purchase Date without the prior written consent of the holder of such Whole Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date of the related Whole Loan).

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30. To the extent such Whole Loan is identified in writing by Seller to Buyer as being real estate mortgage investment conduit (“REMIC”) eligible, such related underlying Whole Loan secured by commercial or multifamily residential property constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on such commercial property or a multifamily residential property, and either (1) substantially all of the proceeds of such underlying Whole Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such underlying Whole Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such underlying Whole Loan was at least equal to 80% of the principal amount of the underlying Whole Loan (a) as of the Testing Date, or (b) as of the Purchase Date for the related Purchased Asset. For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to the underlying Whole Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with the underlying Whole Loan, and (2) the “Testing Date” shall be the date on which the referenced underlying Whole Loan was originated unless (a) such underlying Whole Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such underlying Whole Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such underlying Whole Loan was in default or when default with respect to such underlying Whole Loan was reasonably foreseeable. However, if the referenced underlying Whole Loan has been subjected to a “significant modification” after the date of its origination and at a time when such underlying Whole Loan was not in default or when default with respect to such underlying Whole Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

31. Except as set forth in the Phase I environmental site assessment (if any) (or update of a previous Phase I or Phase II site assessment) and Phase II environmental site assessment (if any) conducted with respect to the related Whole Loan and delivered to Buyer prior to the Purchase Date, to Seller’s Knowledge, there is no material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the underlying Mortgaged Property; neither Seller nor the Underlying Obligor has taken any actions which would cause the underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the related Purchased Asset Documents require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

32. With respect to each related underlying Whole Loan, each related Mortgage and Assignment of Leases, together with applicable state law, contains customary and enforceable provisions for comparable mortgaged properties similarly situated such as to render the rights and remedies of the holder thereof adequate for the practical realization against the underlying Mortgaged Property of the benefits of the security, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

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33. No issuer of the Purchased Asset, no co-participant and no Mortgagor related to any underlying Whole Loan, is a debtor in any state or federal bankruptcy or insolvency proceeding.

34. Except for the related Purchased Asset, each related underlying Whole Loan is a whole loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related underlying Mortgaged Property or provide for negative amortization.

35. With respect to each related underlying Whole Loan, subject to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property, each related Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such underlying Whole Loan if, without complying with the requirements of the Mortgage or loan agreement, (a) the related underlying Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other than (i) by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower (ii) transfers to certain affiliates (as defined in the related Purchased Asset Documents), (iii) transfers of less than a controlling interest (as such term is defined in the related Purchased Asset Documents) in a mortgagor, (iv) issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to underlying Whole Loans which are cross-collateralized or cross-defaulted with other mortgage loans or (v) transfers of a similar nature to the foregoing meeting the requirements of the underlying Whole Loan (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral within the parameters of paragraph (38) below, or (b) the related underlying Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a lien or security interest against the related underlying Mortgaged Property, other than any existing permitted additional debt or Permitted Liens or Title Exceptions. The Purchased Asset Documents require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval.

36. With respect to each Purchased Asset and the related underlying Whole Loan, except as set forth in the related Purchased Asset documents delivered to Buyer prior to the Purchase Date (or any waivers, modifications or amendments approved in writing by Buyer after the Purchase Date), the terms of the related documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such documents and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or recission has occurred since the date upon which the due diligence file related to the applicable Purchased Asset was delivered to Buyer or its designee.

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37. Each related underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

38. Except as set forth in the Purchased Asset Documents, since origination, no material portion of any related underlying Mortgaged Property has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the underlying Whole Loan or the Purchased Asset or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to underlying Whole Loans (a) which permit defeasance by means of substituting for the underlying Mortgaged Property (or, in the case of an underlying Whole Loan secured by multiple underlying Mortgaged Properties, one or more of such underlying Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the underlying Whole Loan (or portions thereof) in accordance with its terms, (b) where a release of the portion of the underlying Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the underlying Whole Loan, (c) where release is conditional upon the satisfaction of certain underwriting and legal requirements and the payment of a release price that represents adequate consideration for such underlying Mortgaged Property or the portion thereof that is being released, (d) which permit the related Mortgagor to substitute a replacement property in compliance with REMIC provisions or (e) which permit the release(s) of unimproved out-parcels or other portions of the underlying Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the underlying Whole Loan or that were not allocated to any value in the underwriting during the origination of the underlying Whole Loan, the terms of the related Mortgage do not provide for release of any portion of the underlying Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.

39. With respect to each related underlying Whole Loan, to Seller’s Knowledge, except as may be set forth in a letter from any Government Authority, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, there are no material violations of any applicable zoning ordinances, building codes and land laws applicable to the underlying Mortgaged Property or the use and occupancy thereof which (i) are not insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would have a material adverse effect on the value, operation or net operating income of the underlying Mortgaged Property. The Purchased Asset Documents require the underlying Mortgaged Property to comply with all applicable laws and ordinances.

40. To Seller’s Knowledge, except as may be set forth on surveys (which may have been a previously existing “as built” survey) and the related Title Policy (or if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” title commitment) obtained in connection with origination of such Whole Loan, none of the material improvements which were included for the purposes of determining the appraised value of any related underlying Mortgaged Property at the time of the origination of the respective underlying Whole Loan lies outside of the boundaries and building restriction lines of such

Sch. 1(b)-10

property (except underlying Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the underlying Mortgaged Property or related Mortgagor’s use and operation of such underlying Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such underlying Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

41. The related Mortgagor has covenanted in its respective organizational documents and/or the Purchased Asset Documents to own no significant asset other than the related underlying Mortgaged Properties, as applicable, and assets incidental to its respective ownership and operation of such underlying Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

42. With respect to each related underlying Whole Loan, no advance of funds has been made other than pursuant to the loan documents, directly or indirectly, by Seller to the Mortgagor and no funds have been received from any Person other than the Mortgagor, for or on account of payments due on the Mortgage Note or the Mortgage related thereto.

43. With respect to each related underlying Whole Loan, as of the Purchase Date for the related Purchased Asset, there was no pending action, suit or proceeding, or governmental investigation of which Seller has received notice or has Knowledge, against the Mortgagor or the related underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect such Mortgagor’s ability to pay principal, interest or any other amounts due under such underlying Whole Loan or the security intended to be provided by the Purchased Asset Documents or the use of the underlying Mortgaged Property.

44. With respect to each related underlying Whole Loan, if the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law.

45. With respect to the Purchased Asset and each related underlying Whole Loan, such underlying Whole Loan and the Purchased Asset and all interest thereon (exclusive of any default interest, late charges or prepayment premiums) contracted for complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

46. Each underlying Whole Loan that is cross-collateralized is cross-collateralized only with other underlying Whole Loans sold pursuant to this Agreement.

47. The improvements located on the underlying Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the underlying Whole Loan, (ii) the value of such improvements on the related underlying Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

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48. All escrow deposits and payments required pursuant to the underlying Whole Loan as of the Purchase Date required to be deposited with Seller in accordance with the Purchased Asset Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no deficiencies in connection therewith.

49. With respect to each related underlying Whole Loan, as of the Purchase Date, the related Mortgagor, the related lessee, franchisor or operator was in possession of all material licenses, permits and authorizations then required for the use of the related underlying Mortgaged Property by the related Mortgagor. The Purchased Asset Documents require the borrower to maintain all such licenses, permits and authorizations.

50. With respect to the Junior Interest or Senior Interest and each related underlying Whole Loan, the origination (or acquisition, as the case may be), and, if Seller is the party responsible for servicing and administration of the related underlying Whole Loan under the applicable Purchased Asset Documents, the servicing and collection practices used by Seller with respect to such underlying Whole Loan have been in all respects legal and have met customary industry standards for servicing of commercial mortgage loans for conduit loan programs.

51. With respect to each related underlying Whole Loan, except for Mortgagors under underlying Whole Loans secured in whole or in part by a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related underlying Mortgaged Property.

52. The documents for each related underlying Whole Loan provide that each such underlying Whole Loan is non-recourse to the related Mortgagor except that the related Mortgagor and an additional guarantor accepts responsibility for any loss incurred due to fraud on the part of the Mortgagor and/or other intentional material misrepresentation. Furthermore, the documents for each related underlying Whole Loan provide that the related Mortgagor and an additional guarantor shall be liable to the lender for losses incurred due to the misapplication or misappropriation of rents collected in advance or received by the related Mortgagor after the occurrence of an event of default and not paid to the Mortgagee or applied to the underlying Mortgaged Property in the ordinary course of business, misapplication or conversion by the Mortgagor of insurance proceeds or condemnation awards or breach of the environmental covenants in the related Purchased Asset Documents.

53. Subject to the exceptions set forth in paragraph (17) and upon possession of the underlying Mortgaged Property as required under applicable state law, any Assignment of Leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each underlying Whole Loan establishes and creates a valid, subsisting and enforceable lien and security interest in the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any Person is entitled to occupy, use or possess all or any portion of the real property.

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54. With respect to each related underlying Whole Loan, any prepayment premium and yield maintenance charge constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).

55. If any related underlying Whole Loan contains a provision for any defeasance of mortgage collateral, such underlying Whole Loan permits defeasance (1) no earlier than two years after any securitization of the underlying Whole Loan or the Junior Interest or Senior Interest and (2) only with substitute collateral constituting “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the Mortgage Note. No related underlying Whole Loan was originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages. In addition, if the Mortgage related to any such underlying Whole Loan contains such a defeasance provision, it provides (or otherwise contains provisions pursuant to which the holder can require) that an opinion be provided to the effect that such holder has a first priority perfected security interest in the defeasance collateral. The related Purchased Asset Documents permit the lender to charge all of its expenses associated with a defeasance to the Mortgagor (including rating agencies’ fees, accounting fees and attorneys’ fees), and provide that the related Mortgagor must deliver (or otherwise, the Purchased Asset Documents contain certain provisions pursuant to which the lender can require) (a) an accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related underlying Whole Loan for the remainder of its term, (b) an opinion of counsel that the defeasance will not cause any holder to lose its status as a REMIC, and (c) assurances from each applicable Rating Agency that the defeasance will not result in the withdrawal, downgrade or qualification of the ratings assigned to any certificates backed by the related underlying Whole Loan or the Junior Interest or Senior Interest.

56. With respect to each related underlying Whole Loan, to the extent required under applicable law as of the date of origination, and necessary for the enforceability or collectability of such underlying Whole Loan, the originator of such underlying Whole Loan was authorized to do business in the jurisdiction in which the related underlying Mortgaged Property is located at all times when it originated and held the underlying Whole Loan.

57. Neither Seller nor any affiliate thereof has any obligation to make any capital contributions to the Mortgagor under any related underlying Whole Loan.

58. Intentionally Omitted.

59. With respect to each related underlying Whole Loan, each related underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

60. With respect to each related underlying Whole Loan, an appraisal of the related underlying Mortgaged Property was conducted in connection with the origination of such underlying Whole Loan; and, to Seller’s Knowledge, such appraisal satisfied, in all material respects, either (A) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (B) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such underlying Whole Loan was originated.

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61. With respect to each related underlying Whole Loan, the related Purchased Asset Documents require the Mortgagor to provide the Mortgagee with certain financial information at the times required under such Purchased Asset Documents.

62. With respect to each related underlying Whole Loan, the related underlying Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the underlying Mortgaged Property is currently being utilized.

63. With respect to each related underlying Mortgaged Property consisting of a Ground Lease, Seller represents and warrants the following with respect to the related Ground Lease:

(i) Such Ground Lease or a memorandum thereof has been or will be duly recorded no later than 30 days after the Purchase Date of the related Purchased Asset and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Purchase Date.

(ii) Upon the foreclosure of the underlying Whole Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the Purchase Date).

(iii) Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee, and any such action without such consent is not binding on the Mortgagee, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to the Mortgagee and (iii) such default is curable by the Mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period.

(iv) Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee. The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement.

(vi) The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only the Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject.

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(vii) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii) Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than 20 years beyond the stated maturity date of the underlying Whole Loan.

(ix) Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related underlying Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the underlying Whole Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related underlying Mortgaged Property to the outstanding principal balance of such underlying Whole Loan).

(x) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xi) The ground lessor under such Ground Lease is required to enter into a new lease upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

64. Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the Whole Loan related to such Senior Interest, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

65. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Whole Loan related to such Senior Interest.

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Schedule 1(c)

REPRESENTATIONS AND WARRANTIES

RE: PURCHASED ASSETS CONSISTING OF MEZZANINE LOANS

Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Mezzanine Loan, that except as specifically disclosed to and approved by Buyer in accordance with the Agreement, as of the Purchase Date for each such Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(c) shall be true and correct in all material respects. For purposes of this Schedule 1(c) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Mezzanine Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset.

1. The Mezzanine Loan is a performing senior or junior mezzanine loan secured by a pledge of one hundred percent (100%) of the direct or indirect Equity Interests in a Person that owns commercial real estate (a “Property Owner”).

2. As of the Purchase Date, such Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan.

3. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Mezzanine Loan, and Seller is transferring such Mezzanine Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Mezzanine Loan, except to the extent otherwise permitted in this Agreement (including Permitted Liens, as such term is defined in the related Purchased Asset Documents) and Title Exceptions (as such term is defined below). Upon consummation of the purchase contemplated to occur in respect of such Mezzanine Loan on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Mezzanine Loan free and clear of any pledge, lien, encumbrance or security interest.

4. No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Mezzanine Loan nor were any fraudulent acts committed by any Person in connection with the origination of such Mezzanine Loan.

5. All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Mezzanine Loan is accurate and complete in all material respects. Seller has made available to Buyer for inspection with respect to such Mezzanine Loan, true, correct and complete Purchased Asset Documents.

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6. Except as included in the Underwriting Package or the Purchased Asset Documents delivered to Buyer or Custodian prior to the Purchase Date, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Mezzanine Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists, except for documents executed after the related Purchase Date that either (i) do not constitute Material Modifications, or (ii) constitute Material Modifications that were approved in writing by Buyer in accordance with this Agreement.

7. Such Mezzanine Loan is presently outstanding, the proceeds thereof have been fully disbursed pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow by Seller, there is no requirement for any future advances thereunder.

8. Seller has full right, power and authority to sell and assign such Mezzanine Loan, and such Mezzanine Loan or any related Mezzanine Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

9. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Purchased Asset Documents and assuming that Buyer and any other transferees comply with customary restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners”, “Qualified Institutional Lenders” or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

10. The Mezzanine Loan is secured by a pledge of one hundred percent (100%) of the direct or indirect Equity Interests in a Property Owner and the security interest created thereby has been fully perfected in favor of Seller as Mezzanine Lender.

11. The Underlying Obligor (hereinafter defined) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the Underlying Obligor under its organizational documents is to own, finance, sell or otherwise manage the underlying Mortgaged Property (or the Capital Stock of the Property Owner) and to engage in any and all activities related or incidental thereto, and the underlying Mortgaged Property (or the Capital Stock of the Property Owner) constitute the sole assets of the Underlying Obligor.

12. The Underlying Obligor has good and marketable title to the underlying Mortgaged Property, subject to any Title Exceptions, and, no claims have been made and are pending under the title policies insuring the Underlying Obligor’s title to the underlying Mortgaged Property.

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13. Intentionally Omitted.

14. The Purchased Asset Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the borrower thereunder (the “Mezzanine Borrower”) voluntarily transfers or encumbers all or any portion of any related Mezzanine Collateral, or (ii) any direct or indirect interest in the related Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related Purchased Asset Documents.

15. Pursuant to the terms of the Purchased Asset Documents: (a) no material terms of any related Underlying Mortgage may be waived, canceled, subordinated or modified in any material respect; (b) no action which could have a materially adverse impact on the market value of the underlying Mortgaged Property may be taken by the Underlying Obligor with respect to the underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the Underlying Obligor as it relates to the underlying Mortgaged Property; and (d) the holder of the Mezzanine Loan’s consent is required prior to the Underlying Obligor incurring any additional indebtedness, other than indebtedness relating to trade payables and other liabilities incurred in the ordinary course of business.

16. (a) Other than payments due but not yet 30 days or more delinquent, there is no material default, breach, violation or event of acceleration existing under the related Underlying Mortgage or the related Whole Loan, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(c) and (b) except as included in the Underwriting Package or the Purchased Asset Documents delivered to Buyer or Custodian prior to the Purchase Date (or approved by Buyer in writing in accordance with the Agreement), Seller has not waived any material default, breach, violation or event of acceleration under such Mezzanine Loan and pursuant to the terms of the Purchased Asset Documents, no Person or party other than the holder of such Mezzanine Loan (or its servicer) may declare any event of default or accelerate the related indebtedness under such Mezzanine Loan.

17. No event of default has occurred under any other agreement pertaining to any lien relating to the Mezzanine Loan ranking junior to, pari passu with or senior to the interests of the holder of such Mezzanine Loan.

18. Seller’s security interest in the Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan (the “Mezzanine Collateral”), subject only to the exceptions stated therein

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(or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy and as of the Purchase Date, the UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Buyer without the consent of (but upon notice to) the insurer.

19. Intentionally Omitted.

20. Seller has delivered to Buyer or its designee the original promissory note made in respect of such Mezzanine Loan, together with an original assignment thereof executed by Seller in blank.

21. Seller has not received any written notice that the Mezzanine Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

22. Seller has no obligation to make additional loans to, make guarantees on behalf of, or otherwise extend additional credit to, or make any of the foregoing for the benefit of, the Mezzanine Borrower or any other person under or in connection with the Mezzanine Loan.

23. The origination (or acquisition, as the case may be), servicing and collection practices used by Seller with respect to the Mezzanine Loan have been in all respects legal and have met customary industry standards used by prudent institutional commercial mezzanine lenders and mezzanine loan servicers for the origination (or acquisition, as the case may be), and servicing of mezzanine loans.

24. If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to Mezzanine Lender and (iv) it would accept cure from Mezzanine Lender on behalf of the ground lessee.

25. Intentionally Omitted.

26. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Mezzanine Loan.

27. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Mezzanine Loan is or may become obligated.

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28. Seller has not advanced funds, or to Seller’s Knowledge, received any advance of funds from a party other than the Mezzanine Borrower relating to such Mezzanine Loan, directly or indirectly, for the payment of any amount required by such Mezzanine Loan.

29. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any related underlying Mortgaged Property and that prior to the Purchase Date for the related Purchased Asset have become delinquent in respect of such underlying Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established (either by Seller or a Mortgagee under any Underlying Mortgage). For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

30. Except as may be set forth in the property condition reports delivered to Buyer with respect to the underlying Mortgaged Property, as of the Purchase Date for the related Purchased Asset, each related underlying Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the value of such underlying Mortgaged Property as security for the related underlying Whole Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such underlying Mortgaged Property.

31. As of the Purchase Date, Mezzanine Borrower was maintaining insurance coverage with respect to the underlying Mortgaged Property in compliance in all material respects with the requirements under the Purchased Asset Documents and/or any Underlying Mortgage, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located, and with respect to a fire and extended perils insurance policy, is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such underlying Mortgaged Property, or (ii) the outstanding principal balance of the underlying Whole Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions; and, except if such underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to 12 months of operations of the related underlying Mortgaged Property, all of which is in full force and effect with respect to each related underlying Mortgaged Property; all premiums due and payable through the Purchase Date for the related Purchased Asset have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar mortgage loan and which are set forth in the Purchased Asset Documents and/or any underlying Whole Loan related to the underlying Mortgaged Property, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related underlying Mortgaged Property or (ii) the reduction of the outstanding principal balance of the underlying Whole Loan, subject in either case to requirements with respect to leases at the related underlying Mortgaged Property and to other exceptions customarily provided for by prudent

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institutional lenders for similar loans. The underlying Mortgaged Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related underlying Mortgaged Property, in an amount customarily required by prudent institutional lenders. An architectural or engineering consultant has performed an analysis of the underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the underlying Mortgaged Property in the event of an earthquake. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such underlying Mortgaged Property was obtained by an insurer rated at least A-:V by A.M. Best Company or “BBB-” (or the equivalent) from S&P and Fitch or “Baa3” (or the equivalent) from Moody’s. If the underlying Mortgaged Property is located in Florida or within 25 miles of the coast of Texas, Louisiana, Mississippi, Alabama, Georgia, North Carolina or South Carolina such underlying Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such underlying Whole Loan and (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related underlying Mortgaged Property.

32. The insurance policies contain a standard mortgagee clause naming the holder of the Underlying Mortgage (the “Mortgagee”), its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without 30 days prior written notice to the Mortgagee) (or, with respect to non-payment, 10 days prior written notice to the Mortgagee or such lesser period as prescribed by applicable law. Each Underlying Mortgage requires that Property Owner maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Property Owner’s expense if Property Owner fails to do so.

33. Except as set forth in the Phase I environmental site assessment (if any) (or update of a previous Phase I or Phase II site assessment) and Phase II environmental site assessment (if any) conducted with respect to such Whole Loan and delivered to Buyer prior to the Purchase Date, to Seller’s Knowledge, there is no material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the underlying Mortgaged Property; neither Seller nor the related Property Owner has taken any actions which would cause the underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the Purchased Asset Documents require the borrower to comply with all Environmental Laws; and the related Property Owner has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

34. No Mezzanine Borrower under the Mezzanine Loan nor any Property Owner under any underlying Whole Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

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35. Each related underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

36. To Seller’s Knowledge, except as may be set forth in a letter rom any Governmental Authority, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, there are no material violations of any applicable zoning ordinances, building codes and land laws applicable to the underlying Mortgaged Property or the use and occupancy thereof other than those which (i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the underlying Mortgaged Property. The Purchased Asset Documents require the underlying Mortgaged Property to comply with all applicable laws and ordinances.

37. To Seller’s Knowledge, except as may be set forth on surveys (which may have been previously existing “as built” survey) and the related Title Policy (or if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” title commitment) obtained in connection with origination of such Whole Loan, none of the material improvements which were included for the purposes of determining the appraised value of any related underlying Mortgaged Property at the time of the origination of the Mezzanine Loan or any related underlying Whole Loan lies outside of the boundaries and building restriction lines of such property (except underlying Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the underlying Mortgaged Property or the related Mortgagor’s use and operation of such underlying Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such underlying Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

38. As of the Purchase Date, there was no pending action, suit or proceeding, or governmental investigation of which Seller has received notice or has Knowledge, against the related Property Owner or the related underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Mezzanine Loan or the underlying Whole Loan.

39. The improvements located on the underlying Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the underlying Whole Loan, (ii) the value of such improvements on the related underlying Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

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40. Except for Property Owners under underlying Whole Loans secured in whole or in part by a Ground Lease, the related Property Owner (or its affiliate) has title in the fee simple interest in each related underlying Mortgaged Property.

41. The related underlying Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permit the related underlying Mortgaged Property to be encumbered subsequent to the Purchase Date of the related Purchased Asset without the prior written consent of the holder thereof, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Underlying Mortgage (other than Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after such Purchase Date).

42. Each related underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related Property Owner has covenanted to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

43. An appraisal of the related underlying Mortgaged Property was conducted in connection with the origination of the underlying Whole Loan; and, to Seller’s Knowledge, such appraisal satisfied, in all material respects, either (A) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (B) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such underlying Whole Loan was originated.

44. The related underlying Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the underlying Mortgaged Property is currently being utilized.

45. With respect to each related underlying Mortgaged Property consisting of a Ground Lease, Seller represents and warrants the following with respect to the related Ground Lease:

(i) Such Ground Lease or a memorandum thereof has been or will be duly recorded no later than 30 days after the Purchase Date of the related Purchased Asset and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Purchase Date.

(ii) Upon the foreclosure of the underlying Whole Loan (or acceptance of a deed in lieu thereof), the Property Owner’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder.

(iii) Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee and any such action without such consent is not binding on the Mortgagee, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to the Mortgagee and (iii) such default is curable by the Mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period.

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(iv) Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee. The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement.

(vi) The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Underlying Mortgage, subject, however, to only the Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject.

(vii) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii) Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than 20 years beyond the stated maturity date.

(ix) Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Underlying Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related underlying Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the underlying Whole Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Underlying Mortgage and the ratio of the market value of the related underlying Mortgaged Property to the outstanding principal balance of such underlying Whole Loan).

(x) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xi) The ground lessor under such Ground Lease is required to enter into a new lease upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

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46. Seller has obtained an organizational chart or other description of each Mezzanine Borrower and related Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the related Mezzanine and the related underlying Whole Loan, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

47. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Mezzanine Loan and, if applicable, the underlying Whole Loan.

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Schedule 1(d)

REPRESENTATIONS AND WARRANTIES

RE: PURCHASED ASSETS CONSISTING

OF MEZZANINE PARTICIPATIONS

Seller represents and warrant to Buyer, with respect to the Mezzanine Participation, that except as specifically disclosed to and approved by Buyer in accordance with this Side Letter, as of the Closing Date for the Mezzanine Participation by Buyer from Seller and at all times while this Side Letter or the Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(d) shall be true and correct in all material respects. For purposes of this Schedule 1(d) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the Mezzanine Participation if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects the Mezzanine Participation.

1. The Mezzanine Participation is a senior or junior participation interest in a performing commercial mezzanine loan (a “Mezzanine Loan”).

2. As of the Purchase Date, the Mezzanine Participation complied in all material respects with, or is exempt from, all requirements of federal, state or local law relating to the Mezzanine Participation.

3. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, the Mezzanine Participation, and Seller is transferring the Mezzanine Participation free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering the Mezzanine Participation, except to the extent otherwise permitted in this Agreement (including Permitted Liens), as such term is defined in the related Purchased Asset Documents) and Title Exceptions (as such term is defined below). Upon consummation of the purchase contemplated to occur in respect of the Mezzanine Participation on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to the Mezzanine Participation free and clear of any pledge, lien, encumbrance or security interest.

4. No fraudulent acts were committed by Seller in connection with its acquisition or origination of the Mezzanine Participation nor were any fraudulent acts committed by any Person in connection with the origination of the Mezzanine Participation.

5. All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of the Mezzanine Participation is accurate and complete in all material respects.

6. Seller has full right, power and authority to sell and assign the Mezzanine Participation and the Mezzanine Participation has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

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7. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Purchased Asset Documents and assuming that Buyer and any other transferees comply with customary restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners”, “Qualified Institutional Lenders” or similar transfer restriction provisions in the Purchase Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of the Mezzanine Participation, for Buyer’s exercise of any rights or remedies in respect of the Mezzanine Participation (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of the Mezzanine Participation. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

8. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of the Mezzanine Participation.

9. Seller has delivered to Buyer or its designee the original participation certificate or other similar indicia of ownership of the Mezzanine Participation, however denominated, together with an original assignment thereof, executed by Seller in blank.

10. Intentionally Omitted.

11. The Mezzanine Participation has not been and shall not be deemed to be a Security within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

12. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the Mezzanine Participation is or may become obligated.

13. No issuer of the Mezzanine Participation is a debtor in any state or federal bankruptcy or insolvency proceeding.

14. With respect to the Mezzanine Participation, except as set forth in the Purchased Asset Documents delivered to Buyer prior to the Purchase Date (or any waivers, modifications or amendments approved in writing by Buyer after the Purchase Date), the terms of the related documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such documents and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or recission has occurred since the date upon which the due diligence file related to the Mezzanine Participation was delivered to Buyer or its designee.

Sch. 1(d)-2

15. With respect to the related Mezzanine Loan, the related Purchased Asset Documents require the Mezzanine Borrower to provide the Mezzanine Lender with certain financial information at the times required under the related Purchased Asset Documents.

16. The related Mezzanine Loan is secured by a pledge of one hundred percent (100%) of the direct or indirect equity ownership interests in the Mortgagor under a Whole Loan (the “Underlying Property Owner”) or a direct or indirect owner of the Underlying Property Owner.

17. As of the Purchase Date, the related Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to the related Mezzanine Loan.

18. All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Mezzanine Participation is accurate and complete in all material respects. Seller has made available to Buyer for inspection with respect to such Mezzanine Participation, true, correct and complete Purchased Asset Documents.

19. Except as included in the Underwriting Package or the Purchased Asset Documents delivered to Buyer or Custodian prior to the Purchase Date, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of the Mezzanine Participation or the related Mezzanine Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists, except for documents executed after the related Purchase Date that either (i) do not constitute Material Modifications, or (ii) constitute Material Modifications that were approved in writing by Buyer in accordance with this Agreement.

20. The related Mezzanine Loan is presently outstanding, the proceeds thereof have been fully and properly disbursed pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow, there is no requirement for any future advances thereunder.

21. The Underlying Property Owner has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the Underlying Property Owner under its organizational documents is to own, finance, sell or otherwise manage the underlying Mortgaged Property and to engage in any and all activities related or incidental thereto, and the underlying Mortgaged Property constitutes the sole assets of the Underlying Property Owner.

22. The Underlying Property Owner has good and marketable title to the underlying Mortgaged Property, subject to any Title Exceptions and, no claims have been made and are pending under the title policies insuring the Underlying Property Owner’s title to the Underlying Mortgage Property.

23. Intentionally Omitted.

Sch. 1(d)-3

24. The Purchased Asset Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the Mezzanine Borrower voluntarily transfers or encumbers all or any portion of any related Mezzanine Collateral, or (ii) any direct or indirect interest in the related Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related Purchased Asset Documents.

25. Pursuant to the terms of the Purchased Asset Documents: (a) no material terms of any related mortgage encumbering the Underlying Mortgage Property (an “Underlying Mortgage”) may be waived, canceled, subordinated or modified in any material respect; (b) no action which could have a materially adverse impact on the market value of the underlying Mortgaged Property may be taken by the Underlying Property Owner with respect to the underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the Underlying Property Owner as it relates to the underlying Mortgaged Property; and (d) the holder of the Mezzanine Loan’s consent is required prior to the Underlying Property Owner incurring any additional indebtedness, other than indebtedness relating to trade payables incurred in the ordinary course of business.

26. (a) Other than payments due but not yet 30 days or more delinquent, there is no material default, breach, violation or event of acceleration existing under the related Underlying Mortgage or the related Whole Loan, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(d) and (b) except as included in the Underwriting Package or the Purchased Asset Documents delivered to Buyer or Custodian prior to the Purchase Date (or approved by Buyer in writing in accordance with the Agreement), Seller has not waived any material default, breach, violation or event of acceleration under such Mezzanine Loan and pursuant to the terms of the related Purchased Asset Documents, no Person or party other than the holder of such Mezzanine Loan (or its servicer) may declare any event of default or accelerate the related indebtedness under such Mezzanine Loan.

27. No default or event of default has occurred under any agreement pertaining to any lien relating to the related Mezzanine Loan ranking junior to, pani passu with or senior to the interests of the Mezzanine Participation or the holder of the related Mezzanine Loan.

28. Mezzanine Lender’s security interest in the related Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan (the “Mezzanine Collateral”), subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy and as of the Purchase Date, the UCC-9 Policy will inure to the benefit of Buyer without the consent of (but upon notice to) the insurer..

Sch. 1(d)-4

29. Intentionally Omitted.

30. Seller has not received any written notice that the related Mezzanine Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

31. Seller has no obligation to make additional loans to, make guarantees on behalf of, or otherwise extend additional credit to, or make any of the foregoing for the benefit of, the Mezzanine Borrower or any other person under or in connection with the Mezzanine Loan.

32. With respect to the Mezzanine Participation and the related Mezzanine Loan, the origination (or acquisition, as the case may be) and, if Seller is the party responsible for the servicing and administration of the Mezzanine Loan relating to such Mezzanine Participation, the servicing and collection practices used by Seller with respect to such Mezzanine Loan have been in all respects legal and have met customary industry standards used by prudent institutional commercial mezzanine lenders and mezzanine loan servicers.

33. If applicable, the ground lessor consented to and acknowledged that (i) the related Mezzanine Loan is permitted / approved, (ii) any foreclosure of the related Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to the Mezzanine Lender under the related Mezzanine Loan and (iv) it would accept cure from the Mezzanine Lender under the related Mezzanine Loan on behalf of the ground lessee.

34. Intentionally Omitted.

35. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Mezzanine Participation is or may become obligated under the Purchased Asset Documents.

36. Seller has not advanced funds, or to Seller’s Knowledge, received any advance of funds from a party other than the Mezzanine Borrower relating to such Mezzanine Participation, directly or indirectly, for the payment of any amount required by such Mezzanine Participation.

37. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any related underlying Mortgaged Property and that prior to the Purchase Date for the related Purchased Asset have become delinquent in respect of such underlying Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established (either by Seller or by the related Mortgagee. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

Sch. 1(d)-5

38. As of the Purchase Date for the related Purchased Asset, each related underlying Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the value of such underlying Mortgaged Property as security for the underlying Whole Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such underlying Mortgaged Property.

39. As of the Purchase Date, insurance coverage was being maintained with respect to the underlying Mortgaged Property in compliance in all material respects with the requirements under the Purchased Asset Documents and/or any Underlying Mortgage, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located, and with respect to a fire and extended perils insurance policy, is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such underlying Mortgaged Property, or (ii) the outstanding principal balance of the underlying Whole Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions; and, except if such underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to 12 months of operations of the related underlying Mortgaged Property, all of which is in full force and effect with respect to each related underlying Mortgaged Property; all premiums due and payable through the Purchase Date for the related Purchased Asset have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar mortgage loan and which are set forth in the Purchased Asset Documents and/or any underlying Whole Loan related to the underlying Mortgaged Property, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related underlying Mortgaged Property or (ii) the reduction of the outstanding principal balance of the underlying Whole Loan, subject in either case to requirements with respect to leases at the related underlying Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans. The underlying Mortgaged Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related underlying Mortgaged Property, in an amount customarily required by prudent institutional lenders. An architectural or engineering consultant has performed an analysis of the underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the underlying Mortgaged Property in the event of an earthquake. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such underlying Mortgaged Property was obtained by an insurer rated at least A-:V by A.M. Best Company or “BBB-” (or the equivalent) from S&P and Fitch or “Baa3” (or the equivalent) from Moody’s. If the underlying Mortgaged Property is located in Florida or within 25 miles of the coast of Texas, Louisiana, Mississippi, Alabama, Georgia, North Carolina or South Carolina such underlying Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such underlying Whole Loan and (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related underlying Mortgaged Property.

Sch. 1(d)-6

40. The insurance policies contain a standard mortgagee clause naming Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without 30 days prior written notice to the Mortgagee (or, with respect to non-payment, 10 days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law. Each Underlying Mortgage requires that Property Owner maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Property Owner’s expense if Property Owner fails to do so.

41. Except as set forth in the Phase I environmental site assessment (if any) (or update of a previous Phase I or Phase II site assessment) and Phase II environmental site assessment (if any) conducted with respect to such Whole Loan and delivered to Buyer prior to the Purchase Date, to Seller’s Knowledge, there is no material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the underlying Mortgaged Property; neither Seller nor the Underlying Property Owner has taken any actions which would cause the underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the Purchased Asset Documents require the borrower to comply with all Environmental Laws; and the Underlying Property Owner has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Underlying Property Owner to abide by such Environmental Laws or has provided environmental insurance.

42. No Mezzanine Borrower under the related Mezzanine Loan nor any Underlying Property Owner under any Underlying Mortgage is a debtor in any state or federal bankruptcy or insolvency proceeding.

43. Each related underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

44. To Seller’s Knowledge, except as may be set forth in a letter from any Governmental Authority, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, there are no material violations of any applicable zoning ordinances, building codes and land laws applicable to the underlying Mortgaged Property or the use and occupancy thereof other than those which (i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the underlying Mortgaged Property. The Purchased Asset Documents require the underlying Mortgaged Property to comply with all applicable laws and ordinances.

Sch. 1(d)-7

45. To Seller’s Knowledge, except as may be set forth on surveys (which may have been a previously existing “as built” survey) and the related Title Policy (or if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” title commitment) obtained in connection with origination of the related underlying Whole Loan, none of the material improvements which were included for the purposes of determining the appraised value of any related underlying Mortgaged Property at the time of the origination of the related Mezzanine Loan or any underlying Whole Loan lies outside of the boundaries and building restriction lines of such property (except underlying Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the underlying Mortgaged Property or the related Underlying Property Owner’s use and operation of such underlying Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such underlying Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

46. As of the Purchase Date, there was no pending action, suit or proceeding, or governmental investigation of which the Seller has received notice or has Knowledge, against the Underlying Property Owner or the related underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Mezzanine Participation, the related Mezzanine Loan or the underlying Whole Loan.

47. The improvements located on the underlying Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Underlying Property Owner is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the underlying Whole Loan, (ii) the value of such improvements on the related underlying Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

48. Except for Underlying Property Owners under underlying Whole Loans secured in whole or in party by a Ground Lease, the related Underlying Property Owner (or its affiliate) has title in the fee simple interest in each related underlying Mortgaged Property.

49. The related underlying Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permit the related underlying Mortgaged Property to be encumbered subsequent to the Purchase Date of the related Purchased Asset without the prior written consent of the holder thereof, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the Underlying Mortgage (other than Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after such Purchase Date).

50. Each related underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related Underlying Property Owner has covenanted to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

Sch. 1(d)-8

51. An appraisal of the related underlying Mortgaged Property was conducted in connection with the origination of the underlying Whole Loan; and, to Seller’s Knowledge, such appraisal satisfied, in all material respects, either (A) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (B) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such underlying Whole Loan was originated.

52. The related underlying Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the underlying Mortgaged Property is currently being utilized.

53. With respect to each related underlying Mortgaged Property consisting of a Ground Lease, Seller represents and warrants the following with respect to the related Ground Lease:

(i) Such Ground Lease or a memorandum thereof has been or will be duly recorded no later than 30 days after the Purchase Date of the related Purchased Asset and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Purchase Date.

(ii) Upon the foreclosure of the underlying Whole Loan (or acceptance of a deed in lieu thereof), the Underlying Property Owner’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the Purchase Date).

(iii) Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee and any such action without such consent is not binding on the Mortgagee, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to the Mortgagee and (iii) such default is curable by the Mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period.

(iv) Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee. The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement.

(vi) The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Underlying Mortgage, subject, however, to only the Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject.

Sch. 1(d)-9

(vii) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii) Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than 20 years beyond the stated maturity date.

(ix) Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Underlying Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related underlying Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the underlying Whole Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related mortgage and the ratio of the market value of the related underlying Mortgaged Property to the outstanding principal balance of such underlying Whole Loan).

(x) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xi) The ground lessor under such Ground Lease is required to enter into a new lease upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

54. Seller has obtained an organizational chart or other description of each Mezzanine Borrower and related Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the related Mezzanine and the related underlying Whole Loan, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

55. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Mezzanine Loan and, if applicable, the underlying Whole Loan.

Sch. 1(d)-10

EXHIBIT LIST

EXHIBIT
Confirmation	A

Power of Attorney	B

Closing Certificate	C

Compliance Certificate	D

Assignment and Acceptance	E

Form of Servicer Notice	F

Authorized Representatives	G

Form of STWD/SCREDIT Co-Lender Agreement	H

Locations of Buyer and Seller	Annex I

EXHIBIT A

FORM OF [AMENDED AND RESTATED]1 CONFIRMATION

[____] [__], 20[__]

Wells Fargo Bank, National Association

550 South Tryon Street, 22nd Floor

MAC D1086-220

Charlotte, North Carolina 28202

Attention: Karen Whittlesey

Re: Master Repurchase and Securities Contract dated as of June 21, 2024 (as amended, restated, supplemented or otherwise modified and in effect from time to time the “Agreement”) among SCREDIT Mortgage Funding Sub-2, LLC. (“Seller 1”) and SCREDIT Mortgage Funding Sub-2-T, LLC (“Seller 2”) and Wells Fargo Bank, National Association (“Buyer”)

Ladies and Gentlemen:

This is [a] [an Amended and Restated]2 Confirmation executed and delivered by [Seller 1][Seller 2] (“Seller”) and Buyer pursuant to Section 3.01 of the Agreement. Terms used but not otherwise defined herein are as defined in the Agreement. Seller and Buyer hereby confirm and agree that as of the Purchase Date and upon the other terms specified below, Seller [shall sell and assign][has sold and assigned]3 to Buyer, and Buyer [shall purchase][has purchased]4 from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets set forth herein.

[Effective as of [ ] [ ], 20[ ], this Amended and Restated Confirmation amends, restates and replaces in its entirety that certain Confirmation dated as of [ ] [ ], 20[ ] relating to the Purchased Asset referenced herein.]5

[1]	Insert if applicable.
[2]	Insert if applicable.
[3]	Insert if applicable
[4]	Insert if applicable
[5]	Insert if applicable.

Sch. 1(a)-2

Name of Purchased Asset:	[_______]

Address of Mortgaged Property:	[_______]

WF ID Number:	[_______]

Seller Loan Number:	[_______]

Property Type:	[retail, office, multifamily, industrial, hospitality, student housing, medical office product, self-storage, health club]

Purchased Asset Class:	[Whole Loan/Senior Interest/Junior

Interest/Mezzanine Loan]

Book Value:	$[_____]

Market Value:	$[_____]

Maximum Applicable Percentage:	[_____]%

Applicable Percentage:	[_____]%

Future Funding Asset:	[Yes/No]

Future Funding Amount (FFA):	$[____]

Additional Purchase Advance (APA):	$[____]

Partial Prepayment (PP):	$[____]

Purchase Price	$[____]

(prior to giving effect to Change(s) below)

Change in Purchase Price:	$[____]

(Net of FFA, APA and PP above)

Purchase Price:	$[____]

(after giving effect to Change)

Benchmark:	Term SOFR

Floor (WF):	[__]%

Pricing Margin:	[__]%

Purchase Date:	[______]

Repurchase Date:	[ ________, 20[ ]]

Purchased Asset Documents:	As described in Appendix 1 hereto.

Seller hereby certifies as follows, on and as of the [above Purchase Date] [date hereof]6 with respect to each Purchased Asset described in this Confirmation:

1. All of the conditions precedent set forth in [Section 6.02][Section 3.10]7[Section 3.11]8 of the Agreement have been satisfied.

[6]	Insert if Confirm is being amended.
[7]	Insert Section 3.10 for Future Funding Transactions.
[8]	Insert Section 3.11 for Additional Purchase Advance Transactions.

Sch. 1(a)-3

2. Except as otherwise disclosed by Seller to Buyer in writing, no Event of Default and, to Seller’s Knowledge, no Default has occurred and is continuing.

3. Except as specified in Appendix 1 hereto, all of the representations and warranties contained in the Agreement (including Schedule 1 to the Agreement as applicable to the Class of such Asset) are true and correct.

Seller:

[SCREDIT MORTGAGE FUNDING SUB-2, LLC][SCREDIT MORTGAGE FUNDING SUB-2-T, LLC], a Delaware limited liability company

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

BUYER:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

Sch. 1(a)-4

Appendix 1 to Confirmation

Purchased Asset Documents:

[Description of any exceptions to representations and warranties made by Seller in the Confirmation]

Sch. 1(a)-5

EXHIBIT B

FORM OF POWER OF ATTORNEY

June 21, 2024

Know All Men by These Presents, that [SCREDIT MORTGAGE FUNDING SUB-2, LLC][SCREDIT MORTGAGE FUNDING SUB-2-T, LLC], a Delaware limited liability company (“Seller”), does hereby appoint WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase and Securities Contract, dated as of June 21, 2024, among Buyer, Seller and [SCREDIT MORTGAGE FUNDING SUB-2, LLC][SCREDIT MORTGAGE FUNDING SUB-2-T, LLC] (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets to the extent that Seller is permitted by law to act through an agent. As between Buyer and Seller, Buyer agrees that Buyer shall use this Power of Attorney in accordance with Section 18.19 of the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL SUCH TIME AS ALL OBLIGATIONS OF SELLER AND [SCREDIT MORTGAGE FUNDING SUB-2, LLC][SCREDIT MORTGAGE FUNDING SUB-2-T, LLC] TO BUYER ARE FULLY AND IRREVOCABLY PERFORMED AND SATISFIED. THIS POWER OF ATTORNEY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[SIGNATURE PAGE FOLLOWS]

Sch. 1(a)-1

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed on the date first written above.

[SCREDIT MORTGAGE FUNDING SUB-2, LLC, a Delaware limited liability company

By:
Name:
Title: ]

[SCREDIT MORTGAGE FUNDING SUB-2-T, LLC, a Delaware limited liability company

By:
Name:
Title: ]

EXHIBIT C

FORM OF CLOSING CERTIFICATE

[Secretary Certificates of Seller, Pledgor and Guarantor attached.]

CLOSING CERTIFICATE

STARWOOD CREDIT REAL ESTATE INCOME TRUST

CERTIFICATE OF MANAGING DIRECTOR

The undersigned, being the Managing Director of Starwood Credit Real Estate Income Trust, a Maryland trust (“SCREDIT”), which is the direct owner of one hundred percent (100%) of the interests in SCREDIT Real Estate Capital, LLC, a Delaware limited liability company (“SCREDIT RE”), which is the direct owner of one hundred percent (100%) of the interests in SCREDIT Mortgage Funding, LLC, a Delaware limited liability company (“SCREDIT Mortgage”), which is the direct owner of one hundred percent (100%) of the interests in SCREDIT Mortgage Funding Sub-2, LLC, a Delaware limited liability company (“Sub-2 Seller”) and SCREDIT Mortgage Funding BC, LLC, a Delaware limited liability company (“SCREDIT Mortgage BC”), which SCREDIT Mortgage BC is the direct owner of one hundred percent (100%) of SCREDIT Mortgage Funding Sub-2-T, LLC, a Delaware limited liability company (“Sub-2-T Seller”), certifies that s/he is authorized to execute and deliver this Certificate in the name and on behalf of SCREDIT, and further certifies to Wells Fargo Bank, National Association, a national banking association (“Buyer”) as follows:

1. Annexed hereto as Exhibit A is a true, correct and complete copy of the Certificate of Trust of SCREDIT, which Certificate of Trust has not been amended or modified as of the date hereof and is in full force and effect;

2. Annexed hereto as Exhibit B is a true, correct and complete copy of the Bylaws of SCREDIT, which Bylaws have not been amended or modified as of the date hereof and is in full force and effect;

3. Annexed hereto as Exhibit C is a true, correct and complete copy of the Declaration of Trust of SCREDIT, which Declaration of Trust has not been amended or modified as of the date hereof and is in full force and effect;

4. Annexed hereto as Exhibit D is a true, correct and complete copy of the Written Consent of the Sole Trustee of SCREDIT authorizing the increase in number of directors of SCREDIT. Such consent has been in effect since the date set forth therein and has not been modified or rescinded subsequent to the date thereof;

5. Annexed hereto as Exhibit E is a true, correct and complete copy of the Written Consent of the Board of Trustees of SCREDIT authorizing the Repurchase Documents (as defined in the Master Repurchase and Securities Contract, dated as of June 21, 2024, among Sub-2 Seller, Sub-2-T Seller and Buyer, as amended, modified and/or restated from time to time) and the transactions contemplated thereby. Such consent has been in effect since the date set forth therein and has not been modified or rescinded subsequent to the date thereof;

6. Annexed hereto as Exhibit F is a true, correct and complete copy of the Certificate of Good Standing of SCREDIT issued by the State Department of Assessments and Taxation of the State of Maryland;

7. Annexed hereto as Exhibit G is a true, correct and complete copy of the Certificate of Formation of SCREDIT RE, which Certificate of Formation has not been amended or modified as of the date hereof and is in full force and effect;

8. Annexed hereto as Exhibit H is a true, correct and complete copy of the Limited Liability Company Agreement of SCREDIT RE, which Limited Liability Company Agreement has not been amended or modified as of the date hereof and is in full force and effect;

9. Annexed hereto as Exhibit I is a true, correct and complete copy of the Certificate of Good Standing of SCREDIT RE issued by the Secretary of State of the State of Delaware;

10. Annexed hereto as Exhibit J is a true, correct and complete copy of the Certificate of Formation of SCREDIT Mortgage, which Certificate of Formation has not been amended or modified as of the date hereof and is in full force and effect;

11. Annexed hereto as Exhibit K is a true, correct and complete copy of the Amended and Restated Limited Liability Company Agreement of SCREDIT Mortgage, which Amended and Restated Limited Liability Company Agreement has not been further amended or modified as of the date hereof and is in full force and effect;

12. Annexed hereto as Exhibit L is a true, correct and complete copy of the Written Consent of the Board of Managers of SCREDIT Mortgage, authorizing the Repurchase Documents and the transactions contemplated thereby. Such consent has been in effect since the date set forth therein and has not been modified or rescinded subsequent to the date thereof;

13. Annexed hereto as Exhibit M is a true, correct and complete copy of the Certificate of Good Standing of SCREDIT Mortgage issued by the Secretary of State of the State of Delaware;

14. Annexed hereto as Exhibit N is a true, correct and complete copy of the Certificate of Formation of Sub-2 Seller, which Certificate of Formation has not been amended or modified as of the date hereof and are in full force and effect;

15. Annexed hereto as Exhibit O is a true, correct and complete copy of the Amended and Restated Limited Liability Company Agreement of Sub-2 Seller, which Amended and Restated Limited Liability Company Agreement has not been further amended or modified as of the date hereof and is in full force and effect;

16. Annexed hereto as Exhibit P is a true, correct and complete copy of the Written Consent of the Board of Directors of Sub-2 Seller, authorizing the Repurchase Documents and the transactions contemplated thereby. Such consent has been in effect since the date set forth therein and has not been modified or rescinded subsequent to the date thereof;

17. Annexed hereto as Exhibit Q is a true, correct and complete copy of the Certificate of Good Standing of Sub-2 Seller issued by the Secretary of State of the State of Delaware;

18. Annexed hereto as Exhibit R is a true, correct and complete copy of the Certificate of Formation of SCREDIT Mortgage BC, which Certificate of Formation has not been amended or modified as of the date hereof and is in full force and effect;

19. Annexed hereto as Exhibit S is a true, correct and complete copy of the Limited Liability Company Agreement of SCREDIT Mortgage BC, which Limited Liability Company Agreement has not been amended or modified as of the date hereof and is in full force and effect;

20. Annexed hereto as Exhibit T is a true, correct and complete copy of the Certificate of Good Standing of SCREDIT Mortgage BC issued by the Secretary of State of the State of Delaware;

21. Annexed hereto as Exhibit U is a true, correct and complete copy of the Certificate of Formation of Sub-2-T Seller, which Certificate of Formation has not been amended or modified as of the date hereof and are in full force and effect;

22. Annexed hereto as Exhibit V is a true, correct and complete copy of the Amended and Restated Limited Liability Company Agreement of Sub-2-T Seller, which Amended and Restated Limited Liability Company Agreement has not been further amended or modified as of the date hereof and is in full force and effect;

23. Annexed hereto as Exhibit W is a true, correct and complete copy of the Written Consent of the Board of Directors of Sub-2-T Seller, authorizing the Repurchase Documents and the transactions contemplated thereby. Such consent has been in effect since the date set forth therein and has not been modified or rescinded subsequent to the date thereof;

24. Annexed hereto as Exhibit X is a true, correct and complete copy of the Certificate of Good Standing of Sub-2-T Seller issued by the Secretary of State of the State of Delaware;

25. Annexed hereto as Exhibit Y is a true, correct and complete copy of the Incumbency Certificate of SCREDIT;

26. Annexed hereto as Exhibit Z is a true, correct and complete copy of the Incumbency Certificate of SCREDIT Mortgage and SCREDIT Mortgage BC; and

27. Annexed hereto as Exhibit AA is a true, correct and complete copy of the Incumbency Certificate of Sub-2 Seller and Sub-2-T Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS HEREOF, the undersigned has signed this Closing Certificate as of  , 2024.

Name: Michael Rappaport
Title: Managing Director

[Signature Page to Officer’s Certificate (WF - SCREDIT – Omnibus Officer’s Certificate]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[____] [__], 20[__]

Wells Fargo Bank, National Association

550 South Tryon Street, 22nd Floor

MAC D1086-220

Charlotte, North Carolina 28202

Attention: Karen Whittlesey

Re: Master Repurchase and Securities Contract dated as of June 21, 2024 (as amended, restated, supplemented or otherwise modified and in effect from time to time the “Agreement”) among SCREDIT Mortgage Funding Sub-2, LLC and SCREDIT Mortgage Funding Sub-2-T, LLC (individually and collectively, “Seller”) and Wells Fargo Bank, National Association (“Buyer”)

This Compliance Certificate is furnished pursuant to the above Agreement. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(a) I am a duly elected Responsible Officer of    .

All of the financial statements, calculations and other information set forth in this Compliance Certificate, including in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of [    ][Seller] during the accounting period covered by the financial statements attached hereto (or most recently delivered to Buyer if none are attached).

The examinations described in the preceding paragraph did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Attached as Exhibit 1 hereto are the financial statements required to be delivered pursuant to Section 8.09 of the Agreement (or, if none are required to be delivered as of the date of this Compliance Certificate, the financial statements most recently delivered pursuant to Section 8.09 of the Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the consolidated financial condition and operations of [    ][Seller] and the consolidated results of their operations as of the date or with respect to the period therein specified, determined in accordance with GAAP.

Attached as Exhibit 2 hereto are the calculations demonstrating compliance with the financial covenants set forth in Section 8.07 of the Agreement and in Section 9 of the Guarantee Agreement, each for the immediately preceding fiscal quarter.

To the best of my knowledge, Seller has, during the period since the delivery of the immediately preceding Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Described below are the exceptions, if any, to the above paragraph, setting forth in detail the nature of the condition or event, the period during which it has existed and the action which the Parent or any Seller has taken, is taking, or proposes to take with respect to such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Compliance Certificate, are made and delivered as of       , 20  .

Name:
Title:

Exhibit 1: Financial Statements

Exhibit 2: Financial Covenant Compliance Calculations

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

1. Reference is made to the Master Repurchase and Securities Contract dated as of June 21, 2024 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) among SCREDIT Mortgage Funding Sub-2, LLC and SCREDIT Mortgage Funding Sub-2-T, LLC (individually and collectively, “Seller”) and Wells Fargo Bank, National Association (“Buyer”).

2. Wells Fargo Bank, National Association (“Assignor”) and     (“Assignee”) hereby agree as follows:

3. Assignor hereby sells and assigns and delegates, without recourse except as to the representations and warranties made by it herein, to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Agreement as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Repurchase Agreement (collectively, the “Assigned Interest”).

4. Assignor:

(a) hereby represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim;

(b) other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any of the other Repurchase Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Repurchase Agreement or any of the other Repurchase Documents, or any other instrument or document furnished pursuant thereto; and

(c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Seller or the performance or observance by the Seller of any of its Obligations.

5. Assignee:

(a) confirms that it has received a copy of the Agreement, the other Repurchase Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b) agrees that it will, independently and without reliance upon the Agent or any Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Agreement;

(c) represents and warrants that its name set forth on Schedule I hereto is its legal name;

(d) agrees that, from and after the Effective Date, it will be bound by the provisions of the Agreement and the other Repurchase Documents and, to the extent of the Assigned Interest, it will perform in accordance with their terms all of the obligations that by the terms of the Repurchase Agreement are required to be performed by it as a Buyer; and

(e) The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date specified on Schedule I hereto.

6. As of the Effective Date, (a) Assignee shall be a party to the Agreement and, to the extent of the Assigned Interest, shall have the rights and obligations of Buyer thereunder and (b) Assignor shall, to the extent that any rights and obligations under the Agreement have been assigned and delegated by it pursuant to this Assignment and Acceptance, relinquish its rights (other than provisions of the Agreement and the other Repurchase Documents that are specified under the terms thereof to survive the payment in full of the Obligations) and be released from its obligations under the Agreement (and, if this Assignment and Acceptance covers all or the remaining rights and obligations of such Assignor under the Agreement, such Assignor shall cease to be a party thereto).

7. Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance and any claim, controversy or dispute arising under or related to or in connection with this Assignment and Acceptance, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

9. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I hereto in Portable Document Format (PDF) or by telecopier or facsimile transmission shall be effective as delivery of an originally executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each of Assignor and Assignee have caused Schedule I hereto to be executed by their respective officers thereunto duly authorized, as of the date specified thereon.

Schedule I

to

ASSIGNMENT AND ACCEPTANCE

Assignor: Wells Fargo Bank, National Association

Assignee:

Effective Date:      , 20__

Assigned Purchase Price	$
Aggregate Purchase Price	$
Assigned Buyer Percentage		%
Outstanding Aggregate Purchase Amount	$
Outstanding Buyer Purchase Amount	$

       Assignor:

Wells Fargo Bank, National Association, as
Assignor
[Type or print legal name of Assignor]

By
Name:
Title:

Dated: ______ __, 20___

       Assignee:

, as
Assignee
[Type or print legal name of Assignee]

By
Name:
Title:

Dated: ,

Address for Notices:

Exhibit 1: Financial Statements
Exhibit 2: Financial Covenant Compliance Calculations

EXHIBIT F

FORM OF SERVICER NOTICE

[See attached]

EXECUTION VERSION

SERVICER NOTICE AND IRREVOCABLE INSTRUCTION LETTER

June 21, 2024

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

MAC D1086-23A

550 S. Tryon Street, 23rd Floor

Charlotte, NC 28202

Attention: Starwood - Relationship Manager

Email: Luke.Mayes@wellsfargo.com

SCREDIT Mortgage Funding Sub-2, LLC

SCREDIT Mortgage Funding Sub-2-T, LLC

2340 Collins Avenue

Miami Beach, Florida 33139

Attention: SCREDIT Counsel

Re:

Master Repurchase and Securities Contract, dated as of June 21, 2024 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and among SCREDIT Mortgage Funding Sub-2, LLC (“Seller 1”) and SCREDIT Mortgage Funding Sub-2-T, LLC (“Seller 2”, and together with Seller 1, individually and collectively “Seller”), and Wells Fargo Bank, National Association (the “Buyer”).

Ladies and Gentlemen:

Wells Fargo Bank, National Association (in such capacity, “Servicer”) is servicing certain mortgage loans, mezzanine loans and/or senior interests for Seller pursuant to that certain Servicing Agreement, dated as of June 21, 2024, by and between Servicer and Seller (as amended, restated, supplemented or otherwise modified from time to time, the “Servicing Agreement”). A copy of the Servicing Agreement is attached hereto as Exhibit A. Pursuant to the Repurchase Agreement, Servicer is hereby notified that Seller has sold to Buyer and may in the future continue to sell to Buyer certain mortgage loans, mezzanine loans and/or senior interests (as more fully defined in the Repurchase Agreement, and to the extent so transferred thereunder by Seller to Buyer, the “Purchased Assets” hereunder), and such Purchased Assets are subject to a security interest in favor of Buyer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Section 1. Acts as Servicer.

(a) Servicer is hereby further notified pursuant to this instruction letter that Seller has sold, and expects from time to time to sell Purchased Assets to Buyer on a “servicing released” basis pursuant to the Repurchase Agreement, a copy of which is attached hereto as Exhibit B, and that the Purchased Assets, together with all Servicing Rights with respect thereto, are sold, transferred and assigned to Buyer pursuant to the Repurchase Agreement and, in connection therewith, the Purchased Assets and all Servicing Rights are also being pledged to Buyer. As of and after the Purchase Date, all of the rights of Seller under the Servicing Agreement with respect to the Purchased Assets to the extent that such Purchased Assets are being serviced thereunder (but, except as provided herein, none of their obligations with respect thereto, which shall remain solely with Seller), including but not limited to all related Servicing Rights, are assigned to Buyer pursuant to, and subject to the terms and conditions of, the Repurchase Agreement at the time of sale, and Servicer acknowledges and consents to such assignment and to any subsequent assignment, participation and/or rehypothecation by Buyer with respect to the Purchased Assets in accordance with the Repurchase Agreement and subject to Section 3.15 of the Servicing Agreement. Promptly, and in any event within two (2) Business Days of the related time of sale, Seller will notify Servicer of those Purchased Assets being serviced under the Servicing Agreement that are subject to the Repurchase Agreement, and shall maintain a schedule identifying the mortgage assets that are Purchased Assets subject to the Repurchase Agreement and this instruction letter. Where there is a conflict between the Servicing Agreement and this instruction letter, as with respect to the servicing of, and Servicing Rights in connection with, the Purchased Assets, this instruction letter shall govern. Each party to the Servicing Agreement agrees that the Servicing Agreement is hereby amended to provide that Buyer is and shall be a direct, express third-party beneficiary of the Servicing Agreement with respect to the Purchased Assets with all rights of Seller with respect to the Purchased Assets under the Servicing Agreement, including all rights of Seller as a “Seller” thereunder, but none of the obligations of Seller under the Servicing Agreement unless expressly assumed by Buyer following any Servicing Termination (as defined below). Servicer acknowledges and agrees that Buyer shall have direct recourse against Servicer (i) with respect to the rights of Buyer as specified in this instruction letter in connection with (A) Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under the Servicing Agreement or this instruction letter, (B) a breach of Servicer’s representations and warranties as set forth in the Servicing Agreement, or (C) by reason of reckless disregard of Servicer’s obligations or duties under the Servicing Agreement or this instruction letter, and (ii) the right, subject to all terms and conditions of the Repurchase Agreement, to exercise all rights of Seller as a “Seller” under the Servicing Agreement in each case under the preceding clauses (i) and (ii), solely with respect to the Purchased Assets; provided that neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Buyer for any action taken or for refraining from the taking of any action in good faith pursuant to the terms of the Servicing Agreement or for errors in judgment (not constituting gross negligence or bad faith). Each party to the Servicing Agreement acknowledges and agrees that (I) it retains no economic rights to the servicing of the Purchased Assets, (II) Buyer has granted to Seller a revocable license to cause Servicer to service the Purchased Assets pursuant to the Servicing Agreement, as supplemented and modified by this instruction letter, for the benefit of Buyer only, (III) neither Servicer nor any other Person other than Buyer owns or has any rights with respect to the Servicing Rights of the Purchased Assets, and (IV) except as otherwise set forth in Section 7 hereof, in no event shall Servicer or any other Person have any rights to any Income generated by or otherwise received in connection with any of the Purchased Assets to compensate Servicer for any fees, costs or expenses (however defined), including but not limited to reimbursement of any servicing advances in connection with any of the Purchased Assets or transactions contemplated by or services otherwise rendered pursuant to the Servicing Agreement with respect to the Purchased Assets.

(b) Servicer agrees to service the Purchased Assets pursuant to the Servicing Agreement, as modified by this instruction letter, for the benefit of Buyer, under and subject to those terms and conditions of the Repurchase Agreement specified below in this clause 1(b). Except as otherwise expressly provided herein and subject to the terms and conditions of the Repurchase Agreement, and this instruction letter, Buyer shall have all of the rights, but none of the duties or obligations (including, without limitation, any obligations regarding the payment of any fees, indemnification, costs, reimbursement or expenses, which shall remain obligations of the Seller pursuant to the Servicing Agreement) of Seller under the Servicing Agreement. It is expressly acknowledged and agreed that terms relating to the servicing of the Purchased Assets and the rights of Buyer and its affiliates, as well as the rights and duties of Seller with respect thereto, are contained in Article 17 of the Repurchase Agreement, and it is further acknowledged and agreed that (i) these rights shall be incorporated by reference herein and in the Servicing Agreement, as amended hereby, and (ii) except as expressly set forth herein, nothing herein shall alter, modify, or waive any term or condition of, or the rights and duties of Seller and Buyer under, the Repurchase Agreement. Servicer has been provided with, and has reviewed a copy of Article 17 of the Repurchase Agreement, and agrees to take no action that would violate or be otherwise inconsistent with the requirements set forth in Article 17 of the Repurchase Agreement. Servicer shall not make any servicing advances with respect to any of the Purchased Assets.

(c) Servicer agrees to notify Buyer and Seller in writing (i) of any default or of any event that Servicer, consistent with Accepted Servicing Practices (as defined in the Servicing Agreement), reasonably expects to result in a default, with respect to any Purchased Asset (or any underlying Whole Loan with respect thereto), (ii) if Servicer becomes aware that property insurance is not maintained on any mortgaged property securing a Purchased Asset (or any underlying Whole Loan) or has actual knowledge of any other event which, with the giving of notice or the passage of time, or both, would become an Event of Default under (and as defined in) any underlying Whole Loan with respect to any Purchased Asset, and/or (iii) of any other acts, omissions or events with respect to which notice is required to be given to any party pursuant to the Servicing Agreement.

(d) Servicer agrees to (i) deliver directly to Buyer, at the following email address(es): REPOFunding1@wellsfargo.com (or such other email addresses as may hereafter be provided to Servicer by the Buyer in writing) no later than the Remittance Date (as defined in the Servicing Agreement), a copy of the Monthly Remittance Report (as defined in the Servicing Agreement), and (ii) provide to such addressee and Buyer access to all other servicing statements, reports and other information, in each case solely with respect to the Purchased Assets that the Servicer is otherwise required to deliver to the Seller under the Servicing Agreement, on the same date such information is required to be delivered to Seller.

Section 2. Assignment. Servicer may, only (i) to the extent provided in the Servicing Agreement and (ii) with Buyer’s prior written consent, assign any or all of its rights, duties and/or obligations under the Servicing Agreement insofar as relates to the servicing of the Purchased Assets or any of them, or enter into any subservicing agreements with subservicers for the servicing and administration of all or part of the Purchased Assets; provided, that, Servicer will remain primarily obligated and liable to Buyer for the servicing, subservicing and administering of the Purchased Assets in accordance with the provisions of the Servicing Agreement and this instruction letter without diminution of any such duties and obligation or liability by virtue of any other servicing or subservicing agreement.

Section 3. Material Modifications. Seller agrees to notify Buyer in writing whenever a borrower under a Purchased Asset requests any action that requires a Material Modification, and Servicer and Seller further agree that Servicer will not make any Material Modification or take, or omit to take, any action requiring or that would effect a Material Modification, without the Seller first obtaining Buyer’s prior written consent.

Section 4. Collections. Notwithstanding anything to the contrary in the Servicing Agreement, Servicer hereby agrees that it shall (i) maintain at Wells Fargo Bank, National Association, for the duration of the Repurchase Agreement, a Servicer Account (as defined in the Servicing Agreement), which shall not be commingled with any other moneys other than Income relating to the Purchased Assets (such account, the “Servicer Account”), (ii) give Buyer written notice of any change of the location or account number of the Servicer Account promptly after the date of such change, (iii) deposit any and all Income received by Servicer relating to the Purchased Assets into the Servicer Account (other than payments received with respect to a Purchased Asset that are designated for payment of escrows or reserves pursuant to the express terms of the Purchased Asset Documents, which payments shall be deposited into the Escrow Account (as defined in the Servicing Agreement)), (iv) within two (2) Business Days of receipt thereof by Servicer, remit to the Waterfall Account (as defined below) all Income consisting of Significant Principal Prepayments (as defined in the Servicing Agreement) or any scheduled principal payments in full at maturity in an amount greater than or equal to $1,000,000 in respect of any Purchased Asset and (v) on the Remittance Date (as defined in the Servicing Agreement), remit all other Income (excluding Permitted Retained Amounts (as defined below) and funds in the Escrow Account, but including funds released from the Escrow Account to the extent such amounts would otherwise be released to Seller or its Affiliates in accordance with the related Purchased Asset Documents) related in any way to the Purchased Assets, including all such Income in the Servicer Account, and all such other amounts related to the Purchased Assets that are otherwise required to be remitted to Seller or any other Person pursuant to the Servicing Agreement, in accordance with the wiring instructions provided below (such account information, being the “Waterfall Account” referred to in the Repurchase Agreement), or in accordance with any other instructions that may be delivered to Servicer by Buyer or its designee in accordance with the Repurchase Agreement:

Bank:	[***]
ABA#:	[***]
Acct#:	[***]
Acct Name:	[***]

Under no circumstances shall Servicer remit any such amounts in accordance with any instructions delivered to Servicer by Seller, or any other Person (other than Buyer or Buyer’s designee), without Buyer’s prior written consent. To the extent Buyer requires a change to the remittances or collections, such change must be made pursuant to a Wire Transfer Services Agreement (a form of which is attached hereto as Exhibit C) delivered to the Servicer at least two (2) Business Days prior to the Remittance Date (as defined in the Servicing Agreement) and signed by an authorized officer of Buyer identified on the certificate of authority attached hereto as Exhibit D.

Section 5. Event of Default. Servicer further agrees, upon its receipt of written notification (a “Default Notice”), from Buyer that an Event of Default has occurred and is continuing under the Repurchase Agreement (a “Seller Event of Default”), that, solely with respect to the Purchased Assets (i) Buyer or its designee shall be entitled to exercise all of the rights (but, prior to Buyer’s foreclosure on the Purchased Assets in connection with its exercise of remedies following a Seller Event of Default and Buyer’s election, in its sole discretion, to continue the Servicing Agreement with respect thereto, Buyer shall assume none of the duties and obligations) of Seller under the Servicing Agreement except as otherwise expressly provided herein, (ii) Servicer shall follow the instructions of Buyer or its designee with respect to the Purchased Assets and deliver to Buyer or its designee any information with respect to the Purchased Assets reasonably requested by Buyer or its designee and in accordance with the obligations under the Servicing Agreement, (iii) Servicer shall not follow any instructions received from Seller or any other Person (other than Buyer or Buyer’s designee) with respect to the Purchased Assets, (iv) Buyer may, in its sole discretion, sell its right to the Purchased Assets on a servicing released basis, and (v) Servicer shall treat this instruction letter as a separate and distinct servicing agreement between Servicer and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in Servicer’s favor (or in the favor of any third party claiming through Servicer) under any other agreement or arrangement between or among Servicer and Seller, any such third party, or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, prior to Buyer’s foreclosure on the Purchased Assets in connection with its exercise of remedies following a Seller Event of Default and Buyer’s election, if any, thereafter to continue the Servicing Agreement with respect thereto, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by Servicer or Seller, or any of their respective Affiliates, or otherwise owed to Servicer or Seller, or any of Servicer’s or Seller’s respective Affiliates, at any time; provided that the foregoing shall not limit Servicer’s right to collect servicing fees and expenses outstanding under the Servicing Agreement from Seller for the Purchased Assets accruing prior to the date of such Seller Event of Default.

Section 6. Reliance by Servicer. Servicer may conclusively rely upon, and shall be protected in acting or refraining from acting upon, any notice, request, each consent, order, certificate, report, opinion or document (including, but not limited to, electronically confirmed facsimiles thereof) believed by it to be genuine and to have been signed or presented by the proper party or parties. Notwithstanding any contrary information which may be delivered to the Servicer by Seller, the Servicer may conclusively rely, without any independent investigation or inquiry, on any Default Notice delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such Default Notice. Servicer shall have no obligation to review or confirm that actions taken pursuant to the foregoing in accordance with this instruction letter comply with any other agreement or document to which it is not a party. In particular, Servicer need not investigate whether Buyer is entitled under the Repurchase Agreement to give a Default Notice.

Section 7. Servicing Fees and Expenses. Notwithstanding anything to the contrary herein or in the Servicing Agreement, other than (i) Servicing Fees (as defined in the Servicing Agreement) relating solely to the Purchased Assets, (ii) investment and interest income in funds (net of any and all losses on the investment of such funds) to the extent payable to Servicer under Section 3.06(a)(v) of the Servicing Agreement, (iii) additional servicing compensation set forth in the Servicing Agreement and (iv) any other amounts payable or reimbursable to the Servicer pursuant to the terms of the Servicing Agreement (all such fees, reimbursements and expenses described in the foregoing clauses (i) through (iv), in each case relating solely to the Purchased Assets (and which are not reimbursed from amounts on deposit in the Escrow Account in accordance with the Servicing Agreement), the “Permitted Retained Amounts”), no other unreimbursed fees (including but not limited to termination fees, which shall be at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of Buyer), costs, expenses, indemnification obligations or advances otherwise due and payable under the Servicing Agreement to Servicer (whether incurred by Seller, their respective Affiliates or otherwise), shall be withheld from Income prior to the remittance thereof to the Waterfall Account. Instead, any such amounts (other than Permitted Retained Amounts or amounts deposited in the Escrow Account as provided in Section 4 above) relating to the Purchased Assets shall be deposited by Servicer as Income directly into the Waterfall Account. All such other amounts which are otherwise due and owing to Servicer under the Servicing Agreement shall be separately and independently paid to Servicer directly by Seller. For the avoidance of doubt, all Servicing Rights belong to Buyer, and no such Servicing Rights are owned by Servicer or Seller in any respect.

Buyer, its affiliates, and any director, officer, employee or agent of any of them, together with their successors and assigns, shall be indemnified and held harmless by Servicer against any loss, liability or expense (including reasonable attorneys’ fees of outside counsel) incurred by reason of (i) Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under the Servicing Agreement or this instruction letter, (ii) a breach of Servicer’s representations and warranties as set forth in the Servicing Agreement or (iii) by reason of reckless disregard of Servicer’s obligations or duties under the Servicing Agreement or this instruction letter; provided, that neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Buyer for any action taken or for refraining from the taking of any action in good faith pursuant to the terms of the Servicing Agreement or for errors in judgment (not constituting gross negligence or bad faith).

Section 8. Servicing Termination.

(a) Notwithstanding anything to the contrary herein or in the Servicing Agreement, Servicer’s rights to service the Purchased Assets shall automatically terminate upon Servicer receiving a written termination notice from Buyer or its designee following a Seller Event of Default (a “Servicing Termination”). Following any Servicing Termination, Buyer shall provide (i) notice to Servicer and Seller that the Servicing Agreement has expired with respect to the Purchased Assets, (ii) wire instructions for the transfer of all amounts held by Servicer with respect to the Purchased Assets and (iii) address details for transfer of the servicing file, and prior to such notice by Buyer these instructions and the Servicing Agreement with respect to the Purchased Assets shall remain binding upon each of the parties hereto.

(b) In the event of a Servicing Termination, Servicer hereby agrees to (i) deliver to Buyer or its designee all Income and all other funds that are related to the Purchased Assets in the Servicer Account or otherwise (net of all Permitted Retained Amounts due to the Servicer), and all servicing files in accordance with Section 7.02(c) of the Servicing Agreement, (ii) cooperate in all respects with the transfer of servicing of any Purchased Assets to Buyer or its designee, and (iii) direct any party liable for any payment under any such Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, by sending to such obligors “goodbye” letters in form and substance reasonably acceptable to Buyer. The out-of-pocket costs and expenses of such transfer shall be paid by Seller. The transfer of servicing and such records by Servicer shall be in accordance with Accepted Servicing Practices (as defined in the Servicing Agreement) and the other terms of the Servicing Agreement, and such transfer shall include the transfer of the net amount of all escrows held for the related mortgagors.

Section 9. Due Diligence. Servicer acknowledges that Buyer or its designee has the right to perform continuing due diligence reviews with respect to the Purchased Assets and with respect to Servicer for purposes of verifying compliance with the representations, warranties and specifications made under the Repurchase Agreement or otherwise. Servicer agrees that, upon reasonable prior notice, Servicer shall provide reasonable access to Buyer or its designee and any of its agents, representatives or permitted assigns to the offices of Servicer during normal business hours, and permit them to examine, inspect, and, at the expense of Seller, make copies and extracts of the Servicing Files (as defined in the Servicing Agreement) in respect of the Purchased Assets in the possession or under the control of Servicer. Nothing herein shall be deemed to require the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report. The cost of Buyer’s review, if any, shall be at the Seller’s sole cost and expense.

Section 10. No Modification of the Servicing Agreement. Without the prior written consent of Buyer, neither Servicer, Seller nor any other party to the Servicing Agreement shall agree to (a) any material modification, amendment or waiver of the Servicing Agreement; or (b) the assignment, transfer, or material delegation of any of their respective rights or obligations under the Servicing Agreement, in each case under the preceding clauses (a) and (b) solely insofar as relates to any or all Purchased Assets. Neither Seller, Servicer nor any other party to the Servicing Agreement shall, without the prior written consent of Buyer, agree, solely with respect to any of the Purchased Assets, to either the addition of any new servicers or subservicers under, or any termination of, the Servicing Agreement (except in connection with a simultaneous termination of the Repurchase Agreement). For the avoidance of doubt, this instruction letter shall terminate upon (i) any effective resignation of the Servicer pursuant to Section 5.05 of the Servicing Agreement (provided, that Servicer shall copy Buyer on any notice of such resignation delivered by Servicer under the Servicing Agreement and shall comply with the same obligations as are set forth in Section 8(b) hereof with respect to a Servicing Termination in connection with any such resignation), and (ii) any termination of the Repurchase Agreement (provided, that Servicer shall cooperate with Buyer (or Seller, if such termination is other than as a result of or following a Seller Event of Default) regarding any required transfer of servicing of the Purchased Assets in accordance herewith or with the Servicing Agreement (as applicable).

Section 11. No Modification of Servicer Notice. No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of Buyer. This instruction letter may not be revoked and/or rescinded and no provision of this instruction letter may be amended, countermanded or otherwise modified without the prior written consent of Buyer. As between Buyer and Seller, Buyer and Seller acknowledge and agree that the terms of this instruction letter shall not be deemed to be a waiver of the rights of Buyer, or the rights and duties of Seller, under Article 17 of the Repurchase Agreement.

Section 12. Notice. Any notices to Servicer hereunder shall be delivered in accordance with the provisions of the Servicing Agreement and this instruction letter. Notices hereunder to Buyer shall be delivered to the following address:

Wells Fargo Bank, National Association

550 South Tryon Street

MAC D1086-220, 22nd Floor

Charlotte, North Carolina 28202

Attn: Karen Whittlesey

and

Cadwalader, Wickersham & Taft LLP

650 South Tryon Street

Charlotte, North Carolina 28202

Attention: Stuart N. Goldstein, Esq.

Telephone: (704) 348-5258

Telecopy: (704) 348-5200

Email: stuart.goldstein@cwt.com

Section 13. Governing Law. This instruction letter shall be governed by the internal laws of the State of New York, without regard for principles of conflicts of laws, other than Section 5-1401 of the New York General Obligations Law.

Section 14. Acknowledgement; Counterparts. By countersigning below, each of the parties to the Servicing Agreement acknowledges and agrees to the terms of this instruction letter. This instruction letter may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.

Very truly yours,

BUYER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: Title:

[Signature Page to Servicer Notice and Irrevocable Instruction Letter]

Acknowledged, agreed and accepted:

SCREDIT MORTGAGE FUNDING SUB-2, LLC

By:
Name: Title:

SCREDIT MORTGAGE FUNDING SUB-2-T, LLC

By:
Name: Title:

[Signature Page to Servicer Notice and Irrevocable Instruction Letter]

SERVICER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Servicer Notice and Irrevocable Instruction Letter]

EXHIBIT A

Servicing Agreement

A-1

EXHIBIT B

Repurchase Agreement

B-1

EXHIBIT C

Form of Wire Transfer Services Agreement

C-1

EXHIBIT D

Certificate of Authority

D-1

EXHIBIT G

AUTHORIZED REPRESENTATIVES OF SELLERS AND GUARANTOR

SCREDIT MORTGAGE FUNDING SUB-2, LLC

SCREDIT MORTGAGE FUNDING SUB-2-T, LLC

STARWOOD CREDIT REAL ESTATE INCOME TRUST

Name	Title	Email	Specimen Signature

Dennis Schuh	Chief Executive Officer and President	dschuh@starwood.com	/s/ Dennis Schuh

James Allen	Managing Director	jallen@starwood.com	/s/ James Allen

Nick Antonopoulos	Managing Director	nantonopoulos@starwood.com	/s/ Nick Antonopoulos

Mark Cagley	Managing Director	mcagley@starwood.com	/s/ Mark Cagley

Cary Carpenter	Managing Director	ccarpenter@starwood.com	/s/ Cary Carpenter

Chris Lowthert	Managing Director	clowthert@starwood.com	/s/ Chris Lowthert

Farid Maluf	Managing Director	fmaluf@starwood.com	/s/ Farid Maluf

Michael Rappaport	Managing Director	mrappaport@starwood.com	/s/ Michael Rappaport

Marc Fox	Chief Financial Officer	mfox@starwood.com	/s/ Marc Fox

Zach Tanenbaum	Chief Operating Officer	ztanenbaum@starwood.com	/s/ Zach Tanenbaum

Rachel Zane	Secretary	rzane@starwood.com	/s/ Rachel Zane

Joseph Rizzo	Senior Vice President	jorizzo@starwood.com	/s/ Joseph Rizzo

Aaron Allardyce	Senior Vice President	aallardyce@starwood.com	/s/ Aaron Allardyce

Joseph Rothenberg	Senior Vice President	jrothenberg@starwood.com	/s/ Joseph Rothenberg

2

EXHIBIT H

FORM OF STWD/SCREDIT CO-LENDER AGREEMENT

[See attached]

CO-LENDER AGREEMENT

Dated as of [            ], 202[_]

by and between

[STARWOOD PROPERTY MORTGAGE SUB- -A, L.L.C.]

(Initial Note A-1 Holder),

[and]

[SCREDIT MORTGAGE FUNDING SUB- [-T], LLC]

(Initial Note A-2 Holder)

[and]

[[____________]

(Initial Note A-3 Holder)]

and

[STARWOOD PROPERTY MORTGAGE SUB-__-A, L.L.C. /

[SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]],

as Administrator

$[     ]        Mortgage Loan[/$[     ] Mezzanine Loan]

__________Co-Lender Agreement

THIS CO-LENDER AGREEMENT (this “Agreement”) dated as of [    ], 202[_], by and among [STARWOOD PROPERTY MORTGAGE SUB-__-A, L.L.C.], a Delaware limited liability company (the “Initial Note A-1 Holder”), [and] [SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC], a Delaware limited liability company (the “Initial Note A-2 Holder”) [and] [    ] (the “Initial Note A-3 Holder”] and together with the Initial Note A-1 Holder [and the Initial Note A-2 Holder] collectively, the “Initial Note Holders” and each a “Initial Note Holder”) and [STARWOOD PROPERTY MORTGAGE SUB-__-A, L.L.C. / [SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]], a Delaware limited liability company (or any successor or replacement thereto in accordance with the terms hereof, the “Administrator”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Loan Agreement, dated as of the Closing Date (as the same may be amended, replaced, restated, supplemented or otherwise modified from time to time, the “Mortgage Loan Agreement”), by and between [     ], a [Delaware limited liability company] (“Mortgage Borrower”) and [STARWOOD LENDER], a Delaware limited liability company (the “Initial Lender”), Initial Lender made a loan to Borrower in the [original/maximum] principal amount of [up to] [$     ] (the “Mortgage Loan”), which Mortgage Loan is evidenced by (i) that certain Promissory Note A-1 in the [original/maximum] principal amount of [up to] [$     ] made by Borrower in favor of Initial Lender (as same may from time to time be amended, modified and/or restated, “Mortgage Note A-1”), [and] (ii) Promissory Note A-2 in the [original/maximum] principal amount of [up to] [$     ] made by Borrower in favor of Initial Lender (as same may from time to time be amended, modified and/or restated, “Mortgage Note A-2”) [and (iii) Promissory Note A-3 in the [original/maximum] principal amount of [up to] [$     ] made by Borrower in favor of Initial Lender (as same may from time to time be amended, modified and/or restated, “Mortgage Note A-3”;] and together with Mortgage Note A-1 [and Mortgage Note A-2], collectively, the “Mortgage Notes”, and individually, a “Mortgage Note”), each dated as of the Closing Date, and secured by, among other things, that certain first priority [Mortgage/Deed of Trust, and Security Agreement], dated as of the Closing Date, executed and delivered by Borrower in favor of the Initial Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mortgage”), which Mortgage encumbers the real property and all improvements thereon and appurtenances thereto described in such Mortgage, as more particularly described on Exhibit A-1 (individually and collectively, as the context may require, the “Mortgaged Property”) (the Mortgage, together with all of the other documents and agreements evidencing and/or securing the Mortgage Loan, including, without limitation, the documents and agreements set forth on Exhibit A-2 hereto, as each of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time, subject to the limitations and agreements contained in this Agreement, collectively the “Mortgage Loan Documents”);

WHEREAS, the Initial Lender has assigned its right, title and interest in Note A-1[,][and] Note A-2 [and Note A-3] to the Initial Note A-1 Holder[,][and] the Initial Note A-2 Holder [and the Initial Note A-3 Holder], respectively;

__________Co-Lender Agreement

[WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Mezzanine Loan Agreement, dated as of the Closing Date (as the same may be amended, replaced, restated, supplemented or otherwise modified from time to time, the “Mezzanine Loan Agreement”), by and between [     ], a [Delaware limited liability company] (“Mezzanine Borrower”) and [STARWOOD LENDER], a Delaware limited liability company (in such capacity, the “Initial Mezzanine Lender”), Initial Mezzanine Lender made a loan to Mezzanine Borrower in the [original/maximum] principal amount of [up to] [$     ] (the “Mezzanine Loan”), which Mezzanine Loan is evidenced by (i) that certain Promissory Note A-1 in the [original/maximum] principal amount of [up to] [$     ] made by Mezzanine Borrower in favor of Initial Mezzanine Lender (as same may from time to time be amended, modified and/or restated, “Mezzanine Note A-1”), [and] (ii) Promissory Note A-2 in the [original/maximum] principal amount of [up to] [$     ] made by Mezzanine Borrower in favor of Initial Mezzanine Lender (as same may from time to time be amended, modified and/or restated, “Mezzanine Note A-2”) [and (iii) Promissory Note A-3 in the [original/maximum] principal amount of [up to] [$ ] made by Mezzanine Borrower in favor of Initial Mezzanine Lender (as same may from time to time be amended, modified and/or restated, “Mezzanine Note A-3”;] and together with Mezzanine Note A-1 [and Mezzanine Note A-2], collectively, the “Mezzanine Notes”, and individually, a “Mezzanine Note”), each dated as of the Closing Date, and secured by, among other things, that certain first priority [Pledge and Security Agreement], dated as of the Closing Date, executed and delivered by Mezzanine Borrower in favor of Initial Mezzanine Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Mezzanine Pledge Agreement”), which Mezzanine Pledge Agreement pledges and grants to Initial Mezzanine Lender a lien and security in and to 100% of Mezzanine Borrower’s equity interests in Borrower (the Mezzanine Pledge Agreement, together with all of the other documents and agreements evidencing and/or securing the Mezzanine Loan, including, without limitation, the documents and agreements set forth on Exhibit A-3 hereto, as each of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time, subject to the limitations and agreements contained in this Agreement, collectively the “Mezzanine Loan Documents”);] and

WHEREAS, the parties hereto desire to enter into this Agreement to memorialize the terms under which the Loan and the Notes are to be held, serviced and administered.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1. Definitions; Conflicts. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement or the Servicing Agreement, as applicable. To the extent of any inconsistency between terms defined in this Agreement and the Servicing Agreement, the Servicing Agreement shall control. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

-2-	__________Co-Lender Agreement

“Accepted Servicing Practices” shall mean (i) if a Servicer has been appointed and is then acting in such capacity hereunder, the meaning assigned to such term or any analogous term in the Servicing Agreement or (ii) if no Servicer has then been appointed hereunder, then the obligation of Administrator to service and administer the Loan solely in the best interests and for the benefit of the Holders (as a collective whole) using the same degree of care, skill, prudence and diligence which Administrator normally exercises in connection with real estate loans of substantially the same size and type as the Loan that Administrator holds and administers for its own account (x) exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Agreement and the Loan Documents, and (y) without regard to (1) any relationship or ownership interest that Administrator or any Affiliate thereof may have with Borrower or any Affiliate thereof or any relationship or ownership interest that the Administrator or any Affiliate thereof may have with a Holder or any Affiliate thereof, (2) any ownership interest in any Note, (3) the right of the Administrator or any Affiliate thereof to receive compensation for its services or reimbursement of costs hereunder or with respect to any particular transaction, (4) the management or servicing of mortgage loan portfolios for other third parties, (5) any obligation of the Administrator to make any advances and (6) any indemnity obligation or right on the part of the Administrator or any Affiliate thereof with respect to the Loan.

[“Additional Advance” shall have the meaning set forth in the Loan Agreement.]

[“Additional Servicing Compensation” shall mean any additional servicing compensation that any Servicer is entitled to retain under the Servicing Agreement.]

“Administrator” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Advance Rate” shall mean a per annum rate equal to the Prime Rate, compounded monthly as of each Remittance Date.

“Advances” shall mean the Note Holder Advances.

“Affiliate” shall mean with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each a “Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Co-Lender Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Balloon Payment” shall mean, with respect to the Loan, the payment of principal due on its stated maturity date.

-3-	__________Co-Lender Agreement

“Bankruptcy Event” shall mean, with respect to any Person, such Person is the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it; provided that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Person, it shall be a Bankruptcy Event only upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Borrower” shall mean the Mortgage Borrower [or the Mezzanine Borrower, as applicable].

“Borrower Party” shall mean each of Borrower and the guarantor under the Loan Documents.

“Borrower Related Holder” shall mean, at any time, a Holder that owns, or has an Affiliate that owns, all or any portion of, or any direct or indirect interest in Borrower.

“Borrower Related Party” and “Borrower Related Parties” shall have the meaning assigned such term in Section 17.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement or if no Servicing Agreement is then in place, the Loan Agreement.

“Buy-Sell Closing Date” shall have the meaning given such term in Section 36(d) hereof.

“Buy-Sell Notice” shall have the meaning given such term in Section 36(a) hereof.

“Buy-Sell Price” shall mean, with respect to the interest of any Holder, the Percentage Interest of the Designated Value, subject to adjustment for any Protective Advances, Reimbursable Advances, Funded Default Amount or other amounts either owed to such Holder or owed by such Holder, in each case with interest thereon at the applicable rate set forth herein for such amounts.

“Buy-Sell Withdrawal Notice” shall have the meaning given such term in Section 36(b) hereof.

“Buying Note Holder” shall have the meaning given such term in Section 36(d) hereof.

“CLO” shall have the meaning assigned to such term in the definition of “Qualified Transferee”.

“CLO Asset Manager” shall mean, with respect to any Securitization Vehicle that is a CLO, the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the Holder in question).

-4-	__________Co-Lender Agreement

“Closing Date” shall mean [   ], 202[_].

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account(s)” shall mean one or more accounts, maintained pursuant to the terms of the Servicing Agreement.

“Common Control Party” shall have the meaning given to such term in the definition of “Affiliate.”

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controls”, “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Costs” shall mean all actual out-of-pocket costs, fees, expenses, Advances, interest, payments, losses, liabilities, judgments and/or causes of action reasonably suffered or incurred or reasonably paid by a Holder (or Administrator), pursuant to or in connection with the enforcement and administration of the Loan, the Loan Documents (not including any Servicing Fees, Special Servicing Fees [or Additional Servicing Compensation]), the Mortgaged Property, this Agreement or otherwise in connection with the enforcement and administration of the Loan, including, without limitation, any additional costs and interest thereon incurred by any Holder (or Administrator) pursuant to Section 7(c) hereof, reasonable attorneys’ fees and actual disbursements, taxes, assessments, insurance premiums and other protective advances as more particularly provided in the Loan Documents, except for those resulting from the negligence or willful misconduct of such Holder (or Administrator or any Servicer); provided, however, that none of (i) the day-to-day customary and usual, ordinary costs of servicing and administration of the Loan, shall be included or deemed to be “Costs.”

“Defaulting Holder” shall mean any Holder that (i) is the subject of a Bankruptcy Event, (ii) is a Delinquent Advance Holder, or (iii) has failed to fund to Administrator its Percentage Interest of any Required Protective Advance or to reimburse Administrator for any payments owing by such Holder to Administrator hereunder, provided that Administrator shall have provided each Holder with ten (10) Business Days prior written notice of the date such Required Protective Advance is required to be funded or paid and reasonable supporting documentation and information regarding such Required Protective Advance.

“Deficiency” shall mean the aggregate amount of Required Protective Advances that a Defaulting Holder was required but failed to pay pursuant to the terms hereof and the Loan Agreement.

-5-	__________Co-Lender Agreement

“Delinquent Advance Amount” shall have the meaning set forth in Section 35(c).

“Delinquent Advance Holder” shall have the meaning set forth in Section 35(c).

“Designated Value” shall have the meaning given such term in Section 36(a) hereof.

“Electing Non-Delinquent Advance Holder” shall have the meaning set forth in Section 35.

“Election Period” shall have the meaning given such term in Section 36(b) hereof.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of Four Hundred Million Dollars ($400,000,000) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of at least Two Hundred Million Dollars ($200,000,000) and (ii) is regularly engaged in the business of making or owning (or, in the case of a fund advisor or manager, advising or managing with respect to a fund that is regularly engaged in the business of making or owning) interests in commercial real estate loans (including mezzanine loans with respect to commercial real estate), originating preferred equity investments or owning or operating commercial properties.

“Erroneous Payment” shall have the meaning set forth in Section 38(a).

“Event of Default” shall mean an “Event of Default” as defined in the Loan Agreement.

“Final Election Date” shall have the meaning given such term in Section 36(b) hereof.

“Extension Fee” shall mean any [“Extension Fee”]1 or any other “extension fee” payable by the Borrower pursuant to the Loan Agreement in connection with the exercise of any extension option thereunder.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” shall mean, individually, the holder of any of Note A-1[,][or] Note A-2, [or Note A-3], as applicable in context.

“Holders” shall mean, collectively, the Note A-1 Holder[, and] the Note A-2 Holder[, and the Note A-3 Holder].

[1]	Refer to the defined term in the Mortgage Loan Agreement.

-6-	__________Co-Lender Agreement

“Included Note Holder” shall have the meaning given such term in Section 36(b) hereof.

“Initiating Note Holder” shall have the meaning given such term in Section 36(a) hereof.

[“Initial Lender” shall have the meaning assigned such term in the recitals.] “Initial Note Holder” shall have the meaning assigned such term in the recitals.

“Initial Note A-1 Holder” shall have the meaning assigned to such term in the recitals.

“Initial Note A-1 Principal Balance” shall have the meaning assigned to such term in the Loan Schedule.

“Initial Note A-2 Holder” shall have the meaning assigned such term in the recitals.

“Initial Note A-2 Principal Balance” shall have the meaning assigned to such term in the Loan Schedule.

[“Initial Note A-3 Holder” shall have the meaning assigned to such term in the recitals.]

“Initial Note A-3 Principal Balance” shall have the meaning assigned to such term in the Loan Schedule.]

[“Intercreditor Agreement” shall mean the intercreditor agreement to be entered into after the date hereof between Administrator and Mezzanine Lender, which intercreditor agreement shall, among other things, set forth the relative priorities of the Mortgage Loan Documents and Mezzanine Loan Documents and certain other agreements relating to the Mortgage Loan and the Mezzanine Loan.]

“Liquidation Proceeds” shall mean the amount (other than insurance proceeds or amounts required to be paid to the Borrower or other Persons pursuant to the Loan Documents or applicable law) received in connection with the liquidation of the Mortgaged Property or REO Property through a trustee’s sale, foreclosure sale or otherwise or the sale or other liquidation of the Loan, including a final discounted payoff of the Loan.

“LLC Agreement” shall have the meaning set forth in Section 18(c).

“Loan” shall mean the Mortgage Loan [or the Mezzanine Loan, as applicable].

“Loan Agreement” shall mean the Mortgage Loan Agreement [and/or the Mezzanine Loan Agreement, as applicable].

-7-	__________Co-Lender Agreement

“Loan Documents” shall mean the Mortgage Loan Documents [and/or the Mezzanine Loan Documents, as applicable].

“Loan Interest Rate” shall mean the Mortgage Interest Rate [and/or the Mezzanine Interest Rate, as applicable].

“Loan Principal Balance” shall mean the Mortgage Loan Principal Balance [and/or the Mezzanine Loan Principal Balance, as applicable].

“Loan Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information regarding the Loan and the principal terms for the purchase by the Holders.

“Major Decision” shall have the meaning set forth in Section 19(c).

“Maturity Date” shall have the meaning assigned to such term as set forth in the Loan Schedule.

“Material Disagreement” shall have the meaning given such term in Section 36(a) hereof.

[“Mezzanine Borrower” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Collateral” shall mean all of Mezzanine Borrower’s ownership interests in Mortgage Borrower.]

[“Mezzanine Default Rate” shall have the meaning assigned to such term in the Loan Schedule.]

[“Mezzanine Interest Rate” shall have the meaning assigned to such term in the Loan Schedule.]

[“Mezzanine Lender” and “Mezzanine Lenders” shall have the meaning assigned to such terms in the recitals.]

[“Mezzanine Loan” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Loan Agreement” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Loan Documents” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Loan Principal Balance” shall mean, at any date of determination, the outstanding principal balance of the Mezzanine Loan.]

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[“Mezzanine Loan Related Lender” shall mean, at any time, a Holder that owns, or has an Affiliate that owns, all or any portion of, or any direct or indirect debt or equity interest in, the Mezzanine Loan or any Mezzanine Lender, unless, at such time, each Holder hereunder or its Affiliate owns portions of the Mezzanine Loan.]2

[“Mezzanine Note(s)” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Note A-1” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Note A-2” shall have the meaning assigned to such term in the recitals.]

[“Mezzanine Pledge Agreement” shall have the meaning assigned to such term in the recitals.]

“Mortgage” shall have the meaning assigned to such term in the recitals. “Mortgage Borrower” shall have the meaning assigned such term in the recitals.

“Mortgage Default Rate” shall have the meaning assigned to such term in the Loan Schedule.

“Mortgage Interest Rate” shall have the meaning assigned to such term in the Loan Schedule.

“Mortgage Loan” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Agreement” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Documents” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Principal Balance” shall mean, at any date of determination, the outstanding principal balance of the Mortgage Loan.

“Mortgage Note(s)” shall have the meaning assigned such term in the recitals.

“Mortgage Note A-1” shall have the meaning assigned such term in the recitals.

“Mortgage Note A-2” shall have the meaning assigned such term in the recitals.

[2]	Term/concept will not apply if Mortgage and Mezz are stapled.

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[“Mortgage Note A-3” shall have the meaning assigned such term in the recitals.]

“Mortgaged Property” shall have the meaning assigned such term in the recitals.

“Net Default Interest” shall mean the excess of interest accrued on the Mortgage Loan at the Mortgage Default Rate over interest accrued on the Mortgage Loan at the Mortgage Interest Rate [or the excess of interest accrued on the Mezzanine Loan at the Mezzanine Default Rate over interest accrued on the Mezzanine Loan at the Mezzanine Interest Rate].

“Non-Delinquent Advance Holder” shall have the meaning set forth in Section 35(c).

“Non-Exempt Person” shall mean any Person other than a Person who either (1) is a U.S. Person or (2) has delivered to (or has on file with) the Administrator (or the Servicer on its behalf) for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed, by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Administrator to make such payments free of any obligation or liability for withholding.

“Note(s)” shall mean Note A-1[,] [and/or] Note A-2 [and/or Note A-3].

“Note A-1” shall mean Mortgage Note A-1 [or Mezzanine Note A-1, as applicable],

“Note A-1 Holder” shall mean the Initial Note A-1 Holder or any subsequent holder of Note A-1.

“Note A-1 Holder Advance” shall mean any property advance by the Note A-1 Holder under this Agreement with respect to the Loan or the Mortgaged Property, including, without limitation, any Protective Advance, or any advance to cover any Servicing Fees not paid to Servicer by any Holder.

“Note A-1 Percentage Interest” shall mean, as of any date, the ratio of the Note A1 Principal Balance to the Loan Principal Balance.

“Note A-1 Principal Balance” shall mean, at any time of determination, the Initial Note A-1 Principal Balance as set forth in the Loan Schedule, as previously reduced by payments of principal thereon received by the Note A-1 Holder and any reductions in such amount pursuant to Section 5 [or increased by any portion of any Additional Advance funded by the Note A-1 Holder pursuant to Section 35 hereof].3

“Note A-2” shall mean Mortgage Note A-2 [or Mezzanine Note A-2, as applicable],

[3]	Update to add increases in balance for future advances, if applicable.

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“Note A-2 Holder” shall mean the Initial Note A-2 Holder or any subsequent holder of Note A-2.

“Note A-2 Holder Advance” shall mean any property advance by the Note A-2 Holder under this Agreement with respect to the Loan or the Mortgaged Property, including, without limitation, any Protective Advance, or any advance to cover any Servicing Fees not paid to Servicer by any Holder.

“Note A-2 Percentage Interest” shall mean, as of any date, the ratio of the Note

A-2 Principal Balance to the Loan Principal Balance. “Note A-2 Principal Balance” shall mean, at any time of determination, the Initial Note A-2 Principal Balance as set forth in the Loan Schedule, as previously reduced by payments of principal thereon received by the Note A-2 Holder and any reductions in such amount pursuant to Section 5 [or increased by any portion of any Additional Advance funded by the Note A-2 Holder pursuant to Section 35 hereof].4

[“Note A-3” shall mean Mortgage Note A-3 [or Mezzanine Note A-3, as applicable]].

“Note A-3 Holder” shall mean the Initial Note A-3 Holder or any subsequent holder of Note A-3.

“Note A-3 Holder Advance” shall mean any property advance by the Note A-3 Holder under this Agreement with respect to Note A-3, the Loan or the Mortgaged Property, including, without limitation, any Protective Advance, or any advance to cover any Servicing Fees not paid to Servicer by any Holder.

“Note A-3 Percentage Interest” shall mean, as of any date, the ratio of the Note A3 Principal Balance to the Loan Principal Balance.

“Note A-3 Principal Balance” shall mean, at any time of determination, the Initial Note A-3 Principal Balance as set forth in the Loan Schedule, as previously reduced by payments of principal thereon received by the Note A-3 Holder and any reductions in such amount pursuant to Section 5 [or increased by any portion of any Additional Advance funded by the Note A-3 Holder pursuant to Section 35 hereof].5

“Note Holder Advance” shall mean individually or collectively, as the context may require, any Note A-1 Holder Advance [,and/or] Note A-2 Holder Advance[, and/or Note A-3 Holder Advance], as the case may be.

“Note Holder Principal Balance” shall mean individually or collectively, as the context may require, the Note A-1 Principal Balance[, and/or] the Note A-2 Principal Balance, [and/or the Note A-3 Principal Balance,] as the case may be.

[4]	Update to add increases in balance for future advances, if applicable
[5]	Update to add increases in balance for future advances, if applicable.

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“Note Pledge” shall have the meaning set forth in Section 16(b).

“Note Split” shall have the meaning set forth in Section 34.

“Payment Date” shall mean the “Payment Date” as set forth in the Loan Agreement.

“Penalty Charges” shall mean any amounts actually collected on the Loan from the Borrower that represent late payment charges, other than a Prepayment Premium or default interest.

“Percentage Interest” shall mean individually or collectively, as the context may require, the Note A-1 Percentage Interest[, and/or] the Note A-2 Percentage Interest[, and/or] the Note A-3 Percentage Interest], as the case may be.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchasing Election” shall have the meaning given such term in Section 36(b) hereof.

“Pledge” shall have the meaning set forth in Section 16(b).

“Pledging Holder” shall have the meaning set forth in Section 16(b).

[“Pre-Approved Servicer” shall mean each of Wells Fargo Bank, National Association,         and         and any respective Affiliate of each of the foregoing.]6

“Prepayment” shall mean any payment of principal made by the Borrower with respect to the Loan which is received in advance of its scheduled Maturity Date, whether made by reason of a casualty or condemnation, due to the acceleration of the maturity of the Notes or otherwise.

“Prepayment Premium” shall mean any prepayment premium, yield maintenance premium/spread maintenance premium or similar fee required to be paid in connection with a Prepayment of the Loan, including, without limitation, any exit fees.

“Prime Rate” shall mean the “Prime Rate” in effect from time to time (as published in the “Money Rates” section of The Wall Street Journal or, if such section or publication no longer is available, such other publication as determined by the Administrator in its reasonable discretion).

[6]	Include all Servicers to be pre-approved by repo lenders.

-12-	__________Co-Lender Agreement

“Principal Balance” shall mean with respect to any Note, at any date of determination, the then outstanding principal balance of such Note.

“Prohibited Person” shall have the meaning set forth in the Loan Agreement.

“Protective Advance” shall have the meaning set forth in Section 40.

“Qualified Servicer” shall mean (a) each Pre-Approved Servicer, and (b) any other mortgage finance institution, insurance company, bank or mortgage servicing institution that is: (i) organized and doing business under the laws of the United States or any state of the United States or the District of Columbia; (ii) authorized to transact business in each jurisdiction of the United States, if and to the extent required by applicable law to enable such institution to perform its obligations hereunder and, in the event that such institution is acting as a sub-servicer, under the applicable sub-servicing agreement; and (iii) which shall appear on the applicable list of “approved servicers” or “approved special servicers,” as applicable, of pools of commercial Loans rated by Fitch, Moody’s or S&P.

“Qualified Transferee” shall mean: (a) any Starwood Person [,/or] (b) [[REPO LENDER] or any of its Affiliates or (c)] one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (i) satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (ii) satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the entities described in clauses [(b)/(c)](i) or [(b)/(c)](ii) that satisfies the Eligibility Requirements;

(iv) any entity Controlling or Controlled by or under common Control with any of the entities described in clause (a) or clauses [(b)/(c)](i), [(b)/(c)](ii) or [(b)/(c)](iii) above;

(v) a Qualified Trustee (or in the case of a CLO, a single purpose bankruptcy-remote entity that contemporaneously pledges its interest in the applicable Note to a Qualified Trustee) in connection with (A) a securitization (“Securitization”) of, (B) the creation of collateralized debt or loan obligations (“CLO”) secured by, or (C) a financing through an “owner trust” of, a Note (any of the foregoing, a “Securitization Vehicle”), provided that either (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by the Rating Agencies that rated the

-13-	__________Co-Lender Agreement

applicable Securitization, CLO or financing; (2) in the case of a Securitization Vehicle that is not a CLO, the special servicer for such Securitization Vehicle is a Qualified Servicer at the time of Transfer and such Qualified Servicer is required to service and administer such Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle, which require that such Qualified Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CLO, the CLO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CLO Asset Manager that is a Qualified Transferee, are each a Qualified Transferee under clauses (a) or [(b)/(c)](i), (ii), (iii) or (iv) of this definition; or

(vi) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses [(b)/(c)](i), (ii), (iii) or (iv) of this definition.

Notwithstanding the foregoing, no Person shall be (or be deemed to be) a Qualified Transferee if such Person (i) is the subject of any Bankruptcy Action; or (ii) is a Prohibited Person.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority or (ii) an institution insured by the Federal Deposit Insurance Corporation, that in either case of (i) or (ii) above, has a long-term senior unsecured debt rating in either of the then in effect top three rating categories of each of the applicable Rating Agencies (or, if not rated by an applicable Rating Agency, an equivalent (or higher) rating from any two of Fitch, Moody’s and S&P).

“Rating Agencies” shall mean DBRS, S&P, Moody’s, KBRA, Morningstar and Fitch or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency.

“Reallocation” shall have the meaning set forth in Section 34.

“Redirection Notice” shall have the meaning set forth in Section 16(b).

“Remittance Date” shall mean, for each calendar month, the date which is two (2) Business Days after the Payment Date in such month.

“REO Account” shall have the meaning set forth in Section 18(d).

“REO Property” shall mean any Mortgaged Property [or Mezzanine Collateral] title which has been acquired by any Person in accordance with this Agreement on behalf of the Holders through foreclosure, deed or transfer in lieu of foreclosure or otherwise.

-14-	__________Co-Lender Agreement

“Required Holders” shall mean, at any time, (a) if there are only two Holders, then both such Holders (including the Holder or the Holder whose Affiliate is then acting as Administrator but excluding any Defaulting Holder); and (b) if there are more than two Holders, then at least two Holders (other than Defaulting Holders) who cumulatively are owed not less than sixty-six and two-thirds percent (66 2/3%) of the then aggregate unpaid principal amount of the Loan, after subtracting the interest or interests owned by any Defaulting Holder; provided that if and for so long as two or more Holders are not Defaulting Holders, the Required Holders must be comprised of at least two Holders that are not Defaulting Holders (and for purposes of this proviso only, Holders that are Affiliates of each other shall be deemed to be a single Holder).

“Required Protective Advance” shall mean each Holder’s Percentage Interest of any Protective Advance that such Lender is required to make pursuant to this Agreement.

“Requisite Holders” shall mean the number or percentage of Holders required for a Major Decision or a Unanimous Decision, as applicable.

“Responding Lenders” shall have the meaning given such term in Section 36(a) hereof.

“SCG” shall mean Starwood Capital Group Global II, L.P., a Delaware limited partnership, or Starwood Capital Group Holdings, L.P., a Delaware limited partnership.

“SCREDIT” shall mean Starwood Credit Real Estate Income Trust, a Maryland statutory trust.

“Selling Election” shall have the meaning given such term in Section 36(b) hereof.

“Selling Note Holder” shall have the meaning given such term in Section 36(d) hereof.

“Servicer” shall mean the servicer appointed by the Holders under this Agreement and any successor servicer appointed as provided hereunder. The initial Servicer shall be [            ] pursuant to the Servicing Agreement. At such time as a Special Servicer shall have been appointed hereunder, the term “Servicer” shall include the Special Servicer.

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of       , 202[_], between [Initial Note A-1 Holder], as owner, and [     ], as servicer, as same has been or may be modified, amended, extended, supplemented, restated or replaced from time to time in accordance with this Agreement, (ii) any replacement servicing entered into with any successor Servicer, as same may be modified, amended, extended, supplemented, restated or replaced from time to time in accordance with this Agreement and (iii) any Special Servicing Agreement entered into pursuant to the terms of this Agreement.

“Servicing Fee” shall have the meaning assigned to such term or any analogous term in the Servicing Agreement.

-15-	__________Co-Lender Agreement

“SMF” shall mean SCREDIT Mortgage Funding Sub-_[-T], LLC, a Delaware limited liability company.

“Special Servicer” shall have the meaning set forth in Section 18(c).

“Special Servicing Agreement” shall mean any servicing agreement entered into with any Special Servicer in accordance with this Agreement, as same may be modified, amended, extended, supplemented, restated or replaced from time to time in accordance with this Agreement.

“Special Servicing Fee” shall have the meaning assigned to the term or any analogous term in any Special Servicing Agreement (including, without limitation, any customary liquidation fees and/or work-out fees), provided, however, in the event any Holder or Affiliate of any Holder is acting as the Special Servicer, such Holder or its Affiliate shall not be permitted to charge any Special Servicing Fee.

“SPM” shall mean Starwood Property Mortgage Sub-__-A, L.L.C., a Delaware limited liability company.

“SPT” shall mean Starwood Property Trust, Inc., a Maryland corporation

“Starwood Person” shall mean SPT, SCREDIT, SCG or any Affiliate of any of them (it being agreed that any Person for which SCG or any of its Affiliates is a fund or asset manager shall, in each case, be deemed to be Affiliates of such Persons).

“Successor Owner” shall have the meaning set forth in Section 18(c).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, hypothecation, contribution, encumbrance, participation, sub-participation or other disposition.

“Unanimous Decision” shall have the meaning set forth in Section 19(c).

2. Administration of the Loan.

(a) Subject to the terms of this Agreement, the servicing of the Loan shall be administered by the Administrator for the benefit of the Holders in accordance with the Loan Agreement and this Agreement. The Holders hereby appoint [SPM/SMF],7 as the initial Administrator hereunder. The Administrator shall, until the Loan has been paid in full:

(i) cause the Servicer to receive all payments of interest, principal and other sums on account of or with respect to the Loan;

[7]	SPM or SMF to be appointed initial Administrator.

-16-	__________Co-Lender Agreement

(ii) in accordance with the provisions of and priorities set forth in this Agreement, cause the Servicer to remit to (or cause to be remitted to) each of the Holders to the account designated by such Holder, such Holder’s share of interest, principal and other sums received on account of or with respect to the Loan, in each case, as and when required pursuant to the Servicing Agreement; and

(iii) cause the Servicer to use diligent efforts in accordance with Accepted Servicing Practices and this Agreement to recover from the Borrower and other obligors under the Loan all amounts then due in respect of the Loan and all expenses incurred which are reimbursable from the Borrower and/or any other obligor under the Loan, and otherwise service and administer (or cause the Servicer to service and administer) the Loan in accordance with this Agreement, the Loan Documents and Accepted Servicing Practices, without regard to any conflict created by any Holder’s ownership of its Note in the Loan (or any other ownership interest it may now have or it or Administrator may acquire in the Loan);

(iv) cause the Servicer to, in accordance with the terms and provisions of the Servicing Agreement, promptly furnish to the each of the Holders, copies of all information received by the Administrator and/or the Servicer relating to the Loan, including all written correspondence between the Servicer and/or the Administrator and the Borrower, including, but not limited to, copies of all reports, financial statements, notices and requests for consents provided to the Administrator and/or the Servicer by the Borrower or other party pursuant to the Loan Documents.

Nothing contained in this Agreement is intended to create and the Administrator shall not have by reason of this Agreement an agency or fiduciary relationship, it being acknowledged that the Administrator’s obligations are primarily administrative in nature. The Administrator shall not be required to take any action which violates the terms of this Agreement or any of the Loan Documents, or which violates any laws, rules, court orders or decisions, ordinances, regulations, statutes, requirements, codes or executive orders, now existing or hereafter created. The Administrator shall perform its obligations under this Agreement with respect to non-affiliated Holders in the same manner as affiliated Holders. The Administrator shall not receive compensation for its role as Administrator under this Agreement and if any administrative fees are paid by the Borrower or otherwise, any such fees shall be paid to all of the Holders on a pro rata and pari passu basis. The Administrator shall not be responsible for the execution or validity or enforceability of this Agreement or the Loan Documents, or for the validity, enforceability or collectability of any amounts owing with respect to the Loan. Neither the Administrator, nor any of its shareholders, directors, officers or employees, nor any other Person assisting them in their duties or any agent, or employee thereof, shall be liable to any Holder for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder in accordance with the terms of this Section 2 or otherwise at the direction of the Administrator or the Holders, under any of the Loan Documents, or in connection herewith or therewith, except by reason of the Administrator’s gross negligence, fraud, willful misconduct or illegal acts (provided, with respect to an illegal act, only to the extent such act is directly related to and, as determined by a court of competent jurisdiction on a final basis, causes a loss to be suffered one or more of the Holders). Notwithstanding anything

-17-	__________Co-Lender Agreement

to the contrary herein, the terms and conditions of this Section 2(a) shall only apply to [SPM/SMF], acting as Administrator under this Agreement and shall not act as a waiver, amendment, modification or otherwise revise any term or condition of any other agreement or relationship that the Administrator may have with a Holder outside the terms and conditions of this Agreement.

(b) The terms of the Servicing Agreement from time to time in effect shall be incorporated by reference into this Agreement in their entirety to the same extent and with the same force as if fully set forth herein, and each Holder hereby agrees to be bound thereby and hereby agrees that the terms of the Servicing Agreement shall govern the Holders’ rights and the servicing of the Loan and shall supersede any terms hereof that are inconsistent with analogous provisions of the Servicing Agreement; provided, that, any such differences between this Agreement and the Servicing Agreement shall not have a material adverse effect on any of the rights, remedies or protections granted to the Holders under this Agreement.

(c) The Holders shall jointly have the right to (or to direct the Administrator to) appoint and remove the Servicer, at any time with or without cause, in accordance with the terms of the Servicing Agreement, provided that, in the event of any such removal of the Servicer, the Servicer shall be replaced by a Qualified Servicer pursuant to a servicing agreement containing material terms and conditions that are substantially similar to the terms and conditions of this Agreement. The Holders shall jointly have the right to (or to direct the Administrator to) appoint a Special Servicer (such determination and appointment to be in each Holder’s sole and absolute discretion), who may be removed and replaced at any time with or without cause.

(d) The Servicer shall distribute (or cause to be distributed) to the Holders all payments due to the Holders in accordance with Section 3 hereof. In consideration for servicing the Loan (inclusive of each Note) the Servicing Fee shall be due by the Holders pursuant to the terms of the Servicing Agreement and this Agreement. The Servicing Fee shall be paid on each Remittance Date, and shall be paid in accordance with the priorities set forth in Section 3 hereof. In the event a Special Servicer is appointed pursuant to the terms hereunder, a Special Servicing Fee may be payable to the Special Servicer pursuant to the terms of the Special Servicing Agreement and shall be paid in accordance with the priorities set forth in Section 3 hereof. The Holders acknowledge that pursuant to the Servicing Agreement, the Servicers may be entitled to receive Additional Servicing Compensation. To the extent any such Additional Servicing Compensation is actually received by a Servicer in accordance with the Servicing Agreement, the Servicer shall be entitled to retain the same and shall be paid in accordance with the priorities set forth in Section 3 hereof. Each Holder shall be responsible for the payment of its pro rata share of all Servicing Fees, Additional Servicing Compensation and Special Servicing Fees (to the extent applicable).

3. Priority of Payments. All amounts tendered by the Borrower or otherwise available for payment on the Loan (including, without limitation, payments received in connection with any guaranty or indemnity agreement, and amounts received by Administrator as reimbursements on account of recoveries in respect of Required Protective Advances), whether received in the form of monthly debt service payments, Prepayments, Balloon Payments, Liquidation Proceeds, Penalty Charges, proceeds under title, hazard or other insurance

-18-	__________Co-Lender Agreement

policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain (other than any amounts for required reserves or escrows required by the Loan Documents and proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Borrower in accordance with Accepted Servicing Practices or the Loan Documents) shall be distributed by the Servicer and applied in the following order of priority on each Remittance Date:

(i) first, to the Servicer, the applicable accrued and unpaid Servicing Fees (without duplication of any portion of the Servicing Fees paid by Borrower), and then to any Special Servicer, the Special Servicing Fees, if any, earned by the Special Servicer with respect to the Loan under this Agreement or the Special Servicing Agreement;

(ii) second, to the Holders, the Administrator and/or any Servicer (to the extent they are entitled to the same pursuant to the Servicing Agreement), up to the amount of any unreimbursed Costs paid by the Holders, or paid or advanced by the Administrator or any Servicer, with respect to the Loan pursuant to this Agreement or the Servicing Agreement, including, without limitation, unreimbursed Note Holder Advances and interest thereon at the applicable Advance Rate, in each case, on a pro rata basis based on the amount of such Costs and Note Holder Advances incurred by the respective Holders, the Administrator and/or any Servicer;

(iii) third, to the Holders, pro rata (in accordance with their respective Percentage Interests), in an amount equal to the accrued and unpaid interest on each Note at the Mortgage Interest Rate [or Mezzanine Interest Rate, as applicable];

(iv) fourth, to the Holders, pro rata (in accordance with their respective Percentage Interests), in an amount equal to (A) any principal payment (including Balloon Payments) on the Loan and (B) any Prepayment on the Loan, in each case to be applied in reduction of their respective Principal Balances;

(v) fifth, to the Holders, pro rata (in accordance with their respective Percentage Interests), any Prepayment Premium, to the extent actually paid by the Borrower;

(vi) sixth, to the Holders, pro rata (in accordance with their respective Percentage Interests), any Net Default Interest, to the extent actually paid by the Borrower;

(vii) seventh, to the Holders, pro rata (in accordance with their respective Percentage Interests), any Extension Fees and Penalty Charges, to the extent actually paid by the Borrower; and

(viii) eighth, if any excess amount is paid by the Borrower, and not otherwise applied in accordance with the foregoing clauses (i) through (vi) of this Section 5, such remaining amount shall be paid to the Holders, pro rata (in accordance with their respective Percentage Interests).

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To the extent that the Borrower pays any Servicing Fees pursuant to the Loan Agreement, such fees shall be applied to the payment of the Servicing Fee or the Special Servicing Fee, as applicable, pursuant to clause (i) above, and the amounts paid on account of interest to the Holders under clauses (iii) above for the applicable Remittance Date shall be adjusted accordingly.

Notwithstanding the foregoing, any amount that would otherwise be payable under this Section 3 to a Delinquent Advance Holder shall instead be paid to each Non-Delinquent Advance Holder in the amount of the Delinquent Advance Amount funded by such Non-Delinquent Advance Holder with interest thereon, from the date advanced, at the Mortgage Default Rate (to be applied first to interest and then to the applicable Delinquent Advance Amount), on a pro rata basis in accordance with the amount of such unreimbursed Delinquent Advance Amount advanced by each such Non-Delinquent Advance Holder.

4. Intentionally omitted.

5. Workout. Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and Section 18 and Section 19 of this Agreement, and the obligation to act in accordance with Accepted Servicing Practices, if Administrator or any Servicer or Special Servicer, as applicable, in connection with a workout or proposed workout of the Loan, modifies the terms thereof such that (i) the Loan Principal Balance is decreased, (ii) the Loan Interest Rate is reduced, (iii) payments of interest or principal on the Loan are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Loan, all payments to each Holder pursuant to Section 3 hereof, as applicable, the full economic effect of all waivers, reductions or deferrals of amounts due on the Loan attributable to such workout shall be borne, pro rata by the Holders (in accordance with their respective Percentage Interests). If the Mortgaged Property shall become an REO Property, the same shall be acquired, managed and operated in substantially the manner provided in the Servicing Agreement and this Agreement.

6. Collection Accounts; Payment Procedure. (a) Pursuant to the terms of this Agreement or the Servicing Agreement, the Administrator shall or shall cause the Servicer to establish and maintain the Collection Account or Collection Accounts, as applicable. Each of the Holders hereby directs the Servicer, in accordance with the priorities set forth in Section 3 hereof, as applicable, and subject to the terms of this Agreement or the Servicing Agreement, as applicable, (i) to deposit into the applicable Collection Account within one (1) Business Day after receipt all payments received with respect to the Loan and (ii) to remit from the applicable Collection Account for deposit or credit on the Remittance Date all payments received with respect to and allocable to the Notes, by wire transfer to accounts maintained by each Holder and designated to the Servicer in writing; provided, that, delinquent payments received by the Servicer after the related Remittance Date shall be remitted by the Servicer to such accounts no later than one (1) Business Day following receipt. Amounts on deposit in the Collection Account or Collection Account(s) shall be applied at the times and for the purposes specified in Section 3 of this Agreement and the Servicing Agreement.

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(b) If any Servicer holding or having distributed any amount received or collected in respect of the Notes determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Notes must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to any Holder, any Servicer or any other Person, then, notwithstanding any other provision of this Agreement, neither the Holders nor any Servicer shall be required to distribute any portion thereof to any Holder, and such Holder, shall promptly on demand repay to the Servicer the portion thereof which shall have been theretofore distributed to the related Holder, together with interest thereon at such rate, if any, as the Servicer shall have been required to pay to the Borrower, the Holders, any other Servicer or such other Person with respect thereto. Each Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Loan in excess of its distributable share thereof, it will promptly remit such excess to the Servicer. The Servicer shall have the right to offset any amounts due hereunder from any Holder, with respect to the Loan against any future payments due to such Holder, as applicable, under the Loan; provided, that, the obligations of each Holder under this Section 6 are separate and distinct obligations from one another, and in no event shall any Servicer be permitted or required under the Servicing Agreement, to enforce the obligations of any Holder against the other Holders. The obligations of each Holder under this Section 6 constitute absolute, unconditional and continuing obligations and Servicer shall be deemed a third party beneficiary of these provisions.

7. Advances and Costs. (a) If the Administrator or Servicer elects, in its reasonable good faith discretion and in accordance with Accepted Servicing Practices, to make a Note Holder Advance, the Administrator or Servicer shall notify the Holders promptly, which notice shall set forth the amount of the additional funds required, the date such funds are required (which shall provide at least ten (10) days advance prior notice to provide such funds) and a summary of the need for such advance. If any non-advancing Holder fails or refuses to advance the foregoing share of such Advance, the other Holder[s], shall have the right to advance the portion of such Advance not advanced. Repayment of any and all such Advances made by the applicable Holders together with interest thereon at the Advance Rate, if applicable, shall be paid to the Holders as provided in Section 3 hereof.

(b) Notwithstanding Section 3 and any other provisions in this Agreement, no monthly debt service payment Advances shall be made with respect to any Note.

(c) Costs. If the Administrator or any Holder (or the Servicer, as applicable) reasonably determines that it is necessary to incur Costs or any Holder has incurred Costs, then the Administrator or such Holder (or the Servicer, as applicable) shall give notice thereof to each of the Holders which shall set forth the proposed amount of such Costs reasonably anticipated to be due or shall set forth the total amount of Costs incurred by Holder, as applicable. Each Holder shall promptly pay when due, its share of such Costs (which shall be based on such Holder’s Percentage Interest) or shall promptly reimburse the applicable Holder following the notice thereof, in each case, which have not already been paid by Borrower or reimbursed pursuant to Section 3 hereof. In the event any Holder fails to pay its share of any Costs (based on such Holder’s Percentage Interest), each other Holder shall be permitted to pay such Costs and shall be entitled to accrue interest at the Mortgage Default Rate on such additional costs paid by such Holder, which such additional costs and interest thereon shall be reimbursed to the applicable Holder pursuant to Section 3 hereof.

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8. Limitation on Liability. Neither the Administrator nor any Servicer acting on its behalf shall have any liability to the Holders with respect to their applicable Note, except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Administrator or the Servicer.

9. Intentionally omitted.

10. Certain Servicing Matters.

(a) Books and Records. In connection with any inspection of the Mortgaged Property or the books and other financial records of the Borrower by the Administrator or Servicer pursuant to the terms of the Loan Documents, the Servicer or the Administrator, as applicable, shall, upon written request of any Holder (and at such Holder’s sole cost and expense, to the extent the Servicing Agreement provides for such additional cost) and subject to the Loan Documents, request that the Borrower reasonably cooperate to provide the applicable Holder access for its own inspection of such Mortgaged Property or the books and other financial records. In addition, in response to the written request of any Holder, and subject to the Loan Documents, the Servicer or the Administrator, as applicable, shall request that the officers of the Borrower and the accountants and other representatives of the Borrower arrange a meeting (either telephonic or in person) to discuss the business, financial and other condition of the Borrower, and all reasonable out-of-pocket costs incurred by the Servicer or the Administrator, as applicable, to the extent not paid by Borrower, shall be paid by the requesting Holder.

(b) Monthly Servicing Report. Within ten (10) Business Days following the end of each calendar month, the Administrator shall prepare and deliver (or shall cause the Servicer to prepare and deliver) copies to each of the Holders of a report containing the following information:

(i) For each of the Holders, (A) the amount of the distribution from the Collection Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, Balloon Payments, Prepayments made at the option of the Mortgage Borrower or other Prepayments (specifying the reason therefor) and Liquidation Proceeds included therein and information on distributions made with respect to each Note;

(ii) For each of the Holders, the amount of the distribution from the Collection Account allocable to interest and the amount of default interest paid under the Loan Documents;

(iii) If the distribution to the Holders is less than the full amount that would be distributable to such Holders if there had been sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under the Loan;

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(iv) The outstanding principal balance relating to each of the Notes, after giving effect to the distribution of principal on such Remittance Date [and after giving effect to any Future Advance funded by the respective Holders prior to such Remittance Date]; and

(v) For each of the Holders, the amount of the distributions (if any) from each Reserve Account (as defined in the Loan Agreement) with respect to such Remittance Date.

(c) Financial Statements Etc. The Administrator shall promptly provide each Holder with copies of each financial statement delivered to the Administrator pursuant to the terms of the Loan Documents. Subject to the terms of the applicable Loan Documents, upon the reasonable request of any Holder, the Administrator shall also deliver to such Holder, copies of any other documents relating to the Loan, including, without limitation, property inspection reports and loan servicing statements, in each case, to the extent in the possession of the Administrator. In addition, each Holder shall have the right from time to time to request that the Administrator request from the Mortgage Borrower (and the Administrator shall so request the Mortgage Borrower for) such other documents, reports, estoppels and/or certifications that the Mortgage Borrower is required to deliver under the Loan Documents.

(d) Default Notices. The Administrator shall promptly deliver to each Holder any notices of default received or given by the Administrator.

11. Representations and Warranties.

(a) Representations of the Holders. Each Holder, as of the date hereof, hereby represents and warrants to, and covenants with each other Holder and the Administrator as to itself only, that:

(i) It is duly organized, validly existing and in good standing under the laws of the State under which it is organized.

(ii) The execution and delivery of this Agreement by such Holder, and the performance of, and compliance with, the terms of this Agreement by such Holder will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii) Each Holder has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

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(iv) This Agreement is the legal, valid and binding obligation of each Holder enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

(v) Immediately prior to the execution and delivery of this Agreement, it was the sole legal owner and holder of its Note free and clear of any lien, pledge, hypothecation, encumbrance or other adverse interest in the Loan. It has the right to enter into this Agreement without the consent of any third party (or if any such consent is required, such Holder has obtained such consent) and has the right to hold its Note.

(vi) It is holding its respective Note for its own account in the ordinary course of its business.

(vii) It has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

(vii) No litigation is pending with regard to which such Holder has received service of process or, to the best of its knowledge, is threatened against it, the outcome of which, in its good faith and reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement or its financial condition.

(viii) Neither such Holder nor its respective Affiliates holds a direct or indirect equity interest in Mortgage Borrower.

(ix) (A) Such Holder is acting on its own behalf and it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”); (B) its assets do not constitute “plan assets” of one or more such Plans within the meaning of the Department of Labor Regulation Section 2510.3-101; and (C) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

(b) Representations of the Administrator. The Administrator, as of the date hereof, hereby represents and warrants to, and covenants with each Holder, that:

(i) It is duly organized, validly existing and in good standing under the laws of the State under which it is organized.

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(ii) The execution and delivery of this Agreement by the Administrator, and performance of, and compliance with, the terms of this Agreement by the Administrator will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii) The Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(iv) This Agreement is the legal, valid and binding obligation of the Administrator enforceable against the Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

(v) It has the right to enter into this Agreement without the consent of any third party (or if any such consent is required, the Administrator has obtained such consent).

(vi) No litigation is pending with regard to which the Administrator has received service of process or, to the best of its knowledge, is threatened against it, the outcome of which, in its good faith and reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement or its financial condition.

(viii) Neither the Administrator nor its respective Affiliates holds a direct or indirect equity interest in Mortgage Borrower.

(ix) (A) The Administrator is acting on its own behalf and is not a Plan; (B) its assets do not constitute “plan assets” of one or more such Plans within the meaning of the Department of Labor Regulation Section 2510.3-101; and (C) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

12. Intentionally Omitted.

13. Independent Analyses of Each Holder. Subject to the provisions of this Section 13, each Holder acknowledges that it has, independently and without reliance upon any other Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase its Note. Except as expressly provided in this

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Agreement, each Holder hereby acknowledges that the other Holder[s] [has/have] not made any representations or warranties with respect to the Loan, and that the other Holder[s] shall [not have/have no] any responsibility for (i) the collectability of the Loan, (ii) the validity, enforceability or legal effect of any of the Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the [Initial Note A-1 Holder][Initial Note Holders][Initial Lender] in connection with the origination of the Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Loan Documents or (iv) the financial condition of the Borrower. Each Holder assumes all risk of loss in connection with its applicable Note, for reasons other than the gross negligence, willful misconduct or breach of this Agreement by the Servicer or the applicable Holder.

14. No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the arrangement between the Holders a partnership, association, joint venture or other entity. No Holder shall have any obligation whatsoever to offer to the other Holder[s] the opportunity to purchase notes or participation interests relating to any future loans originated by such Holder or its respective Affiliates, and if such Holder chooses to offer to the other Holder[s] the opportunity to purchase notes or any participation interests in any future mortgage loans originated by such Holder or its Affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion. No Holder shall have any obligation whatsoever to purchase from the other Holder[s] any notes or participation interests in any future loans originated by the other Holder or its respective Affiliates.

15. Not a Security. Neither Note A-1[,] [nor] Note A-2 [nor Note A-3] shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

16. Transfer of Notes. (a) Each Holder agrees that it shall not, without the prior written consent of the other Holders, Transfer all or any portion of its applicable Note, except as follows: (i) to a Qualified Transferee, (ii) to a purchaser upon a foreclosure, sale or other liquidation of the Loan or REO Property, as expressly provided herein or in the Servicing Agreement or (iii) as otherwise expressly provided or contemplated by the this Agreement. In addition, each Holder may split its respective Note into multiple participations without the consent of any other Person (it being understood that no participant shall be entitled to amounts other than what is allocated to the applicable Note had the applicable Holder not participated its Note). Notwithstanding the foregoing, no Holder may Transfer its Note or any interest therein or grant any participation in its Note, to the Borrower or any Borrower Related Party without the prior written consent of the remaining Holder[s]. Any such Transfer shall be made upon at least three (3) Business Days’ prior written notice to the Servicer and the other Holder[s]. In connection with any such Transfer, such transferee shall also remake for the benefit of the other Holder[s] each of the representations and warranties contained in Section 11(a) of this Agreement, as of the date of Transfer, except that the representation and warranty contained in Section 11(a)(v) shall be modified to take into account the current Transfer and such transferee, to the extent applicable, shall also make a representation to the other Holder[s] that such transferee is a Qualified Transferee. [Without limiting the foregoing, if any Holder shall Transfer all or any portion of its interest in the Mortgage Loan and/or the Mezzanine Loan such

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transaction shall be a Transfer of a constant, and not a varying, percentage interest of such Holder’s interest in each of the Mortgage Loan and the Mezzanine Loan, and such Transfer shall be comprised of the same percentage interests of such transferor (for the avoidance of doubt, (i) no Holder may transfer any portion of its interest in the Mezzanine Loan without simultaneously transferring a proportionate amount of its interest in the Mortgage Loan (and vice versa) and (ii) any such transfers must be made to the same transferee, such that after such a transfer a new Holder holds a ratable share in both the Mortgage Loan and Mezzanine Loan).]

(b) Notwithstanding anything to the contrary contained herein, the Holder of a Note may pledge (a “Pledge”) its Note or any interest therein to any entity (other than the Borrower, any Borrower Related Party) which has extended a credit facility to such Holder or has entered into a repurchase agreement with such Holder and that, in each case, is either a Qualified Transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 16(b), it being further agreed that a financing provided by a Note Pledgee to such Holder or any Affiliate which controls such Holder that is secured by such Holder’s interest in such Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided all applicable terms and conditions of this Section 16 are complied with; provided, that, a Note Pledgee which is not a Qualified Transferee may not take title to any Note, without [the/each] non-Pledging Holder’s consent, and no Note Pledgee may take title to any Note without satisfying the requirements for transfer set forth in this Section 16. Upon written notice, if any, by the Holder of any Note (the “Pledging Holder”) to the Holder of any other Note, the Administrator and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), the Holders of each Note not subject to such Pledge shall acknowledge receipt of such notice and thereafter agree: (i) to give such Note Pledgee written notice of any default by the Pledging Holder in respect of its obligations under this Agreement of which default such Holder has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the Pledging Holder; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the Pledging Holder in respect of its obligations to such Holder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement or the Servicing Agreement (if the Pledging Holder had the right to consent to such amendment, modification, waiver or termination pursuant to the terms hereof) shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be given if Note Pledgee shall fail to respond to any request for consent to any such amendment, modification, waiver or termination within ten (10) days after request therefor; (iv) that the such Holder shall accept any cure by such Note Pledgee of any default of the Pledging Holder which the Pledging Holder has the right to effect hereunder, as if such cure were made by the Pledging Holder; (v) that such Holder or Servicer shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided, that, any such certificate(s) shall be in a form reasonably satisfactory to such Holder; and (vi) that, upon written notice (a “Redirection Notice”) to such Holder and any Servicer by such Note Pledgee that the Pledging Holder is in default beyond any applicable cure periods with respect to the Pledging Holder’s obligations to such Note Pledgee pursuant to the applicable credit agreement or repurchase agreement relating

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to the Pledge between the Pledging Holder and such Note Pledgee (which notice need not be joined in or confirmed by the Pledging Holder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that the Administrator or any Servicer would otherwise be obligated to pay to the Pledging Holder from time to time pursuant to this Agreement or any Servicing Agreement. Each Pledging Holder hereby unconditionally and absolutely releases each other Holder and any Servicer from any liability to the Pledging Holder on account of such Holder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or such Holder in good faith to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the Pledging Holder (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, each Holder (other than the Pledging Holder) and any Servicer shall recognize such Note Pledgee (and any transferee (other than the Borrower or any Borrower Related Party) which is also a Qualified Transferee at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the Pledging Holder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Transferee shall assume in writing the obligations of the Pledging Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 16(b) shall remain effective as to each Holder and any Servicer unless and until such Note Pledgee shall have notified such other Holder (other than the applicable Pledging Holder), and any Servicer, if applicable, in writing that its interest in the Note subject to the underlying Pledge has terminated.

17. Other Business Activities of the Holders. Each of the Holders acknowledges that the other Holder[s] may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Borrower (each a “Borrower Related Party” and collectively, “Borrower Related Parties”), and receive payments on such other loans or extensions of credit to the Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

18. Exercise of Remedies by the Administrator or Servicer.

(a) Each of the Holders acknowledges that, subject to the terms of this Agreement and the Servicing Agreement, (i) the Administrator (or the Servicer acting on its behalf) may exercise or refrain from exercising any rights that the Administrator (or the Servicer acting on its behalf) may have hereunder or under the Servicing Agreement, so long as such actions are in accordance with Accepted Servicing Practices and the other terms of this Agreement, (ii) the Administrator (and/or the Servicer acting on its behalf) shall have no liability whatsoever to the Holders as a result of the Administrator’s (or the Servicer’s) exercise of such rights or any omission by the Administrator (or the Servicer on its behalf) to exercise such rights, except as expressly provided herein or for acts or omissions that are taken or omitted to be taken by the Administrator (or the Servicer acting on its behalf) that constitute gross negligence, fraud, willful misconduct or illegal acts (provided, with respect to an illegal act, only to the extent such act is directly related to, and, as determined by a court of competent jurisdiction on a final non-

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appealable basis, causes a loss to be suffered by one or more of the Holders) of, or a material breach of this Agreement by, the Administrator (or the Servicer acting on its behalf) and (iii) the Administrator (or the Servicer acting on its behalf) shall be required to service and administer the Loan on behalf of the Holders (as a collective whole) in accordance with Accepted Servicing Practices, taking into account the interests of each Note. Each Holder agrees that the Administrator (or the Servicer acting on its behalf) to the extent consistent with the terms of this Agreement and in accordance with the Servicing Agreement, shall have the sole and exclusive authority (in each case, subject to the Accepted Servicing Practices, approval of Major Decisions by the Holders and the terms and conditions set forth in this Agreement) with respect to the administration of, and exercise of rights and remedies with respect to, the Loan, including, without limitation, the sole and exclusive authority (subject to Section 19(c) hereof) (i) to modify or waive any of the terms of the Loan Documents, (ii) to consent to any action or failure to act by the Borrower or any party to the Loan Documents, (iii) to vote all claims with respect to the Loan in any bankruptcy, insolvency or other similar proceedings and (iv) to take legal action to enforce or protect the Holders’ interests with respect to the Loan or to refrain from exercising any powers or rights under the Loan Documents, including the right at any time to call or waive any Events of Default, or accelerate or refrain from accelerating the Loan or institute any foreclosure action and in all cases acting in accordance with Accepted Servicing Practices and the terms of this Agreement and the Servicing Agreement, and except as otherwise expressly provided in this Agreement, no Holder shall have any voting, consent or other rights whatsoever with respect to Administrator’s (or the Servicer’s) administration of, or exercise of its rights and remedies with respect to, the Loan and hereby presently and irrevocably assigns and conveys to Administrator such rights. Each Holder shall, from time to time, execute such documents as Administrator (or the Servicer acting on its behalf) shall reasonably request to evidence such assignment with respect to the rights described in clause (iii) of the preceding sentence. Administrator shall not have any fiduciary duty to any Holder in connection with the administration of the Loan. Each Holder hereby agrees to reimburse, indemnify and hold Administrator, Servicer and their respective directors, officers, employees and agents (collectively “Representatives”) harmless from and against, and to be responsible for any and all out of pocket losses, claims, damages, liabilities, costs, expenses or disbursements, including reasonable attorneys’ fees and any costs incurred in defense thereof, which may be imposed upon, incurred by or asserted against Administrator, Servicer and/or their respective Representatives, in any way relating to or arising out of this Agreement or the Loan Documents, or any action taken or omitted by Administrator (or the Servicer acting on its behalf) under the Loan or the Loan Documents unless and to the extent such liability results from breach of any of its representations and warranties hereunder by Administrator, or against any liability arising from Administrator’s or any of its Representatives’ willful misconduct, bad faith, fraud or negligence in the performance of its duties or negligent disregard of its obligations or duties hereunder.

(b) Notwithstanding anything to the contrary contained herein, in no event shall the Servicer or Administrator, as applicable, be permitted to take any action or refrain from taking any action which would violate the laws of any applicable jurisdiction, breach the Loan Documents, be inconsistent with Accepted Servicing Practices or violate any other provisions of the Servicing Agreement and this Agreement. The Servicer or Administrator, as applicable, shall

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exercise such rights and powers described in this Section 18 on the understanding that the Servicer or Administrator, as applicable, shall administer the Loan in a manner consistent with the Servicing Agreement and this Agreement, provided, that, the Servicer or Administrator, as applicable, shall not be liable to the Holders with respect to anything the Servicer may do or omit to do in relation to the Loan, other than as expressly set forth in this Agreement, unless such act or omission is the direct result of gross negligence, fraud, willful misconduct or illegal acts (provided, with respect to an illegal act, only to the extent such act is directly related to, and, as determined by a court of competent jurisdiction on a final non-appealable basis, causes a loss to be suffered by one or more of the Holders) of, or a material breach of this Agreement by, the Servicer or Administrator, as applicable. Without limiting the generality of the foregoing, the Servicer or Administrator, as applicable, may rely on the advice of legal counsel, accountants and other experts (including those retained by the Borrower) and upon any written communication or telephone conversation which the Servicer or Administrator, as applicable, believes to be genuine and correct or to have been signed, sent or made by the proper Person.

(c) If title to the Mortgaged Property is acquired for the benefit of the Holders in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, title to the Mortgaged Property shall be held in the name of a newly formed limited liability company (such entity, the “Successor Owner”), the sole members of which shall be the Holders (or Affiliates of the respective Holders). Each Holder’s ownership interest in the Successor Owner shall be equal to such Holder’s Percentage Interest as of the date of acquisition of the REO Property. The operating agreement for the Successor Owner (the “LLC Agreement”) shall contain terms evidencing the same decision-making authority (as applicable), rights, interests and priorities related to the interests of the Holders in the Successor Owner which shall be substantially similar to those provided in this Agreement.

(d) The Administrator or such other Person designated by the Administrator including, without limitation, the Servicer or any special servicer pursuant to any Special Servicing Agreement entered into by the Administrator (such Person or the Administrator acting in such capacity, is hereinafter referred to as the “Special Servicer”), on behalf of the Holders, shall dispose of any REO Property utilizing reasonable best efforts, consistent with Accepted Servicing Practices, to maximize the proceeds of such disposal to the Holders (as a collective whole) if and when the Special Servicer, determines, consistent with Accepted Servicing Practices, that such disposal would be in the best economic interest of the Holders (as a collective whole), and provided that the Special Servicer has received the prior written consent of the Holders under Section 19(c).

(e) Provided that it has received the prior written consent of the Holders under Section 19(c), the Special Servicer, shall have full power and authority, to do any and all things in connection with any REO Property as are consistent with Accepted Servicing Practices and the terms of this Agreement, all on such terms and for such period as the Special Servicer deems to be in the best interests of Holders (as a collective whole). The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”). The Special Servicer shall promptly deposit or cause to be deposited in the REO Account, all revenues received by it with respect to any REO Property (other than Liquidation Proceeds, which shall be remitted to the Collection Account), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Costs with respect to such REO Property.

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(f) In the event the Special Servicer has determined to sell the Loan or REO Property and provided that the Special Servicer has received the prior written consent of the Holders under Section 19(c), the Special Servicer, shall have full power and authority as are consistent with Accepted Servicing Practices and the terms of this Agreement, to sell the Loan or REO Property on such terms as the Special Servicer deems to be in the best interests of Holders (as a collective whole). The Administrator or the Special Servicer shall be entitled to order, at the expense of the Holders, an appraisal of the REO Property.

(g) The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer for the REO Property or Loan, if the Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Holders as a collective whole, and provided that the Special Servicer has received the prior written consent of the Holders under Section 19(c). In addition, provided that the Special Servicer has received the prior written consent of the Holders under Section 19(c), the Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Holders as a collective whole (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable), provided, that, the offeror is not the Special Servicer or an Affiliate of the Special Servicer.

(h) Subject to the other provisions of this Section 18, the Special Servicer shall act on behalf of the Holders in negotiating and taking other action necessary or appropriate in connection with the sale of the Loan or REO Property, including the collection of all amounts payable in connection therewith. Any sale of the Loan or REO Property shall be without recourse to, or representation or warranty by, any Special Servicer or any Holder, and, if such sale is consummated in accordance with the duties of the Special Servicer pursuant to the terms of this Agreement or the Servicing Agreement, no such Person who so performed shall have any liability to any Holders with respect to the purchase price therefor accepted by the Special Servicer.

(i) The proceeds of any sale of the Loan or REO Property after deduction of the direct out-of-pocket expenses of such sale incurred in connection therewith shall be promptly deposited in the Collection Account.

19. Approval Rights of Holders. The following provisions shall apply during the term of this Agreement:

(a) The Administrator (or the Servicer acting on its behalf) shall have the exclusive authority to exercise such powers and perform such duties as are delegated to the “Lender” under the Loan Documents.

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(b) Notwithstanding anything to the contrary contained herein, the Servicing Agreement shall provide that the Servicer shall obtain the consent of the Administrator prior to taking any action not expressly delegated to the Servicer pursuant to the terms of the Servicing Agreement or otherwise specifically granted by Administrator to the Servicer, in its sole and absolute discretion.

(c) Notwithstanding anything to the contrary set forth herein, Administrator shall not take any of the following actions (each, a “Unanimous Decision”) without the prior written approval (which approval may be given by email and may be withheld in their sole but good faith discretion) of each Holder (other than Defaulting Holders), in accordance with the procedure set forth below, in each case unless the Holders are required to take such action pursuant to the terms of the Loan Documents:

(i) reduce the amount of any principal, interest or fees payable under the Loan (although nothing herein shall grant a Holder the right to consent to any such reduction set forth in this clause (i) that does not affect such Holder);

(ii) modify (A) any Holder’s (x) Percentage Interest in the Loan or (y) commitment with respect to the Loan, or (B) the terms or provisions in the Loan Agreement or any other Loan Document requiring pro rata payments, distributions, commitment reductions or sharing of payments (although nothing herein shall grant a Holder the right to consent to any such modification set forth in this clause (ii) that does not affect such Holder);

(iii) any modification or waiver of a monetary term of the Loan and any modification of, or waiver that would result in the extension or acceleration of the Maturity Date, a reduction in the interest rate on the Loan or the monthly debt service payment or Prepayment Premium payable on the Loan or a deferral or forgiveness of interest or principal on the Loan or a modification or waiver of any other monetary term of the Loan relating to the timing or amount of any payment of principal and interest and any material modification or waiver of any other material term;

(iv) any release of the Borrower or any guarantor from liability with respect to the Loan, except in each case as expressly permitted by the Loan Documents or any modification to or waiver of any provision of, or release of, any guaranty or indemnity agreement;

(v) (A) acquire or add any additional material real property as collateral for the Loan that is not ancillary to the use or operation of all or any portion of the Mortgaged Property or (B) any release of collateral for the Loan (including the release of any guaranty), except as permitted by the Loan Documents;

(vi) waive any monetary Event of Default;

(vii) enter into a loan bifurcation or subordinate, convert or exchange all or any portion of the Loan for any other indebtedness;

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(viii) (A) subordinate the lien of the Mortgage to any other interest in the Mortgaged Property, or (B) consent to any subordinate financing or additional financing of all or any portion of the Mortgaged Property or any direct or indirect ownership interests in any [Borrower Party]8;

(ix) modifying the definition of Requisite Holders under this Agreement or modifying in any other manner the number or percentage of Holders required to make any determinations, grant consents or waive any rights or to modify any provisions of the Loan Documents;

(x) any amendment, modification or waiver of the terms of the Loan Agreement relating to a Holder’s ability to sell, transfer, assign and/or participate all or any portion of its interest in the Loan;

(xi) any Transfer of the Loan or the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the Borrower by a Person entitled to exercise voting rights, directly or indirectly, in Borrower, except in each case as expressly permitted by the Loan Documents;

(xii) approval of any Transfer (as defined in the Loan Agreement) of the Mortgaged Property or any portion thereof, or any Transfer of any direct or indirect ownership interest in Borrower, in each case, any documents executed in connection therewith, to the extent Administrator’s approval is required under the Loan Documents;

(xiii) to the extent of any consent rights of Administrator under the Loan Documents, consent to any Borrower’s incurrence of any additional indebtedness to the extent prohibited under the Loan Documents;

(xiv) amend any of the prepayment restrictions or provisions contained in the Loan Documents (although nothing herein shall grant a Holder the right to consent to a waiver of any prepayment restrictions or provisions that do not affect such Holder);

(xv) file any involuntary bankruptcy, insolvency, receivership or reorganization proceedings against any Borrower Party, or any other Person required to be a single purpose bankruptcy-remote entity pursuant to the terms of the Loan Agreement;

(xvi) materially modify an Event of Default such that the modification would make such Event of Default less stringent in any material respect;

(xvii) causing a securitization pursuant to the Loan Agreement or reallocating any amount of the Loan pursuant to the terms of the Loan Agreement;

(xviii) subsequent to Administrator obtaining possession of a Mortgaged Property by foreclosure or deed in lieu of foreclosure, selling such Mortgaged Property for less than the aggregate of the allocated loan amount of such Mortgaged Property, accrued and unpaid interest thereon at the non-default interest rate and all outstanding Required Protective Advances attributable to such Mortgaged Property; or

[8]	This term is not defined.

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(xix) amend or modify any of the Loan Documents with respect to a matter that, if otherwise acted on, would constitute a Unanimous Decision.

(d) Notwithstanding anything to the contrary contained herein, the Administrator shall be required (i) to consult on a non-binding basis with the Holders at any time (whether or not an Event of Default has occurred) with respect to proposals to take any significant action with respect to the Loan or the Mortgaged Property and to consider alternative actions recommended by the Holders, (ii) to obtain the written approval of all Holders to modify any of the provisions of this Section 19 or any other provision in the Mortgage Loan Documents specifying the number or percentage of Holders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Holder and (iii) prior to taking any of the following actions (each, a “Major Decision”), be required to notify in writing the Holders of any proposal to take any of such actions (and to provide the Holders with such information requested by such Holders as may be necessary in the reasonable judgment of such Holders in order to make a judgment) and to receive the written approval of the Required Holders (which approval may be given by email and may be withheld in their sole but good faith discretion) with respect to:

(i) any modification or amendment of, or waiver with respect to, the Loan that would result in a discounted pay-off of the Loan;

(ii) [the execution of, and any subsequent material modification or material amendment of, the Intercreditor Agreement or any other intercreditor agreement or similar agreement between Administrator and Mezzanine Lender;]

(iii) any foreclosure upon or comparable conversion of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by assignment or deed-in-lieu of foreclosure [or any foreclosure upon or comparable conversion of the ownership of the Mezzanine Collateral or any acquisition of the Mezzanine Collateral by assignment or transfer-in-lieu of foreclosure];

(iv) any sale or financing of REO Property;

(v) any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Borrower);

(vi) any incurrence of additional debt by the Borrower or any additional mortgage or mezzanine financing by any beneficial owner of the Borrower (to the extent that Administrator has consent rights pursuant to the Loan Documents with respect thereto);

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(vii) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Borrower or a Borrower Party;

(viii) any proposed modification or waiver of any provision of the Loan Documents governing the types, nature or amount of insurance coverage required to be obtained and maintained by the Borrower;

(ix) any renewal or replacement of the then existing insurance policies (to the extent Administrator’s approval is required under the applicable Loan Documents);

(x) the appointment, termination or replacement of a Manager (as defined in the Loan Agreement), or other property manager [or Franchisor (as defined in the Loan Agreement)] or execution, termination, renewal or material modification of the Management Agreement (as defined in the Loan Agreement), [Franchise Agreement (as defined in the Loan Agreement)] and/or any other material agreement with Manager, [Franchisor] or any Affiliate thereof, in each case, to the extent Administrator’s approval is provided for under the Loan Documents;

(xi) any material releases of reserve funds or related letters of credit or adjustment to the amounts of reserve funds required under the Loan Agreement with respect to the Mortgaged Property not expressly required to be released or adjusted pursuant to the Loan Documents;

(xii) following an Event of Default, any exercise of remedies, including the acceleration of the Loan or initiation of any proceedings, judicial or otherwise, under the Loan Documents;

(xiii) the settlement of any insurance claim for a cash payment that will be applied to the principal amount of the Loan (instead of rebuilding the Mortgaged Property) if such repayment would not result in the payment in full of all amounts due and payable to the Holders;

(xiv) any waiver of any material amounts required to be deposited into escrow or reserve accounts under the Loan Documents, or any modification or amendment of any Loan Documents that would materially reduce the amount of funds required to be deposited into the reserve accounts established under the Loan Documents (other than changes in the ordinary course of business of the amounts required to be deposited into escrow accounts for real estate taxes, insurance premiums or ground rents, if any or as otherwise permitted in the Loan Documents);

(xv) any material amendment to the special purpose entity provisions in the Loan Agreement;

(xvi) any material waiver of any of the extension conditions set forth in the Loan Agreement;

(xvii) any waiver of a non-monetary Event of Default;

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(xviii) [the execution, termination, renewal or material modification of any Material Agreement, Construction Document, Master Declaration or Condominium Document, to the extent Administrator’s approval is provided for under the Loan Documents;]9

(xix) [any extension of the Outside Completion Date by more than ___ days (except as a result of Excusable Delay);]10

(xx) [the approval of any modification to the Plans and Specifications (including any Change Order) or to the Construction Schedule that delays construction by more than __ days;]11

(xxi) the appointment, termination or replacement of the Servicer or any Special Servicer with respect to the Loan or entering into, amending or modifying or terminating any Servicing Agreement or Special Servicing Agreement relating to the Loan;

(xxii) [any reduction to the Minimum Release Prices as set forth in the Loan Agreement by an amount more than five percent (5%);] 12

(xxiii) consent to any zoning reclassification or Borrower seeking any variance or special permit under existing zoning ordinances;

(xxiv) [any waiver or approval of any material amendment or other material modification of the Mezzanine Loan Documents to the extent Administrator’s approval is provided for under the Mortgage Loan Documents;]

(xxv) [any waiver of any material condition to commencement of construction of the Project];13

(xxvi) any amendment of any provisions of the Loan Documents which affect or are related to cash management;

(xxvii) consent to any alteration to the Mortgaged Property to the extent the consent of Administrator is required pursuant to the terms and provisions of the Loan Documents;

(xxviii)approve any post-default plan or budget;

(xxix) taking any material action with respect to a ground lease which requires the consent of Administrator pursuant to the Loan Agreement;

[9]	Include and conform defined terms for construction loans and condo deals.
[10]	Include and conform defined terms for construction loans
[11]	Include and conform defined terms for construction loans
[12]	Include and conform defined terms for condo loans.
[13]	Include and conform defined terms for construction loans

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(xxx) to the extent of any approval rights or discretion of Administrator under the Loan Documents, any approval of casualty/condemnation insurance settlements or any determination to apply casualty proceeds or condemnation awards toward repayment of the Loan or toward restoration;

(xxxi) to the extent of any consent or approval rights of Administrator under the Loan Documents, consenting to any amendments to the annual budget under the Loan Documents;

(xxxii) allocating or applying any and all payments made to Administrator during the continuance of an Event of Default, other than any allocation or application made in accordance with the terms hereof, provided that, except as may be expressly set forth in Section 3 hereof, any allocation or application that is not pro rata and pani passu shall be a Unanimous Decision;

(xxxiii) subject to any Borrower or Borrower Party’s rights under the Loan Agreement pursuant to which Administrator and/or Holder has no consent or discretion, consenting to (A) a new interest rate cap agreement, other than in accordance with the terms of the Loan Agreement, (B) any modification, amendment or supplementing of any interest rate cap agreement, (C) the termination of any interest rate cap agreement prior to its stated maturity date or (D) the waiver or release of any interest rate cap agreement other than in accordance with the Loan Agreement;

(xxxiv) to the extent of any consent, approval or discretion rights of Administrator under the Loan Documents, waiving any of the material advance conditions required to be satisfied in connection with any Additional Advance; provided, however, the waiver of any notices, or the timely delivery thereof, in connection therewith (provided that the foregoing shall not alleviate Administrator of its obligation to provide Holders advance notice of any Additional Advances required under this Agreement) shall in no event constitute a waiver of a material condition pursuant to this clause (xxxiv) and shall be an Administrator decision;

(xxxv) subject to Section 19(d)(xii) above, materially modify the terms of (A) any Event of Default or (B) the acts or omissions giving rise to liability of the guarantor under any guaranty;

(xxxvi) to the extent of any consent or discretion rights of Administrator under the Loan Documents, amend any provisions of the Loan Ageement concerning material leases and other material agreements or amend the definitions of the terms used in such sections;

(xxxvii) amend or modify any of the Loan Documents with respect to a matter that, if otherwise acted on, would constitute a Major Decision (although nothing herein shall grant a Holder the right to consent to a waiver of any payment of any fee or other amount that does not affect such Holder); and

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(xxxviii) the appointment, termination or replacement of the Administrator hereunder.

provided that, if any Holder fails to notify the Administrator of its approval or disapproval of any such proposed action under Sections 19(c) or 19(d) above within five (5) Business Days after delivery to each Holder by Administrator of written notice of such a proposed action, together with any information requested by such Holder pursuant to Sections 19(c) or 19(d), then Administrator shall deliver a second notice containing the following, in 12 point or larger bold type: “PURSUANT TO THE CO-LENDER AGREEMENT ( LOAN), THE HOLDER’S REQUEST FOR CONSENT SHALL BE DEEMED APPROVED IF SUCH HOLDER DOES NOT DECLINE APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS LETTER.” Unless such Holder shall give written notice to the Administrator and the other Holders that it objects to the recommendation or determination of the Administrator (together with a written explanation of the reasons behind such objection) within such five (5) Business Day period (or, if fewer than five (5) Business Days is allowed under a particular circumstance under any Loan Document, within the period that is one (1) Business Day less than the period provided for such circumstance provided that such Holder shall have received a second notice as required in the preceding sentence), such action by Administrator shall be deemed to have been approved by such Holder. Notwithstanding the foregoing, any amounts funded by any Holder under the Loan Documents as a result of (A) the making of any Protective Advances or (B) interest accruals or accretions and any compounding thereof (including default interest) with respect to the Notes shall not at any time be deemed to contravene this subsection.

(e) If disapproval of any Holder is delivered to the Administrator regarding any such proposed action in accordance with Section 19(d), the Administrator (or Servicer on it is behalf) shall propose an alternate action (based on any counter-proposals received from such Holder, to the extent such counter-proposal is consistent with Section 19(f) or, if no such counter-proposal is received by Administrator (or Servicer on it is behalf) when the disapproval of such Holder is delivered to the Administrator (or Servicer on it is behalf), then based on any alternate course of action that the Administrator (or Servicer on it is behalf) may deem appropriate) until the approval of the is obtained. If any Holder disapproves a proposed Unanimous Decision or the Requisite Holders fail to approve any Major Decision in writing, then such proposed action in accordance with Section 19(c) or Section 19(d), as applicable, may not be taken by the Administrator. Notwithstanding the foregoing, if in accordance with Accepted Servicing Practices, (i) the Administrator (or Servicer on it is behalf) determines that emergency action is reasonably necessary to protect the applicable Mortgaged Property or the interests of the Holders (as a collective whole) at a time earlier than the time that such Servicer would otherwise be entitled to take such action pursuant to Section 19(d) or otherwise under this Agreement and (ii) such action requires consultation with and/or consent of the Holders, then it shall contact each Holder (by telephone, email or fax) promptly and shall discuss (unless any Holder shall fail to respond in a reasonable time frame under the circumstances) the proposed action with each Holder, and, if the consent of the Holders would ordinarily be required, attempt to reach agreement within the revised time frame prior to taking the proposed action, but shall be entitled to take the necessary emergency action within the necessary time frame regardless of

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whether it has been able to contact or obtained the agreement of the Holders. If such emergency action is taken, the Administrator (or Servicer on it is behalf) will promptly notify the Holders in writing of the action so taken and the Administrator’s (or Servicer’s on it is behalf) reasons for determining that immediate action was necessary.

(f) Notwithstanding anything herein to the contrary, no advice, direction or objection from or by any Holder, as contemplated by this Section 19, may (and Administrator and the applicable Servicer shall ignore and act without regard to any such advice, direction or objection that Administrator or such Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause Administrator or such Servicer to violate applicable law or regulation, the terms of the Loan Documents, or any section of this Agreement or the Servicing Agreement, including such Servicer’s obligation to act in accordance with Accepted Servicing Practices, or (B) materially expand the scope of the Servicer’s responsibilities under this Agreement or the Servicing Agreement.

(g) Notwithstanding anything to the contrary, if at any time any Holder is Borrower or a Borrower Related Party, then, in each case, such Holder shall not have any consent or approval right with respect to a Unanimous Decision or Major Decision.

(h) No Holder or Administrator shall owe any fiduciary duty to any trustee, any Servicer or any other Holder. No Holder or Administrator shall have any liability to any trustee, any Servicer or any other Holder for any action taken, or for refraining from the taking of any action or the giving of any consent or for errors in judgment. By its acceptance of a Note in the Loan, each Holder shall be deemed to have confirmed its understanding that, subject in all respects to this Agreement and the Servicing Agreement, (i) a Holder may take or refrain from taking actions that favor the interests of any related Holder or its Affiliates over the other Holder(s), (ii) a Holder or Administrator may take or refrain from taking actions (or cause another Holder to take or refrain from taking actions) that favor its interest or the interests of its Affiliates over any other Holder, (iii) that a Holder or Administrator may have special relationships and interests that conflict with the interest of another Holder and shall be deemed to have agreed to take no action against a Holder or Administrator or any of their officers, directors, employees, principals or agents as a result of such a special relationships or conflicts and (iv) that no Holder or Administrator shall be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its Affiliates.

20. Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21. Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. The party seeking modification of this Agreement shall be solely responsible for any and all reasonable expenses that may arise in order to modify this Agreement.

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22. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Servicer is an intended third-party beneficiary of this Agreement. Except as provided in Section 6 hereof and the preceding sentence, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto or a successor or assign of a party hereto.

23. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

24. Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

25. Notices. All notices required hereunder shall be given by (i) telephone (confirmed in writing) or shall be in writing and personally delivered, (ii) sent by facsimile or electronic mail transmission if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt or, if mailed, upon the earlier to occur of receipt or the expiration of the fourth (4th) day following the date of mailing.

26. Custody of Loan Documents. The originals of all of the Loan Documents will be held by the [Administrator] (or a custodian appointed by the [Administrator]) on behalf of each of the Holders, excluding, however, the Notes, which shall be held by each respective Holder (or a custodian appointed by such Holder).

27. Statement of Intent. It is the intention of the parties hereto that, solely for U.S. federal, state and local income and franchise tax purposes, this Agreement not constitute a “business entity” or other taxable entity. In addition, it is the intention of the parties hereto that, solely for U.S. federal, state and local income and franchise tax purposes, this Agreement is a mere contractual arrangement for which no entity-level income tax return filing is required. The paying agent or the Servicer on behalf of the Administrator shall prepare or cause to be prepared, file with the Internal Revenue Service and deliver to each Holder, such information, returns and reports as may be required by the Code, Treasury Regulations and any applicable state or local law and such other customary information as the paying agent or Servicer on behalf of the Administrator may determine and/or be required by the Internal Revenue Service or by a federal or state law or rules or regulations to enable such holder to prepare its federal and state income tax returns. The Servicer shall prepare or cause to be prepared, file with the Internal Revenue

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Service and deliver to each Borrower, such information, returns and reports as may be required by the Code, Treasury Regulations and any applicable state or local law and such other customary information as the Servicer may determine and/or be required by the Internal Revenue Service or by a federal or state law or rules or regulations to enable such Borrower to prepare its federal and state income tax returns. If the Internal Revenue Service were to characterize this Agreement as a partnership for federal income tax purposes, then each Holder authorizes and directs the Administrator to elect out of partnership accounting pursuant to Treasury Regulation 1.761-2, and agrees to file its own tax returns and reports in a manner consistent therewith.

28. Intentionally Omitted.

29. Servicing of the Loan. Pursuant to this Agreement or the Servicing Agreement, the Servicer (whose identity may change from time to time as provided in this Agreement or the Servicing Agreement) will be appointed as the servicer of the Loan. The parties agree that the Servicer shall service the Loan on behalf of the Holders.

30. Registration of Transfers. The Administrator (or Servicer on its behalf) shall maintain a register on which it shall record the names and addresses of, and wire transfer instructions for, the Holders from time to time. Any transfer of a Note hereunder shall be recorded on such register. The transferring Holder (or the transferee) shall reimburse the Administrator for the Administrator’s reasonable third party out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the terms of this Section 30.

31. Intentionally omitted.

32. Termination. This Agreement and the respective obligations and responsibilities under this Agreement of the parties hereto shall terminate upon (a) mutual agreement by the parties hereto, evidenced in writing; (b) thirty (30) days after each of the Notes are paid in full; or (c) payment (or provision for payment) to the Holders of all amounts held by or on behalf of the Servicer and required under the Servicing Agreement, to be so paid on the last Remittance Date following final payment or other liquidation (or any advance with respect thereto) of the Loan or the Mortgaged Property; provided, however, that if at any time any payment in full of the Loan is rescinded in whole or in part or must be otherwise restored or returned in whole or in part upon the insolvency, bankruptcy or reorganization of any Borrower Party, or otherwise then, upon the restoration or return of any portion of such payment in full, each Holder’s rights and obligations hereunder shall be reinstated as though such payment in full (or portion thereof so restored or returned, as the case may be) had not been made at such time. Upon any assignment by a Holder of its entire interest in a Loan in compliance with this Agreement, such Holder shall be released from liability under this Agreement to the extent arising from and after such assignment.

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33. Withholding Taxes.

(a) If the Administrator, Servicer or the Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to any Holder with respect to the Loan as a result of the such Holder constituting a Non-Exempt Person, the Administrator or Servicer, as applicable, shall be entitled to do so up to the amount required by applicable law with respect to such Holder’s interest in such payment (all withheld amounts being deemed paid to such Holder), provided, that, the Administrator or Servicer, as applicable, shall furnish such Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the such Holder is subject to tax.

(b) Each Holder shall and hereby agrees to indemnify Administrator and Servicer against and hold the Administrator and Servicer harmless from and against any taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Administrator or Servicer, as applicable, to withhold taxes from payment made to applicable Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Holder to the Administrator or Servicer, as applicable, in connection with the obligation of the Administrator or Servicer, as applicable, to withhold taxes from payments made to such Holder, it being expressly understood and agreed that (i) the Administrator and Servicer shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) the applicable Holder shall, upon request of the Administrator or Servicer and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel reasonably satisfactory to the Administrator or Servicer, as applicable.

(c) Each Holder represents to the Administrator and Servicer (for the benefit of the Borrower) that it is not a Non-Exempt Person and that none of Administrator, Servicer or the Borrower is obligated under applicable law to withhold taxes on sums paid to it with respect to the Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each Holder shall deliver to the Administrator and/or Servicer, evidence satisfactory to the Administrator and/or Servicer substantiating that it is not a Non-Exempt Person and that neither the Administrator nor Servicer is obligated under applicable law to withhold taxes on sums paid to it with respect to the Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (a) each Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Servicer an Internal Revenue Service Form W-9 and (b) if any Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such Holder shall satisfy the requirements of the preceding sentence by furnishing to the Servicer Internal Revenue Service Form W-8ECI or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such Holder, as evidence of such Holder’s exemption from the withholding of United States tax with respect thereto. The Administrator and Servicer shall not be obligated to make any payment hereunder to the applicable Holder in respect of its Note or otherwise until such Holder shall have furnished to the Servicer the requested forms, certificates, statements or documents.

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34. Additional Rights of Initial Holders. Each Holder hereby acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, each Holder may (i) reallocate all or any portion of the principal balance evidenced by any Note held by such Holder to the principal balance of any other Note held by a Holder (a “Reallocation”) and/or (ii) amend and restate, replace or split any Note held by such Holder into one or more additional or replacement promissory notes (a “Note Split”), in each case, without the consent of any other Holder. Each other Holder shall cooperate with the applicable Holder to consummate any Reallocation or Note Split, including, without limitation, executing such amendments, modifications and supplements to this Agreement, and the Loan Documents as required by such Holder. The Holder whose Note is being reallocated or split pursuant to this Section 34 shall reimburse the other Holders for all reasonable out-of-pocket costs and expenses incurred by the other Holders in connection with the Reallocation or Note Split.

35. [Additional Advances.14

(a) If (i) Borrower requests an Additional Advance under Section [2.1(b)] of the Loan Agreement and the Administrator (or the Servicer acting on its behalf) reasonably determines that all conditions to the applicable Additional Advance set forth in Section [2.1(b)] of the Loan Agreement have been satisfied in full, then the Administrator (or the Servicer acting on its behalf) shall give written notice thereof to each of the Holders, which notice shall set forth the amount of such Additional Advance, the portion thereof that is payable by each Holder (which shall be based on such Holder’s Percentage Interest) and the date on which each Holder is requested to remit its pro rata share of such Additional Advance thereof to the Administrator (or the Servicer acting on its behalf), and shall describe in reasonable detail the purpose for such Additional Advance.

(b) Each Holder shall be obligated to fund its pro rata share of each Additional Advance based on each Holder’s Percentage Interest.

(c) If any Holder defaults in its obligation to advance its pro rata share of any Additional Advance approved by Administrator (or the Servicer acting on its behalf) on the date (the “Funding Date”) that such Advance is required to be made hereunder (such unfunded amount, a “Delinquent Advance Amount”), such Holder shall be a “Delinquent Advance Holder” for all purposes hereunder until and unless such delinquency is cured in accordance with the terms of clause (iii) below, and the following provisions shall apply:

(i) Each Holder that is not a Delinquent Advance Holder (a “Non-Delinquent Advance Holder”) shall have the right, but not the obligation, to fund such Delinquent Advance Holder’s portion of such Additional Advance, and the amount so funded by the Non-Delinquent Advance Holder shall bear interest at the Mortgage Default Rate, which shall be payable pursuant to Section 3 hereof (any Non-Delinquent Advance Holder making any such advance, an “Electing Non-Delinquent Advance Holder”).

[14]	Delete Section 35 if the Loan does not include future advances.

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(ii) Subject to Delinquent Advance Holder’s right to cure as provided in clause (iii) below, but notwithstanding anything else to the contrary contained in this Agreement, a Delinquent Advance Holder shall have no right to participate in any discussions among and/or decisions by Holders hereunder and/or under the other Loan Documents. Further, any Delinquent Advance Holder shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by the Administrator, the Servicer and/or the Non-Delinquent Advance Holder(s) under, any Loan Document which is made subsequent to the Delinquent Advance Holder’s becoming a Delinquent Advance Holder and prior to such Delinquent Advance Holder’s cure of such delinquency.

(iii) A Delinquent Advance Holder may cure a delinquency arising out of its failure to fund its required portion of any Additional Advance if, within thirty (30) days following the Funding Date (the “Cure Period”), it remits to the Servicer its required portion of such Additional Advance (together with interest thereon at the Mortgage Default Rate for the period from the date such Advance was made until the date of repayment). In the event any Delinquent Advance Holder cures a delinquency, such Delinquent Advance Holder nonetheless shall be bound by any amendment to or waiver or any provision of, or any action taken or omitted to be taken by the Servicer and/or the Non-Delinquent Advance Holders under, any Loan Document which is made subsequent to that Holder’s becoming a Delinquent Advance Holder and prior to its curing the delinquency as provided in this Section 35(c), provided, that such amendment or waiver of action was taken in accordance with the provisions of this Agreement.

(iv) Any Delinquent Advance Holder agrees to indemnify and save harmless Administrator, Servicer and each of the other Holders and their respective successors and assigns, and each of their agents, employees, officers, directors, stockholders, partners and members (collectively, “Indemnified Parties”) for, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, whether incurred or imposed within or outside the judicial process, including, without limitation, reasonable attorneys’ fees and disbursements imposed upon or incurred by or asserted against any of the Indemnified Parties by reason of Delinquent Advance Holder’s failure to comply with the provisions hereof, including, without limitation, failing to make an Additional Advance which is required pursuant to the terms of the Loan Documents, the terms of which shall survive the termination of this Agreement.]

36. Buy-Sell.

(a) In the event the Holders are unable to agree upon a Unanimous Decision or Major Decision requested by Administrator, any Holder and/or the Servicer, as applicable, within the applicable time period for approval of such decisions under Section 19(d) above, and such failure to agree continues for ten (10) days after written notice from any Holder (the

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“Initiating Note Holder”) to the other Holder(s) (a “Material Disagreement”), the Initiating Note Holder may thereafter invoke the provisions of this Section 36 by sending notice (the “Buy-Sell Notice”) to the Administrator, the Servicer and the other Holders with whom the Initiating Note Holder disagrees regarding the applicable Unanimous Decision or Major Decision (the “Responding Note Holders”) containing (i) a statement that the Initiating Note Holder wishes to buy the Responding Note Holders’ respective Notes or sell the Initiating Note Holder’s Note, as applicable, at the election of the Responding Note Holders and (ii) the value of the Loan (the “Designated Value”) that will be used in determining the Buy-Sell Price with respect to each applicable Holder.

(b) Prior to 5:00 p.m., New York time, on the tenth (10th) Business Day after delivery of the Buy-Sell Notice (or such shorter time, not less than three (3) Business Days, as may be required for a response under the Loan Documents or in an emergency where the Administrator or the Servicer in good faith determines that prompt action is necessary to protect the interests of the Holders) to the Administrator, the Servicer and the Responding Note Holders (the “Election Period”), each Responding Note Holder shall give written notice to the Administrator, the Servicer and all of the other Holders electing either (i) to irrevocably purchase the Initiating Note Holder’s Note (notwithstanding whether the Initiating Note Holder’s Buy-Sell Notice indicated its wish to buy the Responding Note Holder’s Note) and the Notes of the other Holders that elect to sell their Notes in response to the Buy-Sell Notice for consideration payable to the Initiating Note Holder and each of the other selling Holders equal to the Buy-Sell Price applicable to such Holder (a “Purchasing Election”) or (ii) to irrevocably sell all of the applicable Responding Note Holder’s Note to the Initiating Note Holder and any Responding Note Holders who elect to purchase in response to a Buy-Sell Notice (on a pro rata basis based on the respective Percentage Interests of the Initiating Note Holder and each purchasing Responding Note Holder divided by the aggregate Percentage Interest of all such purchasing Holders) (a “Selling Election”) or (iii) to withdraw from the Material Disagreement and the buy-sell process by agreeing that the matter in dispute will be determined in accordance with the position taken by the Initiating Note Holder (a “Buy-Sell Withdrawal Notice”). If a Responding Note Holder shall not give the above notice within the Election Period, on the last day of the Election Period (the “Final Election Date”), the Responding Note Holder shall be deemed to have elected to have delivered a Buy-Sell Withdrawal Notice.

(c) In the event all of the Responding Note Holders elect to sell in response to a Buy-Sell Notice, the Initiating Note Holder shall be required to purchase the Notes of each of the Responding Note Holders for the Buy-Sell Price applicable to each such Holder. In the event more than one Responding Note Holder makes a Purchasing Election, each of the Responding Note Holders that made a Purchasing Election (the “Included Note Holder(s)”) shall purchase a pro rata portion (based on the respective Percentage Interest of the Note of each Included Note Holder electing to exercise such purchase right divided by the aggregate Percentage Interest of each Included Note Holder electing to exercise such purchase right) of the Notes of the Initiating Note Holder and each of the Responding Note Holders that made a Selling Election.

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(d) The closing for the purchase of the Holders’ Notes shall take place on the date (the “Buy-Sell Closing Date”) designated by the purchasing Holder(s) which is no more than ten (10) Business Days after the Final Election Date. On the Buy-Sell Closing Date, the selling Holder(s) (the “Selling Note Holders”) and the purchasing Holder(s) (the “Buying Note Holders”) shall execute and deliver to each other an assignment and assumption of Note, the Selling Note Holders shall make customary representations as to authority, authorization and good title (free and clear of all liens, claims and encumbrances) and the Selling Note Holders shall execute and deliver such other instruments of transfer as required pursuant to the Loan Documents and as shall be reasonably requested by the Buying Note Holders in order to convey to the Buying Note Holders the Selling Note Holders’ entire Note free and clear of all liens, claims and encumbrances. The Buying Note Holder(s) shall assume all obligations of the Selling Note Holders arising from and after the Buy-Sell Closing Date under and in connection with the Loan in such assignment and assumption agreement.

(e) On the Buy-Sell Closing Date, the Buying Note Holders shall pay to the Selling Note Holders, an amount equal to the applicable Buy-Sell Price, by wire transfer of immediately available funds to an account or accounts designated by the Selling Note Holders. The closing shall occur at the office of the Buying Note Holders’ counsel as shall be designated by the Buying Note Holders by notice to the Selling Note Holder at least five (5) Business Days prior to the Buy-Sell Closing Date, or at such other location as may be agreed to mutually by the Selling Note Holders and the Buying Note Holders. Each Holder shall pay its own attorney fees and other costs and expenses associated with the sale. All payments received by any Selling Note Holder on or after the Buy-Sell Closing Date in respect of the ownership interests of the Holders in the Loan shall be for the account of the Buying Note Holder(s).

(f) If any Buying Note Holder fails to complete the purchase within the time and in the manner required hereunder, then (A) the other Buying Note Holders, if any, may, elect to (1) purchase the pro rata portion of the Notes that such defaulting Buying Note Holder had elected to purchase from the Selling Note Holder in an amount equal to the applicable pro rata portion of the applicable Buy-Sell Price and/or (2) purchase such defaulting Buying Note Holder’s Note at ninety percent (90%) of the proposed Buy-Sell Price and (B) if there are no other Buying Note Holders, any of the Selling Note Holders may, without prejudice to any other remedies available hereunder or under applicable law, elect to become the Buying Note Holder and purchase all of the defaulting Buying Note Holder’s Note (in which case the defaulting Buying Note Holder shall be deemed a Selling Note Holder) at the applicable Buy-Sell Price, in each case such election to be made within fifteen (15) Business Days after the defaulting Buying Note Holder’s failure timely and properly to close, with the closing to take place within fifteen (15) Business Days after delivery of such election notice to the defaulting Buying Note Holder, and the actual costs and expenses of the other Holders in connection with such closing shall be paid by the defaulting Buying Note Holder. If more than one Selling Note Holder elects to become a Buying Note Holder in accordance with this Section 36(b), each such electing Holder shall purchase a pro rata portion (based on the respective Percentage Interest of the Note of each such Holder electing to exercise such purchase rights divided by the aggregate Percentage Interest of each such Holder electing to exercise such purchase right) of the Notes that such defaulting Buying Note Holder had elected to purchase from the Selling Note Holder and/or the defaulting Buying Note Holder’s Notes, as applicable. If a Selling Note Holder fails to convey its Note within the time and in the manner required hereunder, then the Buying Note Holders shall have all remedies allowed by law, including specific performance.

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(g) From and after the Final Election Date, the Buying Note Holder(s) shall make all determinations pursuant to Section 19(c) hereof without the approval of the Selling Note Holder(s). In the event the Buying Note Holder(s) fail to complete the purchase in accordance with the foregoing provisions, such determinations shall be made by the non-defaulting Selling Note Holders until such time as the Selling Note Holders may elect to purchase the Buying Note Holders’ interest in accordance with the procedure and time frames described in Section 36(b). In the event that the Selling Note Holders do not elect to purchase the Buying Note Holders’ interests pursuant to the immediately preceding sentence within fifteen (15) Business Days, all such determinations shall be made by all Holders (excluding the defaulting Buying Note Holder) in accordance with Section 19(c) hereof.

(h) In the event the Administrator’s interest is sold pursuant to this Section 36, any Holder that is a Starwood Person may designate itself as the Administrator following such sale

37. Resignation and Removal of Administrator; Successor AdministratorNotwithstanding anything contained herein to the contrary, Administrator may resign from the performance of all of its functions and duties hereunder at any time and in accordance with the terms of the Loan Documents, by giving at least ten (10) days’ prior written notice to all of the Holders and Borrower.

(b) Upon the resignation of Administrator in accordance with the terms of this Agreement, the Required Holders shall designate a Holder or its Affiliate to act as the successor Administrator to perform all of the obligations and exercise the rights of Administrator hereunder; provided that if Administrator resigns with the intent to appoint an Affiliate as the successor Administrator, then the approval of the Required Holders shall not be required.

(c) If Administrator (i) is grossly negligent or commits willful misconduct with respect to the performance of its duties under this Agreement or any of the Loan Documents, (ii) materially breaches the provisions of this Agreement, which breach, if susceptible to cure, remains uncured for a period of ten (10) Business Days from notice by any Holder or such longer period as may be reasonably necessary for Administrator to cure such breach, (iii) becomes a Defaulting Holder, or (iv) is the subject of a Bankruptcy Event, then the Required Holders (excluding the Holder acting as, or Affiliated with, Administrator hereunder from the determination of the Required Holders in the same manner as if such Holder were a Defaulting Holder) may, by delivering written notice to Administrator, remove Administrator from its role as Administrator hereunder, without affecting Administrator’s rights or obligations as a Holder, and appoint a successor Administrator.

(d) Notwithstanding anything to the contrary contained in this Section 37, in no event shall a replacement or successor Administrator hereunder be (i) a Defaulting Holder, (ii) an Affiliate of any Administrator removed pursuant to the terms of this Agreement or (iii) any Borrower Related Holder or any Affiliate of a Borrower Related Holder.

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(e) Notwithstanding anything to the contrary contained in this Section 37, in the event that [REPO LENDER] or its Affiliate shall take title to any Note and succeed to the interest of a Pledging Holder pursuant to a foreclosure or similar sale (or transfer in lieu of foreclosure) or other exercise of its remedies pursuant to a Note Pledge, [REPO LENDER] or its Affiliate shall be entitled to immediately remove Administrator from its role as Administrator hereunder (without affecting Administrator’s rights or obligations as a Holder), and appoint itself or its Affiliate as successor Administrator without the approval of the Required Holders.

38. Payment Returns and Adjustments. If Administrator notifies any Holder or other recipient that Administrator has determined in its sole discretion that any funds received by such Holder or other recipient from Administrator or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds, whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, an “Erroneous Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Erroneous Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than two (2) Business Days thereafter, return to Administrator the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in immediately available funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to Administrator in immediately available funds at the Federal Funds Rate. To the extent permitted by applicable law, each party hereto shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrator for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of Administrator to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting Section 38(a), each Holder further agrees that if it receives funds from Administrator (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by Administrator (or any of its Affiliates) with respect to such funds (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment Notice, or (iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) or such funds are otherwise inconsistent with such recipient’s expectations, then in each case, an error shall be presumed to have been made and such funds shall be presumed to be an Erroneous Payment and such Holder shall be deemed to be an Unintended Recipient absent written confirmation from Administrator to the contrary. To the extent permitted by applicable law, such Unintended Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrator for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Holder agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify Administrator of such occurrence and, upon demand from Administrator, it shall promptly, but in all events no later than two Business Days thereafter, return to Administrator the amount of any such funds (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to Administrator in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrator in accordance with banking industry rules on interbank compensation from time to time in effect.

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(c) Each Holder hereby authorizes Administrator to set off, net and apply any and all amounts at any time owing to such Holder under any Loan Document, or otherwise payable or distributable by Administrator to such Holder from any source, against any amount due to Administrator under any of the immediately preceding Sections 38(a) or 38(b).

(d) Administrator and each Holder hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Unintended Recipient that has received such Erroneous Payment (or portion thereof) for any reason, then Administrator shall be subrogated to all the rights of such Unintended Recipient with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by any Borrower, the guarantor or other party to the Loan Documents.

(e) Each party’s obligations under this Section shall survive the resignation or replacement of Administrator or the repayment, satisfaction or discharge of the Loan.

39. Borrower Related Holder. Notwithstanding anything in this Agreement or the Loan Documents to the contrary, in the event a Holder is a Borrower Related Holder, then such Borrower Related Holder shall have no voting rights under this Agreement or the Loan Documents (regardless of whether such matter is a Unanimous Decision, a Major Decision or other decision that requires the consent of the Holders under this Agreement or the Lender (as defined in the Loan Agreement) under the Loan Documents) and for the purposes of determining the Required Holders for any such matter, the portion of the Loan owned by such Borrower Related Holder shall be deemed to be subtracted from the total outstanding principal balance of the Loan and the Ratable Shares of the other Holders will be recalculated accordingly solely for purposes of such vote. In addition, such Borrower Related Holder shall have no right to receive (directly or as a copy) any notices, correspondence, communications or other documents or information provided or exchanged by or among the Administrator and the other Holders regardless of whether such Borrower Related Holder is otherwise entitled to receive the same; provided, however, no action shall be taken by Administrator or Holders with respect to any of the matters described in this Section 39 without the consent of the Borrower Related Holder if any such action would (x) disproportionately (in relation to the other Holders) and adversely affect such Borrower Related Holder solely in its capacity as a Lender under the Loan Documents, (y) change the pani passu nature of the Holders’ interests in the Loan or (z) change the payment waterfall contained herein.

40. Administrator’s Actions to Preserve Collateral, Etc. In the event of the failure of Borrower to pay (a)(i) property taxes, (ii) insurance premiums or (iii) any other charges required by the Loan Documents to be paid by Borrower that may become liens on the Mortgaged Property senior to the liens on the Mortgaged Property granted under the Loan Documents (other than Permitted Encumbrances under the Loan Documents), or (b) if

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determined by Administrator to be commercially prudent in order to (i) preserve the security interests in the Mortgaged Property, (ii) protect or enforce the Holders’ liens on the Mortgaged Property under the Mortgage and/or the Loan Documents or (iii) pay for expenditures which are emergency in nature and that Administrator believes in good faith are reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic harm to the Mortgaged Property, Administrator may (but shall not be obligated to), to the extent otherwise permitted under the Loan Documents, at its option in its sole and absolute discretion, make a protective advance (each, a “Protective Advance”) of sums reasonably necessary to preserve such collateral or protect such security interests and other rights or prevent such injury, loss, damage or harm, whether or not the amount advanced for said purposes will cause the principal amount of the Loan to exceed the loan amount; provided that notwithstanding the foregoing, the aggregate amount of Protective Advances to fund expenditures described in clauses (a)(iii), (b)(i) and (b)(ii) (“Specified PA Matters”; for avoidance of doubt, Specified PA Matters do not include expenditures described in clauses (a)(i), (a)(ii) and (b(iii)) may not exceed 1.0% of the Loan Principal Balance (the “PA Threshold Amount”) except with the prior written consent of the Required Holders. Each Holder, promptly upon receipt of written demand of Administrator, but in no event later than ten (10) Business Days after receipt of such written demand, shall reimburse Administrator for its Percentage Interest of the amount of any such Protective Advance. Administrator shall use commercially reasonable efforts to obtain the consent of each Holder that is not a Defaulting Holder prior to the making of any Protective Advance, such consent not to be unreasonably withheld, conditioned or delayed unless such Protective Advance is in respect of a Specified PA Matter and the amount of such Protective Advance would cause the aggregate amount of Protective Advances in respect of Specified PA Matters to exceed the PA Threshold Amount; provided in any event that Administrator shall have the right to make a Protective Advance without taking such commercially reasonable efforts if Administrator reasonably believes in good faith that such Protective Advance is emergency in nature and that is reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic harm to the Mortgaged Property. Administrator shall, in any event, notify each Holder in writing, which may be in e-mail form, of the making of each Protective Advance promptly after same is made. Upon any Holder’s written request therefor, which may be in e-mail form, Administrator shall promptly furnish each Holder such information and supporting documentation as Administrator may have received and/or reviewed regarding any particular Protective Advance.

41. Defaulting Holder. If and to the extent that any Holder becomes a Defaulting Holder, then:

(a) To the extent a Holder has become a Defaulting Holder due to its failure to fund a Required Protective Advance, the other Holders, or any of them, shall have the right, but not the obligation, to advance all or any part of its Percentage Interest of any such Deficiency that should have been made by the Defaulting Holder, and the Defaulting Holder agrees to repay upon demand to each of the Holders who has advanced a portion of the Deficiency the amount advanced on behalf of the Defaulting Holder, together with interest thereon at the Mortgage Default Rate. To the extent that the Defaulting Holder thereafter funds such Deficiency with interest thereon at the Mortgage Default Rate, such Holder shall no longer be a Defaulting Holder.

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(b) If more than one Holder elects to advance a portion of a Deficiency, such Holders’ advances shall be made based on the relative Percentage Interests of the Loan of each such advancing Holder or as otherwise agreed to by such Holders. In the event the Defaulting Holder fails to advance or repay the Deficiency, the interest of such Defaulting Holder in the Loan to the extent of the Deficiency, shall be subordinate to the interests of the other Holders, and all payments otherwise payable to the Defaulting Holder shall be used to advance or repay the Deficiency, as applicable, until such time such Defaulting Holder advances or repays all Deficiencies (with interest at the Mortgage Default Rate) attributable to such Holder.

(c) The rights and remedies against a Defaulting Holder under this Section 41 are in addition to any other rights and remedies, at law, in equity or otherwise that Administrator or any Holder may have against such Defaulting Holder with respect to any Deficiency or otherwise.

(d) The failure of any Holder to pay any Deficiency shall not relieve any other Holder of its obligation, if any, hereunder or pursuant to any Loan Document to pay its Percentage Interest of a Required Protective Advance on the applicable funding date, and no Holder shall be responsible for the failure of any Defaulting Holder to pay its Percentage Interest of the Required Protective Advance on the applicable funding date; provided, however, that the Holders shall be obligated to fund the balance of the then current Required Protective Advance (i.e., excluding the Deficiency) in the manner required hereunder or pursuant to any Loan Document.

(e) Notwithstanding anything to the contrary contained herein, for as long as a Holder is a Defaulting Holder, such Holder shall have no right to participate in any discussions among the Holders hereunder or to consent to, approve or vote on any action or decision with respect to the Loan hereunder requiring the consent, approval or vote of any Holder, and for purposes of determining how many or which Holders constitute the Requisite Holders for purposes of consenting to, approving or voting with respect to any decision or any action (or waiver or forbearance from taking an action) by Administrator, the portion of the outstanding principal amount of the Loan allocated to any Defaulting Holder shall be disregarded for such determination. Further, any Holder that is a Defaulting Holder shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrator, Servicer and/or any Holders that are not Defaulting Holders under, any Loan Document to the extent made while such Holder is a Defaulting Holder. If a Defaulting Holder cures the applicable default such that it is no longer a Defaulting Holder, its consent, approval or voting rights hereunder shall be reinstated as and from the date of its cure of such default; provided, however, such Defaulting Holder nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrator, Servicer and/or Holders that are not Defaulting Holders under, any Loan Document which is made subsequent to such Holder’s becoming a Defaulting Holder and prior to its curing the applicable delinquency or delinquencies in accordance with this Agreement, so long as such amendment, waiver or action was taken in accordance with the provisions of this Agreement.

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IN WITNESS WHEREOF, each of the Holders have caused this Agreement to be duly executed as of the day and year first above written.

__________Co-Lender Agreement

Initial Note A-1 Holder:

[STARWOOD PROPERTY MORTGAGE SUB__-A, L.L.C.]

By:
Name:
Title:

Initial Note A-2 Holder:

[SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]

By:
Name:
Title:

[Initial Note A-3 Holder:

[_______________________________]

By:
Name:
Title:]

Administrator:

[STARWOOD PROPERTY MORTGAGE SUB__-A, L.L.C. / SCREDIT MORTGAGE FUNDING SUB-_[-T], LLC]

By:
Name:
Title:

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EXHIBIT A-1

LOAN SCHEDULE

A.	Description of Loan

Loan Closing Date:
Mortgage Borrower:
Original Principal Amount of Mortgage Loan:	$	[	]
Closing Date Mortgage Loan Principal Balance:	$	[	]
Location of Mortgaged Property:
Current Use of Mortgaged Property:
Mortgage Interest Rate:
Mortgage Default Rate:
Maturity Date:
[Extension Fee:]
Prepayment Fee:
[Mezzanine Borrower:]
[Original Principal Amount of Mezzanine Loan:]	$	[	]
[Closing Date Mezzanine Loan Principal Balance;]	$	[	]

A-1	__________Co-Lender Agreement

B.	Description of Notes[15]

Initial Note A-1 Principal Balance:	$	[_________	]
Initial Note A-2 Principal Balance:	$	[_________	]
[Initial Note A-3 Principal Balance:]	$	[_________	]
Initial Mortgage Note A-1 Principal Balance:	$	[_________	]
Initial Mortgage Note A-2 Principal Balance:	$	[_________	]
[Initial Mortgage Note A-1 Principal Balance:]	$	[_________	]
[Initial Mezzanine Note A-1 Principal Balance:]	$	[_________	]
[Initial Mezzanine Note A-2 Principal Balance:]	$	[_________	]
[Initial Mezzanine Note A-3 Principal Balance:]	$	[_________	]

[15]	FOR LOANS WITH FUTURE ADVANCES: UPDATE TO INCLUDE INITIAL NOTE BALANCE AND MAXIMUM NOTE BALANCE

B-2	__________Co-Lender Agreement

EXHIBIT A-2

MORTGAGE LOAN DOCUMENTS

All documents are dated as of [    ], 202[_] unless otherwise indicated

herein. 1.                Loan Agreement between Borrower and

Mortgage Lender

2. Promissory Note A-1 in the original principal amount of $[ ] by Borrower in favor of Mortgage Lender

3. Promissory Note A-2 in the maximum principal amount of $[ ] by Borrower in favor of Mortgage Lender

4. [______]

B-3	__________Co-Lender Agreement

EXHIBIT B

NOTICES

Initial Note A-1 Holder:

Attention:
Email:

with a copy to:

Attention:
Email:

Initial Note A-2 Holder:

Attention:
Email:

and

Attention:
Email:

with a copy to:

Attention:
Email:

B-1	__________Co-Lender Agreement

[Initial Note A-3 Holder:]

Attention:
Email:

Servicer:

Attention:
Email:

B-2	__________Co-Lender Agreement

ANNEX I

BUYER’S LOCATION

Wells Fargo Bank, National Association

550 South Tryon Street, 22nd Floor

MAC D1086-220

Charlotte, North Carolina 28202

Attention: H. Lee Goins III

SELLER’S LOCATION

SCREDIT MORTGAGE FUNDING SUB-2, LLC

2340 Collins Avenue

Miami Beach, Florida 33139

Attention: SCREDIT Counsel

SCREDIT MORTGAGE FUNDING SUB-2-T, LLC

2340 Collins Avenue

Miami Beach, Florida 33139

Attention: SCREDIT Counsel

SELLERS’ ACCOUNT INFORMATION

Bank:	[***]
ABA Number:	[***]
Account Number:	[***]
Account Name:	[***]